   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 1997

                                                      REGISTRATION NO. 333 -

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                               BB&T CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     NORTH CAROLINA                  6060                    56-0939887
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                            200 WEST SECOND STREET
                      WINSTON-SALEM, NORTH CAROLINA 27101
                                (910) 733-2000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            JERONE C. HERRING, ESQ.
                       200 WEST SECOND STREET, 3RD FLOOR
                      WINSTON-SALEM, NORTH CAROLINA 27101
                                (910) 733-2180
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                 THE COMMISSION IS REQUESTED TO SEND COPIES OF
                            ALL COMMUNICATIONS TO:
           DOUGLAS A. MAYS                        WAYNE A. WHITHAM, JR.
  WOMBLE CARLYLE SANDRIDGE & RICE,            WILLIAMS, MULLEN, CHRISTIAN &
                PLLC                                     DOBBINS
     3300 ONE FIRST UNION CENTER                  1021 EAST CARY STREET
      301 SOUTH COLLEGE STREET                    POST OFFICE BOX 1320
   CHARLOTTE, NORTH CAROLINA 28202              RICHMOND, VIRGINIA 23218
                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
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
                                                            PROPOSED
                                             PROPOSED       MAXIMUM
                                             MAXIMUM       AGGREGATE
  TITLE OF EACH CLASS OF     AMOUNT TO BE OFFERING PRICE    OFFERING        AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED     PER UNIT        PRICE       REGISTRATION FEE
-----------------------------------------------------------------------------------------
 Common Stock, par value
  $5.00 per share(1)....      2,100,000        (2)       $101,207,032(3)     $1,448(4)

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(1) Each share of the registrant's common stock includes one preferred share purchase right.
(2) Not applicable.
(3) Computed in accordance with Rule 457(f) based on the average of the high ($24.125) and low ($24.125) sales price of the common stock of Virginia First Financial Corporation on October 16, 1997 as reported on The Nasdaq National Market.
(4) Pursuant to Rule 457(b), the registration fee has been reduced by an amount equal to the fee of $29,221 paid upon the filing with the Commission of the preliminary proxy materials of Virginia First Financial Corporation on September 30, 1997.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                     VIRGINIA FIRST FINANCIAL CORPORATION
            FRANKLIN AND ADAMS STREETS, PETERSBURG, VIRGINIA 23803

                               OCTOBER 20, 1997

Dear Shareholders:
  You are cordially invited to attend the annual meeting of shareholders (the "Annual Meeting") of Virginia First Financial Corporation ("Virginia First"), to be held at the Main Office of Virginia First Savings Bank, F.S.B., Corner of Franklin and Adams Streets, Petersburg, Virginia on November 26, 1997 at 4:00 local time. At the Annual Meeting, you will be asked to consider and vote on the Agreement and Plan of Reorganization, dated as of May 6, 1997 (the "Reorganization Agreement"), by and among Virginia First, BB&T Corporation, a North Carolina corporation ("BB&T"), and BB&T Financial Corporation of Virginia, a Virginia corporation and wholly owned subsidiary of BB&T ("BB&T Financial-VA"), and a related Plan of Merger (the "Plan of Merger"), pursuant to which Virginia First will merge with and into BB&T Financial-VA (the "Merger"), and each share of common stock of Virginia First ("Virginia First Common Stock") will be converted into the right to receive shares of common stock of BB&T ("BB&T Common Stock") and cash, as described below (the "Merger Consideration"). It is a condition to the Merger that the exchange of BB&T Common Stock solely for shares of Virginia First Common Stock will be tax free to the shareholders of Virginia First for federal income tax purposes. Shareholders of Virginia First will recognize their gain realized on the exchange for federal income tax purposes, however, to the extent of the cash received in the Merger.

  The Merger Consideration to be received for each share of Virginia First Common Stock issued and outstanding as of the effective time of the Merger (the "Effective Time") will be determined, as set forth below, based on the "Closing Value" of BB&T Common Stock. For purposes of determining the Merger Consideration, "Closing Value" means the average closing price per share of BB&T Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions List (as reported by The Wall Street Journal) for the ten trading days immediately preceding the tenth calendar day preceding the Effective Time. If the shareholders of Virginia First approve the Reorganization Agreement and Plan of Merger at the Annual Meeting on November 26, 1997, it is presently expected that the Effective Time will occur on or about December 1, 1997.

  . If the Closing Value is $41.67 or more, the Merger Consideration will be $25.00, of which $17.50 will be in BB&T Common Stock (determined with reference to the Closing Value) and $7.50 will be in cash.

  . If the Closing Value is less than $41.67 and is not less than $37.50, the Merger Consideration will be 0.6 of the Closing Value (or between $25.00 and $22.50), of which 70% will be in BB&T Common Stock and 30% will be in cash.

  . If the Closing Value is less than $37.50 and is not less than $33.75, the Merger Consideration will be $22.50, of which $15.75 will be in BB&T Common Stock (determined with reference to the Closing Value) and $6.75 will be in cash.

  . If the Closing Value is less than $33.75 and is not less than $30.00, the Merger Consideration will be $22.50, of which 0.467 of the Closing Value will be in BB&T Common Stock (determined with reference to the Closing Value) and the difference between such amount and $22.50 will be in cash.

  . If the Closing Value is less than $30.00, the Merger Consideration will equal the sum of 0.467 of the Closing Value plus cash of $8.50, except that at any time following determination of the Closing Value at below $30.00 and before the Effective Time, the Virginia First Board of Directors may elect to terminate the Reorganization Agreement and the proposed Merger rather than to consummate the proposed Merger for the Merger Consideration provided for by the Reorganization Agreement. The Virginia First Board does not currently anticipate re-soliciting proxies in the event the Closing Value is less than $30.00 and it determines to proceed with the Merger.

  Assuming a Closing Value of $57.06, which was the closing per share market price of BB&T Common Stock on October 20,1997, each share of Virginia First Common Stock would be converted into the right to receive 0.3065 shares of BB&T Common Stock and cash in the amount of $7.50. SHAREHOLDERS SHOULD RECOGNIZE, HOWEVER, THAT THE FINAL DETERMINATION OF THE CLOSING VALUE WILL NOT BE MADE UNTIL SHORTLY BEFORE THE EFFECTIVE TIME, AND THAT THE ACTUAL MERGER CONSIDERATION MAY BE DIFFERENT FROM THE AMOUNT SET FORTH ABOVE. FLUCTUATIONS IN THE VALUE OF BB&T COMMON STOCK MAY MATERIALLY AFFECT THE AMOUNT OF MERGER CONSIDERATION SHAREHOLDERS OF VIRGINIA FIRST WILL BE ENTITLED TO RECEIVE. MOREOVER, ANY CHANGES IN THE MARKET PRICE OF BB&T COMMON STOCK AFTER THE PERIOD DURING WHICH THE CLOSING VALUE IS DETERMINED WILL NOT AFFECT THE NUMBER OF SHARES OF BB&T COMMON STOCK THAT HOLDERS OF VIRGINIA FIRST COMMON STOCK WILL RECEIVE, AND THE ACTUAL MARKET PRICE OF BB&T COMMON STOCK AT THE EFFECTIVE TIME COULD BE MORE OR LESS THAN THE CLOSING VALUE USED TO DETERMINE THE MERGER CONSIDERATION.

  The number of shares (including fractional shares) of BB&T Common Stock to be received by each Virginia First shareholder as Merger Consideration will be rounded to the nearest whole share. The aggregate amount of cash to be received as Merger Consideration will be correspondingly increased or decreased to adjust for such rounding determined with reference to the Closing Value.

  In addition to considering the Reorganization Agreement and the Plan of Merger at the Annual Meeting, you will be asked to consider and vote upon proposals (a) to elect four directors of Virginia First for terms expiring at the earlier of the effective time of the Merger, the date of either the 1998 annual meeting of Virginia First shareholders (in the case of one director) or the 2000 annual meeting of Virginia First shareholders (in the case of three directors) or such time as their respective successors are elected and qualified and (b) to ratify the appointment of KPMG Peat Marwick LLP as Virginia First's independent auditors for fiscal year 1998.

  THE ENCLOSED NOTICE OF ANNUAL MEETING AND PROXY STATEMENT/PROSPECTUS CONTAIN IMPORTANT INFORMATION CONCERNING THE ANNUAL MEETING AND THE PROPOSED MERGER, INCLUDING DETAILS AS TO THE DETERMINATION OF THE MERGER CONSIDERATION. PLEASE CAREFULLY READ THESE MATERIALS AND THOUGHTFULLY CONSIDER THE INFORMATION CONTAINED IN THEM.

  Whether or not you plan to attend the Annual Meeting, you are urged to complete, sign, date, and promptly return the enclosed proxy card to assure that your shares will be voted at the Annual Meeting. If you attend the Annual Meeting, you may vote in person, whether or not you have previously submitted a proxy.

  THE BOARD OF DIRECTORS OF VIRGINIA FIRST APPROVED THE REORGANIZATION AGREEMENT AND PLAN OF MERGER AND BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF VIRGINIA FIRST. ACCORDINGLY, THE BOARD OF DIRECTORS OF VIRGINIA FIRST RECOMMENDS THAT SHAREHOLDERS OF VIRGINIA FIRST VOTE "FOR" APPROVAL OF THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER. THE BOARD OF DIRECTORS OF VIRGINIA FIRST ALSO RECOMMENDS THAT SHAREHOLDERS OF VIRGINIA FIRST VOTE "FOR" THE PROPOSED SLATE OF DIRECTORS AND "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS VIRGINIA FIRST'S INDEPENDENT AUDITORS FOR FISCAL YEAR 1998.

                                          Sincerely,

                                          Charles A. Patton
                                          Chief Executive Officer

                     VIRGINIA FIRST FINANCIAL CORPORATION
            FRANKLIN AND ADAMS STREETS, PETERSBURG, VIRGINIA 23803

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 26, 1997

                               ----------------

To the Shareholders of Virginia First Financial Corporation:

  NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Annual Meeting") of Virginia First Financial Corporation, a Virginia corporation ("Virginia First"), will be held at the Main Office of Virginia First Savings Bank, F.S.B., Corner of Franklin and Adams Streets, Petersburg, Virginia on November 26, 1997 at 4:00 p.m. local time, for the following purposes:

    1. Merger. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of May 6, 1997 (the "Reorganization Agreement"), by and among Virginia First, BB&T Corporation, a North Carolina corporation ("BB&T"), and BB&T Financial Corporation of Virginia, a Virginia corporation and wholly owned subsidiary of BB&T ("BB&T Financial-VA"), and a related Plan of Merger (the "Plan of Merger"), pursuant to which each share of common stock of Virginia First will be converted into the right to receive shares of common stock of BB&T and cash, in amounts to be determined as described in the accompanying Proxy Statement/Prospectus. A copy of the Reorganization Agreement and the Plan of Merger set forth therein is attached to the accompanying Proxy Statement/Prospectus as Appendix I.

    2. Election of Directors. To consider and vote upon a proposal to elect four directors of Virginia First for terms expiring at the earlier of the effective time of the Merger or the date of either the 1998 annual meeting of Virginia First shareholders (in the case of one director) or the 2000 annual meeting of Virginia First shareholders (in the case of three directors).

    3. Appointment of Auditors. To consider and vote upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as Virginia First's independent auditors for fiscal year 1998.

    4. Other Business. To transact such other business as may be properly brought before the Annual Meeting or at any and all adjournments or postponements thereof.

  Shareholders of Virginia First of record at the close of business on October 15, 1997 are entitled to notice of and to vote at the Annual Meeting. You are cordially invited to attend the Annual Meeting in person; however, whether or not you plan to attend, we urge you to complete, date, and sign the accompanying proxy card and to return it promptly in the enclosed postage prepaid envelope.

                                          By Order of the Board of Directors

                                          Rebecca E. Truax
                                          Secretary

Petersburg, Virginia
October 20, 1997

  PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                                PROXY STATEMENT
                     VIRGINIA FIRST FINANCIAL CORPORATION

                               ----------------

                                  PROSPECTUS
                               BB&T CORPORATION
                                 COMMON STOCK

  This Proxy Statement/Prospectus is being furnished to the holders of the common stock of Virginia First Financial Corporation, a Virginia corporation ("Virginia First"), in connection with the solicitation of proxies by the Board of Directors of Virginia First (the "Virginia First Board") for use at the annual meeting of shareholders of Virginia First, or any adjournment or postponement thereof (the "Annual Meeting"), to be held on November 26, 1997 at 4:00 p.m. local time, at the Main Office of Virginia First Savings Bank, F.S.B., Corner of Franklin and Adams Streets, Petersburg, Virginia. At the Annual Meeting, the shareholders of Virginia First will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, dated as of May 6, 1997 (the "Reorganization Agreement"), among Virginia First, BB&T Corporation, a North Carolina corporation ("BB&T"), and BB&T Financial Corporation of Virginia, a Virginia corporation and a wholly owned subsidiary of BB&T ("BB&T Financial-VA"), a copy of which is attached hereto as Appendix I, and the related Plan of Merger (the "Plan of Merger"), a copy of which appears as Exhibit A to the form of Articles of Merger attached as Annex A to the Reorganization Agreement. Shareholders of Virginia First will also be asked to consider and vote upon proposals (a) to elect four directors of Virginia First for terms expiring at the earlier of the Effective Time (as defined herein), the date of either the 1998 annual meeting of Virginia First shareholders (in the case of one director) or the 2000 annual meeting of Virginia First shareholders (in the case of three directors) or such time as their successors are elected and qualified and (b) to ratify the appointment of KPMG Peat Marwick LLP as Virginia First's independent auditors for fiscal year 1998. See "ANNUAL MEETING OF SHAREHOLDERS" and "ADDITIONAL MATTERS RELATING TO THE ANNUAL MEETING."

  The Reorganization Agreement and Plan of Merger provide for the merger of Virginia First with and into BB&T Financial-VA (the "Merger"). At such time (the "Effective Time"), and as a result of the Merger, Virginia First will cease to exist and the shareholders of Virginia First will receive cash and become shareholders of BB&T in accordance with the terms of the Reorganization Agreement and the Plan of Merger. See "THE MERGER--Merger Consideration."

  This Proxy Statement/Prospectus also constitutes a prospectus of BB&T with respect to up to 2,100,000 shares of common stock, par value $5.00 per share, of BB&T ("BB&T Common Stock"), to be issued to holders of the outstanding shares of common stock, par value $1.00 per share, of Virginia First ("Virginia First Common Stock") in accordance with the Reorganization Agreement and the Plan of Merger. BB&T Common Stock is listed for trading on the New York Stock Exchange, Inc. (the "NYSE") under the trading symbol "BBK." On October 20,1997, the last sale price of BB&T Common Stock as reported on the NYSE Composite Transactions List was $57.06. Virginia First Common Stock is listed for trading on the Nasdaq National Market under the trading symbol "VFFC." On October 20,1997, the last sale price of Virginia First Common Stock as reported on the Nasdaq National Market was $24.13. On May 5, 1997, the last trading day before Virginia First announced that it had entered into the Reorganization Agreement, the last reported sale price of Virginia First Common Stock on the Nasdaq National Market was $13.75.

  This Proxy Statement/Prospectus, the Notice of Annual Meeting, and the accompanying proxy card are first being mailed to the shareholders of Virginia First on or about October 24, 1997.

 NEITHER THE MERGER  NOR THE SECURITIES  TO BE ISSUED  PURSUANT TO THIS  PROXY
  STATEMENT/PROSPECTUS HAVE BEEN  APPROVED OR DISAPPROVED  BY THE  SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED   UPON   THE    ACCURACY   OR   ADEQUACY    OF   THIS    PROXY
      STATEMENT/PROSPECTUS. ANY  REPRESENTATION  TO  THE  CONTRARY  IS  A
                              CRIMINAL OFFENSE.

  THE SHARES OF BB&T  COMMON STOCK OFFERED HEREBY  ARE NOT SAVINGS ACCOUNTS,
    DEPOSITS OR  OTHER OBLIGATIONS OF  ANY BANK OR NON-BANK  SUBSIDIARY OF
      BB&T  AND  ARE  NOT  INSURED  BY  THE  FEDERAL  DEPOSIT  INSURANCE
                 CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

       The date of this Proxy Statement/Prospectus is October 20, 1997.

                             AVAILABLE INFORMATION

  BB&T and Virginia First are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements, and other information with the Commission. The reports, proxy statements, and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the
Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including BB&T and Virginia First.

  Shares of BB&T Common Stock and Virginia First Common Stock are, respectively, listed on the NYSE and traded on the Nasdaq National Market, and proxy statements, reports and other information concerning BB&T and Virginia First can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006, respectively.

  BB&T has filed a Registration Statement on Form S-4 (together with all amendments, exhibits, and schedules thereto, the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of BB&T Common Stock to be issued in the Merger. This Proxy Statement/Prospectus does not include all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules, and exhibits filed or incorporated by reference as a part thereof, is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

  The information contained herein with respect to BB&T has been provided by BB&T, and the information contained herein with respect to Virginia First before the Merger has been provided by Virginia First.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BB&T OR VIRGINIA FIRST. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES COVERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BB&T OR VIRGINIA FIRST SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by BB&T with the Commission under the Exchange Act are incorporated herein by reference:

    (a) BB&T's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    (b) BB&T's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997;

    (c) BB&T's Current Reports on Form 8-K, dated April 11, 1997, May 23, 1997, June 11, 1997, July 11, 1997, July 14, 1997, August 15, 1997, August
  15, 1997 and October 16, 1997;

    (d) BB&T's Registration Statement on Form 8-A, dated January 10, 1997, with respect to the adoption of its shareholder rights plan; and

    (e) The description of BB&T Common Stock in BB&T's registration statement filed under the Exchange Act with respect to BB&T Common Stock, including all amendments and reports filed for the purpose of updating such description.

  The following documents previously filed by Virginia First with the Commission under the Exchange Act are incorporated herein by reference:

    (a) Virginia First's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

    (b) Virginia First's Registration Statement on Form 8-A, dated April 19, 1996, with respect to the adoption of its shareholder rights plan; and

    (c) The description of Virginia First Common Stock in Virginia First's registration statement filed under the Exchange Act with respect to Virginia First Common Stock, including all amendments and reports filed for the purpose of updating such description.

  All documents filed by BB&T or Virginia First pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Annual Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of the filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. In particular, reference is made to BB&T's Current Report on Form 8-K dated August 15, 1997, which includes supplemental consolidated financial statements and the related management's discussion and analysis of financial condition and results of operations of BB&T, giving effect to the acquisition of United Carolina Bancshares Corporation consummated July 1, 1997 and accounted for as a pooling of interests. See "INFORMATION ABOUT BB&T--UCB Acquisition."

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF VIRGINIA FIRST COMMON STOCK, TO WHOM THIS PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED. REQUESTS FOR DOCUMENTS RELATING TO BB&T SHOULD BE DIRECTED TO INVESTOR RELATIONS, BB&T CORPORATION, 223 WEST NASH STREET, WILSON, NORTH CAROLINA 27893 OR TELEPHONE:
(919) 246-4219. REQUESTS FOR DOCUMENTS RELATING TO VIRGINIA FIRST SHOULD BE DIRECTED TO REBECCA E. TRUAX, SECRETARY, VIRGINIA FIRST FINANCIAL CORPORATION, FRANKLIN AND ADAMS STREETS, PETERSBURG, VIRGINIA 23803 OR TELEPHONE: (804) 733-0333. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE RECEIVED BY NOVEMBER 19, 1997.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................   i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................   i
SUMMARY.....................................................................   1
  Annual Meeting of Shareholders............................................   1
  Parties to the Merger.....................................................   1
  The Merger................................................................   3
  Comparison of Shareholders' Rights........................................   6
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................................   7
SELECTED CONSOLIDATED FINANCIAL DATA........................................   8
  Selected Consolidated Financial Data--BB&T................................   8
COMPARATIVE PER SHARE DATA..................................................  11
ANNUAL MEETING OF SHAREHOLDERS..............................................  12
  General...................................................................  12
  Record Date, Voting Rights, and Vote Required.............................  12
  Voting and Revocation of Proxies..........................................  13
  Solicitation of Proxies...................................................  13
  Recommendation of Virginia First Board....................................  14
THE MERGER..................................................................  14
  General...................................................................  14
  Background of the Merger..................................................  14
  Reasons for the Merger....................................................  15
  Opinion of Virginia First's Financial Advisor.............................  16
  Merger Consideration......................................................  21
  Exchange of Virginia First Common Stock Certificates......................  22
  The Reorganization Agreement..............................................  23
  Interests of Certain Persons in the Merger................................  27
  Regulatory Considerations.................................................  29
  Certain Federal Income Tax Consequences of the Merger.....................  31
  Accounting Treatment......................................................  32
  The Option Agreement......................................................  33
  Effect on Employees, Employee Benefit Plans and Stock Options.............  35
  Restrictions on Resales by Affiliates.....................................  35
INFORMATION ABOUT BB&T......................................................  36
  General...................................................................  36
  Subsidiaries..............................................................  36
  UCB Merger................................................................  37
  Other Acquisitions........................................................  37
  Capital...................................................................  37
  Deposit Insurance Assessments.............................................  38
INFORMATION ABOUT VIRGINIA FIRST............................................  39
DESCRIPTION OF BB&T CAPITAL STOCK...........................................  39
  General...................................................................  39
  BB&T Common Stock.........................................................  39
  BB&T Preferred Stock......................................................  40
  Shareholder Rights Plan...................................................  40
  Certain Provisions of the NCBCA, BB&T Articles and BB&T Bylaws............  42

COMPARISON OF SHAREHOLDERS' RIGHTS.........................................  43
  Authorized Capital Stock.................................................  43
  Directors................................................................  44
  Dividends and Other Distributions........................................  44
  Notice of Shareholder Nominations and Shareholder Proposals..............  45
  Exculpation and Indemnification..........................................  45
  Mergers, Share Exchanges and Sales of Assets.............................  46
  Anti-takeover Statutes...................................................  46
  Amendments to Articles of Incorporation and Bylaws.......................  48
  Shareholders' Rights of Dissent and Appraisal............................  48
  Liquidation Rights.......................................................  50
LEGAL MATTERS..............................................................  50
EXPERTS....................................................................  50
ADDITIONAL MATTERS RELATING TO THE ANNUAL MEETING..........................  51
  Election of Directors; Security Ownership of Management and Certain Bene-
   ficial Owners...........................................................  51
  Remuneration.............................................................  55
  Stock Performance Graph..................................................  60
  Ratification of Appointment of Auditors..................................  61
  Shareholder Proposals....................................................  61
  Annual Report and Financial Statements...................................  61
  Other Matters............................................................  61
Appendix I--Agreement and Plan of Reorganization and the Plan of Merger
Appendix II--Opinion of Sandler O'Neill & Partners, L.P.

                                    SUMMARY

  The following summary is intended only to highlight certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto, and the documents incorporated by reference or otherwise referred to herein. Shareholders are urged to review carefully this entire Proxy Statement/Prospectus, including the Appendices hereto.

ANNUAL MEETING OF SHAREHOLDERS

  The Annual Meeting will be held on November 26, 1997 at 4:00 p.m. local time, at the Main Office of Virginia First Savings Bank, F.S.B., Corner of Franklin and Adams Streets, Petersburg, Virginia. At the Annual Meeting, the shareholders of Virginia First will vote upon a proposal to approve the Reorganization Agreement and the Plan of Merger attached hereto as Appendix I. Shareholders of Virginia First will also be asked to consider and vote upon proposals (a) to elect four directors of Virginia First for terms expiring at the earlier of the effective time of the Merger (the "Effective Time"), the date of either the 1998 annual meeting of Virginia First shareholders (in the case of one director) or the 2000 annual meeting of Virginia First shareholders (in the case of three directors) or such time as their respective successors are elected and qualified and (b) to ratify the appointment of KPMG Peat Marwick LLP as Virginia First's independent auditors for fiscal year 1998. On October 15, 1997, the record date for the Annual Meeting (the "Record Date"), there were approximately 937 holders of record of the 5,814,430 shares of Virginia First Common Stock then outstanding and entitled to vote at the Annual Meeting.

  The affirmative vote of the holders of a majority of the outstanding shares of Virginia First Common Stock is required to approve the Reorganization Agreement and the Plan of Merger. As of the Record Date, directors and executive officers of Virginia First and their affiliates beneficially owned 1,362,421 outstanding shares or 23.4% of the Virginia First Common Stock entitled to vote at the Annual Meeting, all of which are expected to be voted in favor of the Reorganization Agreement and the Plan of Merger. Charles A. Patton and William A. Patton, the Chief Executive Officer and Chairman, respectively, of Virginia First, who as of the Record Date beneficially owned 1,032,195 outstanding shares or 17.8% of the Virginia First Common Stock entitled to vote at the Annual Meeting, have agreed in the Reorganization Agreement not to transfer any of such shares and to vote all of such shares in favor of the Reorganization Agreement and the Plan of Merger.

  The election of each director nominee requires the affirmative vote of a plurality of the shares of Virginia First Common Stock voted in the election of directors; holders of Virginia First Common Stock do not have cumulative voting rights in the election of directors. Ratification of the appointment of KPMG Peat Marwick LLP as Virginia First's independent auditors for fiscal year 1998 requires the affirmative vote of a majority of the shares of Virginia First Common Stock voted on such matter. See "THE ANNUAL MEETING" and "ADDITIONAL MATTERS RELATING TO THE ANNUAL MEETING."

PARTIES TO THE MERGER

 BB&T

  BB&T is a multi-bank holding company headquartered in Winston-Salem, North Carolina. BB&T conducts its operations in North Carolina, South Carolina and Virginia primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. BB&T's bank subsidiaries are Branch Banking and Trust Company ("BB&T-NC"), a North Carolina chartered bank that currently operates 358 banking offices throughout North Carolina; Branch Banking and Trust Company of South Carolina ("BB&T-SC"), a South Carolina chartered bank that currently operates 98 banking offices throughout South Carolina; Branch Banking and Trust Company of Virginia ("BB&T-VA"), a Virginia chartered bank that currently operates 22 banking offices in the Hampton Roads region of Virginia; and Fidelity Federal Savings Bank ("FFSB"), a federally chartered savings bank that operates seven banking offices in the Richmond, Virginia area.

  Effective July 1, 1997, United Carolina Bancshares Corporation, a bank holding company headquartered in Whiteville, North Carolina ("UCB"), merged with and into BB&T (the "UCB Merger"). Upon consummation of the UCB Merger, each share of the common stock of UCB ("UCB Common Stock") issued and outstanding at such time was converted into and exchanged for 1.135 shares of BB&T Common Stock. Approximately 27.7 million shares of BB&T Common Stock were issued in the UCB Merger. Through its two bank subsidiaries, United Carolina Bank and United Carolina Bank of South Carolina, UCB operated 153 banking offices in 89 communities in North Carolina and South Carolina. United Carolina Bank and United Carolina Bank of South Carolina were merged into BB&T-NC and BB&T-SC, respectively, on September 19, 1997. For additional information about the UCB Merger, see "INFORMATION ABOUT BB&T--UCB Merger."

  The mailing address and telephone number of BB&T's principal executive offices are 200 West Second Street, Winston-Salem, North Carolina 27101, (910) 733-2000. Additional information with respect to BB&T and its subsidiaries is included elsewhere in this Proxy Statement/Prospectus and in documents incorporated by reference in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INFORMATION ABOUT BB&T."

 BB&T Financial-VA

  BB&T Financial-VA is a Virginia corporation that serves as the holding company of BB&T-VA. BB&T Financial-VA is a wholly owned subsidiary of BB&T. In the Merger, Virginia First will be merged with and into BB&T Financial-VA, and BB&T Financial-VA will be the surviving corporation. The mailing address and telephone number of BB&T Financial-VA's principal executive offices are 5101 Cleveland Street, Virginia Beach, Virginia 23462, (804) 456-1007.

 Virginia First

  Virginia First was incorporated in Virginia in 1993 to serve as the holding company for Virginia First Savings Bank, F.S.B. ("VFSB"). The stockholders of VFSB approved the related plan of reorganization at their annual meeting on November 10, 1993, and the reorganization was consummated on January 14, 1994 with VFSB becoming a wholly owned subsidiary of Virginia First. VFSB is a federally chartered capital stock savings bank with principal offices in Petersburg, Virginia. VFSB, incorporated in 1888, is one of the oldest financial institutions in the Commonwealth of Virginia.

  Virginia First's only direct subsidiary is VFSB, and Virginia First has no material assets or liabilities except for the stock of VFSB. VFSB has three active subsidiaries: one is engaged in real estate development, one is a title insurance agency, and one is a company that originates residential mortgage loans via the Internet.

  Virginia First's principal business activities, which are conducted through VFSB, are attracting checking and savings deposits from the general public through its retail banking offices and originating, servicing, investing in and selling loans secured by first mortgage liens on single-family dwellings, including condominium units. All of the retail banking offices are located in Virginia, while the mortgage loan organization offices are in Virginia and Maryland. Virginia First also lends funds to retail banking customers by means of home equity and installment loans, and originates residential construction loans and loans secured by commercial property, multi-family dwellings and manufactured housing units. Virginia First invests in certain U.S. Government and agency obligations and other investments permitted by applicable laws and regulations.

  Virginia First operates twenty-four full service retail facilities throughout southside, central and southwestern Virginia. In addition, Virginia First operates twelve loan origination centers in southside, central and southwestern Virginia, in northern Virginia and southern Maryland under the trade name Virginia First Mortgage.

THE MERGER

 General

  Virginia First will be merged with and into BB&T Financial-VA, and BB&T Financial-VA will be the surviving corporation in the Merger. Each share of Virginia First Common Stock will be converted into the right to receive shares of BB&T Common Stock and cash (the "Merger Consideration"). Following the Merger, BB&T Financial-VA will remain a wholly owned subsidiary of BB&T. It is expected that, not later than March 31, 1998, VFSB will be merged into BB&T-VA, with BB&T-VA as the surviving entity (the "VFSB Bank Merger").

 Merger Consideration

  The Merger Consideration to be received for each share of Virginia First Common Stock issued and outstanding as of the Effective Time will be determined, as set forth below, based on the "Closing Value" of BB&T Common Stock. For purposes of determining the Merger Consideration, "Closing Value" means the average closing price per share of BB&T Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions List (as reported by The Wall Street Journal) for the ten trading days immediately preceding the tenth calendar day preceding the Effective Time. If the shareholders of Virginia First approve the Reorganization Agreement and Plan of Merger at the Annual Meeting on November 26, 1997, it is presently expected that the Effective Time will occur on or about December 1, 1997.

  . If the Closing Value is $41.67 or more, the Merger Consideration will be $25.00, of which $17.50 will be in BB&T Common Stock (determined with reference to the Closing Value) and $7.50 will be in cash.

  . If the Closing Value is less than $41.67 and is not less than $37.50, the Merger Consideration will be 0.6 of the Closing Value (or between $25.00 and $22.50), of which 70% will be in BB&T Common Stock and 30% will be in cash.

  . If the Closing Value is less than $37.50 and is not less than $33.75, the Merger Consideration will be $22.50, of which $15.75 will be in BB&T Common Stock (determined with reference to the Closing Value) and $6.75 will be in cash.

  . If the Closing Value is less than $33.75 and is not less than $30.00, the Merger Consideration will be $22.50, of which 0.467 of the Closing Value will be in BB&T Common Stock (determined with reference to the Closing Value) and the difference between such amount and $22.50 will be in cash.

  . If the Closing Value is less than $30.00, the Merger Consideration will equal the sum of 0.467 of the Closing Value plus cash of $8.50, except that at any time following determination of the Closing Value at below $30.00 and before the Effective Time, the Virginia First Board may elect to terminate the Reorganization Agreement and the proposed Merger rather than to consummate the proposed Merger for the Merger Consideration provided for by the Reorganization Agreement. The Virginia First Board does not currently anticipate re-soliciting proxies in the event the Closing Value is less than $30.00 and it determines to proceed with the Merger.

  Assuming a Closing Value of $57.06, which was the closing per share market price of BB&T Common Stock on October 20,1997, each share of Virginia First Common Stock would be converted into the right to receive 0.3065 shares of BB&T Common Stock and cash in the amount of $7.50. SHAREHOLDERS SHOULD RECOGNIZE, HOWEVER, THAT THE FINAL DETERMINATION OF THE CLOSING VALUE WILL NOT BE MADE UNTIL SHORTLY BEFORE THE EFFECTIVE TIME, AND THAT THE ACTUAL MERGER CONSIDERATION MAY BE DIFFERENT FROM THE AMOUNT SET FORTH

ABOVE. FLUCTUATIONS IN THE VALUE OF BB&T COMMON STOCK MAY MATERIALLY AFFECT THE AMOUNT OF MERGER CONSIDERATION SHAREHOLDERS OF VIRGINIA FIRST WILL BE ENTITLED TO RECEIVE. MOREOVER, ANY CHANGES IN THE MARKET PRICE OF BB&T COMMON STOCK AFTER THE PERIOD DURING WHICH THE CLOSING VALUE IS DETERMINED WILL NOT AFFECT THE NUMBER OF SHARES OF BB&T COMMON STOCK THAT HOLDERS OF VIRGINIA FIRST COMMON STOCK WILL RECEIVE, AND THE ACTUAL MARKET PRICE OF BB&T COMMON STOCK AT THE EFFECTIVE TIME COULD BE MORE OR LESS THAN THE CLOSING VALUE USED TO DETERMINE THE MERGER CONSIDERATION.

  The number of shares (including fractional shares) of BB&T Common Stock to be received by each Virginia First shareholder as Merger Consideration will be rounded to the nearest whole share. The aggregate amount of cash to be received as Merger Consideration will be correspondingly increased or decreased to adjust for such rounding determined with reference to the Closing Value.

 Effective Date and Time of the Merger

  The Merger will be effective on the date and at the time specified in the Articles of Merger to be filed with the State Corporation Commission of the Commonwealth of Virginia. Assuming the Reorganization Agreement and the Plan of Merger are approved by Virginia First shareholders at the Annual Meeting, it is currently anticipated that the Articles of Merger will be filed on or about November 28, 1997 and the consummation of the Merger will occur on or about December 1, 1997. See "THE MERGER--The Reorganization Agreement --Effective Date and Time of the Merger."

 Recommendation of Virginia First Board; Reasons for the Merger

  The Virginia First Board has approved the Reorganization Agreement and Plan of Merger and the transactions contemplated thereby. The Virginia First Board believes that the Merger is in the best interests of Virginia First and its shareholders and recommends that the shareholders of Virginia First vote "FOR" approval of the Reorganization Agreement and Plan of Merger. For further discussion of the factors considered by the Virginia First Board in reaching its conclusions, see "THE MERGER--Background of the Merger" and "--Reasons for the Merger."

 Opinion of Virginia First's Financial Advisor

  Virginia First has retained Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") to act as its financial advisor in connection with the Merger, and Sandler O'Neill has rendered its opinion to the Virginia First Board that, as of the date of such opinion, the Merger Consideration is fair to the shareholders of Virginia First from a financial point of view. The full text of the Sandler O'Neill opinion, updated to the date hereof, is set forth as Appendix II to this Proxy Statement/Prospectus, and should be read in its entirety with respect to the assumptions made and other matters considered and limitations on the review undertaken by Sandler O'Neill in rendering such opinion. See "THE MERGER--Opinion of Virginia First's Financial Advisor."

 Conditions to the Merger

  The consummation of the Merger is subject to various conditions, including the approval of the Reorganization Agreement and the Plan of Merger by the shareholders of Virginia First, receipt of necessary regulatory approvals, receipt of a legal opinion regarding the tax consequences of the Merger and other customary conditions to closing. See "THE MERGER--The Reorganization Agreement--Conditions to the Merger."

 Termination of the Reorganization Agreement

  The Reorganization Agreement may be terminated by either BB&T or Virginia First if the Merger is not consummated by March 31, 1998 for any reason other than delay or nonperformance of the party seeking the termination. The parties also have certain rights of termination upon the occurrence of certain other events. See "THE MERGER--The Reorganization Agreement--Termination; Waiver; Amendment."

 Interests of Certain Persons in the Merger

  Charles A. Patton, chief executive officer of Virginia First, will enter into an employment agreement with VFSB at the Effective Time providing for employment for four years at a starting base salary of $250,000, a $75,000 bonus for employment through December 31, 1998, and severance payments and other benefits. Mr. Patton will also receive a one-time payment of $525,000 on the Closing Date in satisfaction of obligations to him under existing employment agreements with Virginia First and VFSB. In addition, BB&T has agreed that Mr. Patton and certain other directors of Virginia First will serve on the boards of directors of certain subsidiaries of BB&T following the Merger, and to maintain directors' and officers' liability insurance for the current directors and officers of Virginia First for three years after the Effective Time. See "THE MERGER--Interests of Certain Persons in the Merger."

 Regulatory Considerations

  The Merger must be approved by the Bureau of Financial Institutions of the State Corporation Commission of the Commonwealth of Virginia (the "BFI") under the Virginia Savings Institutions Act. BB&T also must provide notice of the Merger to the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act and the Federal Reserve's Regulation Y thereunder. The Federal Reserve approved the Merger on August 21, 1997 and the BFI approved the Merger on September 25, 1997. The VFSB Bank Merger must be approved by the Federal Deposit Insurance Corporation (the "FDIC") under the Bank Merger Act and by the BFI under the Virginia Savings Institutions Act. VFSB must provide notice of the VFSB Bank Merger to the Office of Thrift Supervision ("OTS") under its regulations. The required applications relating to the VFSB Bank Merger will be submitted to the appropriate regulatory authorities in the near future. See "THE MERGER-- Regulatory Considerations."

 Shareholders' Rights of Dissent and Appraisal

  Pursuant to the Virginia Stock Corporation Act (the "VSCA"), holders of Virginia First Common Stock do not have dissenters' or appraisal rights in connection with the Merger because as of the Record Date shares of Virginia First Common Stock were listed on the Nasdaq National Market and because the shares of BB&T Common Stock to be received in the Merger are listed on the NYSE. See "COMPARISON OF SHAREHOLDERS' RIGHTS--Shareholders' Rights of Dissent and Appraisal--Virginia First."

 Certain Federal Income Tax Consequences

  The Merger has been structured to qualify as a nontaxable transaction under the Internal Revenue Code of 1986, as amended (the "Code"), to the extent that Virginia First shareholders receive shares of BB&T Common Stock in exchange for shares of Virginia First Common Stock. Virginia First shareholders will recognize their gain realized in the exchange for federal income tax purposes, however, to the extent of the cash received in the Merger. It is a condition to the Merger that BB&T and Virginia First receive an opinion from Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T, substantially to the effect that the Merger will constitute one or more reorganizations under Section 368 of the Code and that Virginia First shareholders will not recognize any gain or loss to the extent that such shareholders exchange shares of Virginia First Common Stock for shares of BB&T Common Stock. See "THE MERGER--Certain Federal Income Tax Consequences of the Merger."

 Accounting Treatment

  It is anticipated that the Merger and other transactions contemplated in the Reorganization Agreement will be accounted for as a "purchase" for accounting and financial reporting purposes. See "THE MERGER--Accounting Treatment."

 Option Agreement

  As a condition to BB&T entering into the Reorganization Agreement and to increase the probability that the Merger will be consummated, BB&T and Virginia First entered into an Option Agreement, dated as of May 6, 1997 (the "Option Agreement"), pursuant to which BB&T was granted an option to purchase up to 1,155,127 shares of Virginia First Common Stock (approximately 19.9% of the number of shares of Virginia First Common Stock currently outstanding), subject to adjustment, at an exercise price of $17.50 per share (the "Option"). The exercise of the Option is permitted only upon the occurrence of certain events that generally relate to an acquisition of control of Virginia First, or the public offer or announcement of such an acquisition of control, by a party other than BB&T, or upon the acquisition by a third party of, or an offer or an announcement of an intention by a third party to acquire, a significant interest in the equity or assets of Virginia First. The Option is not presently exercisable. See "THE MERGER--The Option Agreement."

COMPARISON OF SHAREHOLDERS' RIGHTS

  The rights of the shareholders of Virginia First currently are determined by the VSCA, the Articles of Incorporation of Virginia First (the "Virginia First Articles") and the Bylaws of Virginia First (the "Virginia First Bylaws"). At the Effective Time, the shareholders of Virginia First will become shareholders of BB&T. Their rights as shareholders will then be determined by the North Carolina Business Corporation Act (the "NCBCA"), the Articles of Incorporation of BB&T (the "BB&T Articles") and the Bylaws of BB&T (the "BB&T Bylaws"). See "DESCRIPTION OF BB&T CAPITAL STOCK" and "COMPARISON OF SHAREHOLDERS' RIGHTS."

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

  BB&T Common Stock is listed on the NYSE under the symbol "BBK." Virginia First Common Stock is included in the Nasdaq National Market under the symbol "VFFC." The following table sets forth, for the periods indicated, the high and low sales price of BB&T Common Stock and Virginia First Common Stock on the NYSE Composite Transactions List and the Nasdaq National Market, respectively, and cash dividends paid per share. The prices do not include retail markups, markdowns or commissions. Prices of Virginia First Common Stock have been adjusted where appropriate to give effect to a two-for-one stock split in 1995.

                                            BB&T              VIRGINIA FIRST
                                   ---------------------- ----------------------
                                                   CASH                   CASH
                                    HIGH   LOW   DIVIDEND  HIGH   LOW   DIVIDEND
                                   ------ ------ -------- ------ ------ --------
Quarter Ended
 March 31, 1997..................  $40.75 $35.25   $.27   $17.00 $12.25  $.025
 June 30, 1997...................   47.13  35.75    .27    23.25  13.38   .025
 September 30, 1997..............   55.13  45.31    .31    24.50  22.50   .025
 December 31, 1997 (through
  October 20, 1997)..............   58.00  55.25    --     24.25  24.00    --
Quarter Ended
 March 31, 1996..................   29.75  25.88    .23    12.25  10.63   .015
 June 30, 1996...................   31.75  28.88    .23    14.25  10.75   .025
 September 30, 1996..............   33.88  28.63    .27    13.75  11.00   .025
 December 31, 1996...............   36.75  33.38    .27    15.25  12.50   .025
 For year 1996...................   36.75  25.88   1.00    15.25  10.63    .09
Quarter Ended
 March 31, 1995..................   22.38  18.88    .20     8.38   6.00   .025
 June 30, 1995...................   24.13  19.88    .20     9.38   7.25   .025
 September 30, 1995..............   27.13  23.63    .23    11.38   8.38   .015
 December 31, 1995...............   27.00  25.63    .23    11.88   9.88   .015
 For year 1995...................   27.13  18.88    .86    11.88   6.00    .08

  The following table sets forth the last reported sales price for shares of BB&T Common Stock and Virginia First Common Stock on May 5, 1997, the last trading day before Virginia First announced that it had entered into the Reorganization Agreement, and October 20, 1997, on the NYSE Composite Transactions List and the Nasdaq National Market, respectively. The Virginia First Equivalent Range represents the Merger Consideration that each share of Virginia First Common Stock would represent assuming (a) a Closing Value of $41.67 or more and (b) a Closing Value of $30.00. The Merger Consideration will be determined based on the Closing Value. See "THE MERGER--Merger Consideration."

                                                      VIRGINIA FIRST EQUIVALENT
        DATE                    BB&T   VIRGINIA FIRST           RANGE
        ----                   ------- -------------- -------------------------
   May 5, 1997................ $40.625     $13.75         $25.00 to $22.50
   October 20, 1997........... $ 57.06     $24.13         $25.00 to $22.50

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected historical financial information has been derived from historical consolidated financial statements of BB&T and Virginia First, respectively, and should be read in conjunction with such historical consolidated financial statements, and the notes thereto, which are incorporated herein by reference. Results of BB&T for the six months ended June 30, 1997, are not necessarily indicative of results expected for the entire year. All adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results of interim periods have been included.

SELECTED CONSOLIDATED FINANCIAL DATA--BB&T

  The following table sets forth certain consolidated financial data of BB&T for the five years ended December 31, 1996, and the six months ended June 30, 1997 and June 30, 1996. This consolidated financial data has been restated to include the accounts of UCB and its subsidiaries, which merged into BB&T on July 1, 1997 in a transaction accounted for as a pooling-of-interests. The information is qualified in its entirety by the detailed information and consolidated financial statements included in the documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                           AS OF/FOR THE SIX
                             MONTHS ENDED
                               JUNE 30,           AS OF/FOR THE TWELVE MONTHS ENDED DECEMBER 31,
                          ------------------- -------------------------------------------------------
                             1997      1996      1996       1995       1994       1993        1992
                          ---------- -------- ---------- ---------- ---------- ----------  ----------
                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS:
Interest income.........  $1,033,939 $947,414 $1,934,570 $1,880,157 $1,586,515 $1,427,684  $1,436,751
Interest expense........     490,546  454,039    926,870    948,839    678,571    590,709     686,922
                          ---------- -------- ---------- ---------- ---------- ----------  ----------
Net interest income.....     543,393  493,375  1,007,700    931,318    907,944    836,975     749,829
Provision for loan and
 lease losses...........      45,950   28,761     62,511     41,924     23,730     59,829      76,030
                          ---------- -------- ---------- ---------- ---------- ----------  ----------
Net interest income
 after provision for
 loan and lease losses..     497,443  464,614    945,189    889,394    884,214    777,146     673,799
Noninterest income......     201,367  169,188    353,468    271,710    278,339    268,856     229,736
Noninterest expense.....     402,917  375,552    808,550    820,718    740,234    791,060     625,875
                          ---------- -------- ---------- ---------- ---------- ----------  ----------
Income before income
 taxes..................     295,893  258,250    490,107    340,386    422,319    254,942     277,660
Provision for income
 taxes..................     100,611   86,400    159,932    113,118    147,003     95,229      97,290
                          ---------- -------- ---------- ---------- ---------- ----------  ----------
Income before cumulative
 effect of changes in
 accounting principles..     195,282  171,850    330,175    227,268    275,316    159,713     180,370
Less: cumulative effect
 of changes in
 accounting principles,
 net of income taxes....         --       --         --         --         --     (32,762)        --
                          ---------- -------- ---------- ---------- ---------- ----------  ----------
    Net income..........  $  195,282 $171,850 $  330,175 $  227,268 $  275,316 $  126,951  $  180,370
                          ========== ======== ========== ========== ========== ==========  ==========
PER COMMON SHARE
Average shares
 outstanding (000's)
  Primary...............     139,081  137,257    138,152    137,129    135,332    130,419     123,271
  Fully diluted.........     139,394  139,467    139,518    142,154    140,382    136,303     130,938
Primary earnings
Income before cumulative
 effect.................  $     1.40 $   1.25 $     2.39 $     1.62 $     2.00 $     1.18  $     1.43
Less: cumulative effect.         --       --         --         --         --       (0.25)        --
                          ---------- -------- ---------- ---------- ---------- ----------  ----------
    Net income..........  $     1.40 $   1.25 $     2.39 $     1.62 $     2.00 $     0.93  $     1.43
                          ========== ======== ========== ========== ========== ==========  ==========
Fully diluted
Income before cumulative
 effect.................  $     1.40 $   1.23 $     2.37 $     1.60 $     1.96 $     1.17  $     1.38
Less: cumulative effect.         --       --         --         --         --       (0.24)        --
                          ---------- -------- ---------- ---------- ---------- ----------  ----------
    Net income..........  $     1.40 $   1.23 $     2.37 $     1.60 $     1.96 $     0.93  $     1.38
                          ========== ======== ========== ========== ========== ==========  ==========
Cash dividends declared.  $     0.54 $   0.46 $     1.00 $     0.86 $     0.74 $     0.64  $     0.50
Shareholders' equity....       15.64    14.21      15.13      14.32      12.79      12.06       11.95

                            AS OF/FOR THE SIX
                          MONTHS ENDED JUNE 30,          AS OF/FOR THE TWELVE MONTHS ENDED DECEMBER 31,
                         ------------------------  ---------------------------------------------------------------
                            1997         1996         1996         1995         1994         1993         1992
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
AVERAGE BALANCE SHEETS
Securities at carrying
 value.................. $ 6,248,353  $ 5,818,916  $ 6,137,748  $ 6,244,509  $ 6,050,612  $ 5,401,762  $ 4,733,403
Loans and leases*.......  18,469,521   17,052,975   16,958,876   16,286,928   14,711,409   13,155,522   11,978,837
Other assets............   1,597,278    1,474,259    1,673,478    1,694,578    1,707,055    1,626,305    1,567,185
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total assets........ $26,315,152  $24,346,150  $24,770,102  $24,226,015  $22,469,076  $20,183,589  $18,279,425
                         ===========  ===========  ===========  ===========  ===========  ===========  ===========
Deposits................ $19,302,187  $18,229,530  $18,577,368  $17,691,264  $17,318,921  $16,260,492  $15,167,080
Other liabilities.......   2,610,833    2,507,871    2,346,374    3,507,910    2,724,841    1,687,474    1,535,422
Long-term debt..........   2,285,012    1,648,477    1,861,380    1,130,460      679,654      598,753      154,113
Common shareholders'
 equity.................   2,117,120    1,929,788    1,969,821    1,824,036    1,671,517    1,562,727    1,357,005
Preferred shareholders'
 equity.................         --        30,484       15,159       72,345       74,143       74,143       65,805
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
Total liabilities and
 shareholders' equity... $26,315,152  $24,346,150  $24,770,102  $24,226,015  $22,469,076  $20,183,589  $18,279,425
                         ===========  ===========  ===========  ===========  ===========  ===========  ===========
PERIOD END BALANCES
Total assets............ $27,472,081  $24,877,597  $25,707,646  $24,671,277  $23,497,824  $22,273,226  $18,979,348
Deposits................  20,050,730   18,718,877   19,003,340   18,321,708   17,458,085   17,594,408   15,674,867
Long-term debt..........   2,643,534    1,958,381    2,054,040    1,386,910      913,060      839,631      424,102
Shareholders' equity....   2,117,747    1,942,738    2,071,567    2,025,112    1,803,888    1,686,134    1,510,774
SELECTED PERFORMANCE
 RATIOS
Rate of return on:
Average total assets....        1.50%        1.42%        1.33%        0.94%        1.23%        0.63%        0.99%
Average common
 shareholders' equity...       18.60        17.84        16.73        12.18        16.16         7.79        12.95
Dividend payout.........       38.57        36.80        41.84        53.09        37.00        68.82        34.97
Average equity to
 average assets.........        8.05         8.05         8.01         7.83         7.77         8.11         7.78

--------
* Loans and leases are net of unearned income and the allowance for losses. Amounts include loans held for sale.

               SELECTED HISTORICAL FINANCIAL DATA--VIRGINIA FIRST

                                  AS OF OR FOR THE YEARS ENDED JUNE 30,
                               ------------------------------------------------
                                 1997      1996      1995      1994      1993
                               --------  --------  --------  --------  --------
                                          (DOLLARS IN THOUSANDS)
SUMMARY OF OPERATIONS:
Interest income..............  $ 66,131  $ 59,041  $ 53,525  $ 42,403  $ 40,307
Interest expense.............    35,611    32,322    27,631    21,187    21,850
                               --------  --------  --------  --------  --------
Net interest income..........    30,520    26,719    25,894    21,216    18,457
Provision for loan losses....     2,347     2,429     1,390     1,090     1,171
                               --------  --------  --------  --------  --------
Net interest income after
 provision for loan losses...    28,173    24,290    24,504    20,126    17,286
Noninterest income...........     8,739    14,913     6,450    11,878     9,735
Noninterest expense..........    28,924    20,029    18,412    21,342    18,640
                               --------  --------  --------  --------  --------
Income before income taxes...     7,988    19,174    12,542    10,662     8,381
Provision for income taxes...     2,876     7,032     4,992     3,681     3,127
                               --------  --------  --------  --------  --------
Income before cumulative
 effect of changes in
 accounting principles.......     5,112    12,142     7,550     6,981     5,254
Plus: cumulative effect of
 changes in accounting
 principles, net of income
 taxes.......................       --        --        --        --      1,150
                               --------  --------  --------  --------  --------
    Net income...............  $  5,112  $ 12,142  $  7,550  $  6,981  $  6,404
                               ========  ========  ========  ========  ========
SELECTED PERIOD END BALANCES:
Total assets.................  $858,403  $746,867  $693,549  $583,580  $561,239
Earning assets...............   828,088   717,187   668,434   560,042   533,279
Securities...................    34,249    35,355    39,794    36,647    36,005
Loans(1).....................   777,861   662,035   616,049   513,982   465,501
Deposits.....................   600,205   573,536   503,667   456,720   454,231
FHLB Advances................   181,552   102,052   134,658    79,872    66,000
Shareholders' equity.........    66,492    60,996    48,772    41,079    34,512
SELECTED FINANCIAL RATIOS:
PROFITABILITY RATIOS:
  Return on average assets...       .64%     1.74%     1.19%     1.24%     1.00%
  Return on average common
   shareholders' equity......      7.90     22.49     16.58     18.19     16.26
  Net interest margin........      4.02      3.97      4.21      3.99      3.66
  Efficiency.................      58.6      48.1      56.7      64.5      66.1
CAPITAL RATIOS(2):
  Equity to assets (period
   end)......................      7.75      8.17      7.03      7.04      6.15
  Tangible capital ratio.....      7.35      7.87      6.69      6.58      5.60
  Core capital ratio.........      7.36      7.90      6.74      6.99      6.09
  Risk-based capital ratio...     11.44     12.33     10.57     11.03     10.67
LOAN QUALITY RATIOS:
  Nonaccrual loans as a
   percentage of total loans.      1.55      1.63      1.49      1.30      1.53
  Nonperforming assets as a
   percentage of:
  Total assets...............      2.30      2.10      1.70      1.65      2.15
  Loans plus foreclosed
   property..................      2.85      2.52      2.02      1.96      3.25
  Net charge-offs as a
   percentage of average
   loans.....................       .09       .21       .11       .02       .03
  Allowance for loan losses
   as a percentage of loans
   held for investment.......      1.36      1.21      1.09      1.14      1.25
  Ratio of allowance for loan
   losses to:
    Net charge-offs..........   1,605.4     590.4   1,014.8   5,906.3   3,698.2
    Nonaccrual loans.........      77.0      73.1      74.8      98.0      69.3

--------
(1) Loans are net of unearned income, premiums and discount points but gross of the allowance for loan losses. Amounts include loans held for sale.
(2) OTS capital ratio definitions.

                           COMPARATIVE PER SHARE DATA

  The following table sets forth: (a) selected comparative per share data for each of BB&T and Virginia First on an historical basis; (b) selected unaudited pro forma comparative per share data assuming the Merger had been effective at the beginning of the periods presented for BB&T and Virginia First combined; and (c) Virginia First pro forma equivalent amounts. The pro forma combined information has been calculated based on the prices of BB&T Common Stock as of the periods presented, which resulted in stock exchange ratios of 0.3955 and
0.4345 for June 30, 1997, and December 31, 1996, respectively. Subsequent increases in the price of BB&T Common Stock would result in a reduction of the pro forma combined and pro forma equivalent balances reflected; based on the closing price of BB&T Common Stock on October 20,1997 of $57.06, the Virginia First pro forma equivalent cash dividends declared would be $0.17 at June 30, 1997 and $0.31 at December 31, 1996 and the Virginia First pro forma combined shareholders' equity per common share would be $15.92 at June 30, 1997 and $15.39 at December 31, 1997. The pro forma information presented does not reflect the portion of the Merger Consideration to be paid in cash.

  The comparative per share data presented are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of each of BB&T and Virginia First incorporated by reference herein. Results of each of BB&T and Virginia First for the six months ended June 30, 1997, are not necessarily indicative of results expected for the entire year, nor are pro forma amounts necessarily indicative of results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the period indicated. All adjustments, consisting of only normal adjustments, necessary for a fair statement of results of interim periods have been included.

                                               AS OF/FOR THE     AS OF/FOR THE
                                              SIX MONTHS ENDED    YEAR ENDED
                                               JUNE 30, 1997   DECEMBER 31, 1996
                                              ---------------- -----------------
EARNINGS PER COMMON SHARE
BB&T
  Historical primary.........................      $ 1.40           $ 2.39
  Historical fully diluted...................        1.40             2.37
  Pro forma combined primary.................        1.38             2.39
  Pro forma combined fully diluted...........        1.38             2.37
Virginia First
  Historical.................................        0.47             1.80
  Pro forma equivalent primary...............        0.55             1.04
  Pro forma equivalent fully diluted.........        0.55             1.03
CASH DIVIDENDS DECLARED
  BB&T historical............................        0.54             1.00
  BB&T pro forma combined....................        0.54             1.00
  Virginia First historical..................        0.05             0.09
  Virginia First pro forma equivalent........        0.21             0.43
SHAREHOLDERS' EQUITY PER COMMON SHARE
  BB&T historical............................       15.64            15.13
  BB&T pro forma combined....................       15.86            15.32
  Virginia First historical..................       11.44            10.99
  Virginia First pro forma combined..........        6.27             6.66

                        ANNUAL MEETING OF SHAREHOLDERS

GENERAL

  This Proxy Statement/Prospectus is being furnished to the shareholders of Virginia First as of the Record Date and is accompanied by a form of proxy that is solicited by the Virginia First Board for use at the Annual Meeting to be held on November 26, 1997 at 4:00 p.m. local time, at the main office of VFSB, Corner of Franklin and Adams Streets, Petersburg, Virginia. At the Annual Meeting, the shareholders of Virginia First will vote upon proposals
(a) to approve the Reorganization Agreement and the Plan of Merger attached hereto as Appendix I, (b) to elect four directors of Virginia First for terms expiring at the earlier of the effective time of the Merger, the date of either the 1998 annual meeting of Virginia First shareholders (in the case of one director) or the 2000 annual meeting of Virginia First shareholders (in the case of three directors) or such time as their respective successors are elected and qualified and (c) to ratify the appointment of KPMG Peat Marwick LLP as Virginia First's independent auditors for fiscal year 1998. Proxies may be voted on such other matters as may properly come before the Annual Meeting at the discretion of the proxy holders named therein. The Virginia First Board knows of no such other matters except matters incidental to the conduct of the Annual Meeting.

  Holders of Virginia First Common Stock are requested to complete, date, and sign the accompanying proxy and return it promptly to Virginia First in the enclosed postage prepaid envelope.

RECORD DATE, VOTING RIGHTS, AND VOTE REQUIRED

  Only the holders of Virginia First Common Stock on the Record Date (October 15, 1997) are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, there were 5,814,430 shares of Virginia First Common Stock outstanding, which were held by approximately 937 holders of record. Each share of Virginia First Common Stock outstanding on the Record Date is entitled to one vote as to each of the matters submitted at the Annual Meeting.

  Approval of the Reorganization Agreement and the Plan of Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Virginia First common stock. FAILURE OF A HOLDER OF VIRGINIA FIRST COMMON STOCK TO VOTE SUCH SHARES WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER.

  The Virginia First Board currently consists of nine persons. The Virginia First Board is divided into three classes, with each class to be as nearly equal in number as possible. There are three nominees for election as directors who will serve for three-year terms expiring in 2000 and one nominee for election as a director who will serve for a one-year term expiring in 1998. It is intended that the persons named in the accompanying form of proxy will vote to elect the four nominees listed elsewhere in this Proxy Statement/Prospectus as directors, unless authority so to vote is withheld. Although management expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees is occasioned by unexpected occurrence, it is intended that shares of Virginia First Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the proxyholders named in the accompanying form of proxy. The election of each nominee requires the affirmative vote of a plurality of the shares of Virginia First Common Stock voted in the election of directors. Holders of Virginia First Common Stock do not have cumulative voting rights in the election of directors. See "ADDITIONAL MATTERS RELATING TO THE ANNUAL MEETING--Election of Directors."

  Ratification of the appointment of KPMG Peat Marwick LLP as Virginia First's independent auditors for fiscal year 1998 requires the affirmative vote of a majority of the shares of Virginia First Common Stock voted on such matter.

  As of the Record Date, the directors and executive officers of Virginia First and their affiliates beneficially owned a total of 1,362,421 outstanding shares, or 23.4% of the issued and outstanding shares of Virginia First Common Stock, all of which are expected to be voted in favor of the Reorganization Agreement and the Plan of

Merger. Charles A. Patton and William A. Patton, the Chief Executive Officer and Chairman, respectively, of Virginia First, who as of the Record Date beneficially owned 1,032,195 outstanding shares or 17.8% of the Virginia First Common Stock entitled to be voted at the Annual Meeting, have agreed in the Reorganization Agreement not to transfer any of such shares and to vote all of such shares in favor of the Reorganization Agreement and the Plan of Merger.

VOTING AND REVOCATION OF PROXIES

  The shares of Virginia First Common Stock represented by properly completed proxies received at or prior to the time for the Annual Meeting will be voted as directed by the shareholders unless revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the Reorganization Agreement and the Plan of Merger, "FOR" the proposed slate of directors and "FOR" ratification of the appointment of KPMG Peat Marwick LLP as Virginia First's independent auditors for fiscal year 1998. In addition, shares held in street name that have been designated by brokers on proxy cards as not voted ("Broker Shares") will not be counted as votes cast. Shares with respect to which proxies have been marked as abstentions will not be counted as votes cast. Shares with respect to which proxies have been marked as abstentions and Broker Shares, however, will be treated as shares present for purposes of determining whether a quorum is present. If any other matters are properly presented at the Annual Meeting and may be properly voted on, the proxies solicited hereby will be voted on such matters at the discretion of the proxy holders named therein. However, in such event, voting authority will be exercised only to the extent permissible under the applicable federal securities laws. The Virginia First Board is not aware of any other business to be presented at the Annual Meeting, other than matters incidental to the conduct of the Annual Meeting. This proxy is being solicited for the Annual Meeting called to consider the Reorganization Agreement and the Plan of Merger and the other matters described herein and will not be used for any other meeting of the shareholders of Virginia First.

  The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of Virginia First at Virginia First's principal executive offices prior to the Annual Meeting, or by attending the Annual Meeting and voting in person. The proxy will not be revoked by the death or incapacity of the shareholder executing it unless, before the shares are voted, notice of such death or incapacity is filed with the Secretary of Virginia First or other person authorized to tabulate the votes.

  BECAUSE APPROVAL OF THE REORGANIZATION AGREEMENT AND PLAN OF MERGER REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF VIRGINIA FIRST COMMON STOCK, ABSTENTIONS AND BROKER SHARES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE VIRGINIA FIRST BOARD URGES ITS SHAREHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

SOLICITATION OF PROXIES

  BB&T and Virginia First will each bear 50% of the cost of printing this Proxy Statement/Prospectus, and Virginia First will bear all other costs of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile by directors, officers, and other employees of Virginia First, who will not be specially compensated for such solicitation activities. Virginia First presently intends to utilize the services of Morrow & Co. in connection with the solicitation of proxies in connection with the Annual Meeting, at an estimated cost of $4,500.

  No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Virginia First, BB&T or any other person. The delivery of this Proxy Statement/Prospectus will not, under any circumstances, create any implication that there has been no change in the affairs of Virginia First or BB&T since the date of this Proxy Statement/Prospectus.

RECOMMENDATION OF VIRGINIA FIRST BOARD

  The Virginia First Board has adopted the Reorganization Agreement and the Plan of Merger and believes that the proposed transaction is fair to and in the best interests of Virginia First and its shareholders. The Virginia First Board recommends that Virginia First's shareholders vote "FOR" approval of the Reorganization Agreement and the Plan of Merger. The Virginia First Board also recommends that Virginia First's shareholders vote "FOR" the proposed slate of directors and "FOR" ratification of the appointment of KPMG Peat Marwick LLP as Virginia First's independent auditors for fiscal year 1998. See "THE MERGER--Background of the Merger," "--Reasons for the Merger," "ADDITIONAL MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING--Election of Directors" and "-- Appointment of Auditors."

  SHAREHOLDERS SHOULD NOT SEND IN STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "THE MERGER--Exchange of Virginia First Common Stock Certificates."

                                  THE MERGER

  The following description of the Merger is qualified in its entirety by reference to the complete text of the Reorganization Agreement and the Plan of Merger included therein, a copy of which is attached to this Proxy Statement/Prospectus as Appendix I and incorporated herein by reference.

GENERAL

  In the Merger, Virginia First will be merged with and into BB&T Financial-VA, a wholly owned subsidiary of BB&T, and BB&T Financial-VA will be the surviving corporation in the Merger and will remain a wholly owned subsidiary of BB&T. Shareholders of Virginia First will receive shares of BB&T Common Stock and cash in exchange for their shares of Virginia First Common Stock as described below. It is expected that, not later than the first quarter of 1998, the VFSB Bank Merger will be effected, with BB&T-VA as the surviving entity. Thereafter, BB&T-VA will continue to operate as a Virginia chartered commercial bank, with branches throughout eastern, central and southern Virginia.

BACKGROUND OF THE MERGER

  In late 1996 and early 1997 the senior officers of Virginia First evaluated the means by which Virginia First could continue to grow and provide a reasonable return on shareholders' equity. Among other alternatives, Virginia First considered raising capital to support continued growth as well as repurchasing shares of Virginia First Common Stock. Virginia First concluded that while it could remain a profitable financial institution for the foreseeable future, to sustain its rate of growth would involve significant risks that could not be easily quantified.

  In early March 1997 Charles A. Patton, the Chief Executive Officer of Virginia First, concluded that it would be prudent to explore a possible acquisition of Virginia First by a financial institution of a size sufficient to compete effectively in the rapidly changing commercial banking environment. On March 7, 1997, Mr. Patton met with representatives of Sandler O'Neill to discuss the possible benefits of an acquisition. Sandler O'Neill identified approximately ten potential acquirors, consisting of regional bank holding companies headquartered in Virginia, North Carolina and West Virginia. On March 9, 1997 the Executive Committee of the Virginia First Board met and instructed Mr. Patton to proceed. On March 10, 1997 Virginia First engaged Sandler O'Neill to contact potential acquirors, including BB&T.

  On March 10, 1997 Burney S. Warren, III, an Executive Vice President of BB&T-NC, was contacted by Tom Killian, a representative of Sandler O'Neill, on behalf of Virginia First to inquire about BB&T's interest in pursuing a proposed business combination. Messrs. Killian and Mr. Warren held a meeting on March 17, 1997 at which the proposed business combination was discussed in general terms and Virginia First supplied certain financial information to BB&T. There was no discussion of pricing or other specific terms of a possible acquisition at this meeting. General discussions between Messrs. Warren and Killian continued through the next week, during which time members of BB&T management prepared and reviewed various financial projections and valuations of Virginia First.

  On March 26, 1997 a meeting was held at BB&T's principal offices in Winston-Salem, North Carolina attended by Messrs. Patton, Killian and Warren, John A. Allison, IV, Chairman of the Board and Chief Executive Officer of BB&T, and other executive officers of BB&T. At that meeting, BB&T representatives presented a valuation of Virginia First and made a proposal for an acquisition of Virginia First by BB&T that included tentative pricing terms. Representatives of the parties had further related conversations during the next two weeks, during which time BB&T management members continued to revise and review financial projections and valuations of Virginia First. On April 11, 1997, Mr. Warren presented Mr. Killian with a written acquisition proposal including pricing terms.

  Between March 10, 1997 and mid-April, Sandler O'Neill contacted certain other bank holding companies in Virginia, North Carolina and West Virginia concerning a possible acquisition of Virginia First. Several of such bank holding companies indicated an interest in acquiring Virginia First. However, it became evident that BB&T was likely to offer the highest potential price and price protection in the event of a decline in the price of BB&T Common Stock.

  On April 15, 1997 the Executive Committee of the Virginia First Board met again and was advised of the contacts that had been made by Sandler O'Neill and of the level of interest exhibited by various potential acquirors. The Executive Committee authorized the Chief Executive Officer to proceed to attempt to negotiate an agreement with BB&T.

  A second meeting at BB&T's Winston-Salem offices was held on April 30, 1997, at which the parties and their respective legal counsel reviewed drafts of the Reorganization Agreement and related transaction documents and negotiated the final details of the written agreements. Messrs. Patton and Killian represented Virginia First, while Mr. Warren, Jerone C. Herring, Executive Vice President and General Counsel of BB&T, Scott E. Reed, Senior Executive Vice President and the Chief Financial Officer of BB&T, and Theresa H. Watkins, Manager of Mergers and Acquisitions for BB&T, represented BB&T.

  On May 4, 1997 the Virginia First Board met and received reports from the Chief Executive Officer, representatives of Sandler O'Neill and counsel for Virginia First. The Chief Executive Officer reviewed the reasoning that had led management to seek a potential acquiror. Representatives of Sandler O'Neill reviewed the process from March 10, 1997 to the date of the meeting, as well as the financial terms of the proposed transaction with BB&T. The representatives of Sandler O'Neill advised the Virginia First Board that Sandler O'Neill was prepared to deliver its opinion that the proposed transaction was fair to the shareholders of Virginia First from a financial point of view. Counsel to Virginia First reviewed the proposed Reorganization Agreement with the Virginia First Board.

  On May 6, 1997 the BB&T Board held a special meeting by telephone conference call at which the Reorganization Agreement and the Plan of Merger were approved. The Virginia First Board met again on the same day. The Chief Executive Officer again reviewed with the Virginia First Board the rationale for the acquisition. Representatives of Sandler O'Neill again reviewed the financial terms of the transaction and delivered Sandler O'Neill's fairness opinion. Eight members of the Virginia First Board were present and one director was unable to attend. The eight members in attendance unanimously approved the Reorganization Agreement and the Plan of Merger.

REASONS FOR THE MERGER

 BB&T

  One of BB&T's announced acquisition goals is to build a statewide franchise in Virginia with an emphasis on customer service value and personal attention. BB&T management believes that Virginia First is a quality institution, and that the Merger will give BB&T strategic entry into the southern, central and southwestern parts of Virginia and create the opportunity to build commercial business in these areas and to cross-sell to the current customers of the Virginia First BB&T's expanded line of products and services.

 Virginia First

  In the past several years, Virginia First has successfully grown its total assets, total loans and operating income. However, by late 1996 and early 1997 it was becoming evident to Virginia First's management that it had reached a size where it was larger than the typical community bank, yet considerably smaller than the regional bank holding companies competing with it in Virginia. Management concluded that Virginia First could not realize the economies of scale necessary to compete with larger financial institutions without very substantial growth, but that such growth and the necessary efforts to diversify Virginia First's income stream would involve large investments in assets, technology and personnel. The potential rewards from such investments were considered to be uncertain. Virginia First concluded that its relatively low stock price would make it difficult to grow through acquisitions without diluting existing shareholders and that without acquiring other financial institutions, Virginia First likely would not be able to increase its deposits at a rate sufficient to fund the necessary growth in its assets. As it concluded that continued growth involved significant risks and uncertain rewards, Virginia First also considered the possibility that if it were to wait several years or more to seek a merger with a larger institution, the interest of larger regional bank holding companies in acquiring an institution the size of Virginia First may be diminished. Of the several potential acquirors that expressed an interest, Virginia First chose BB&T primarily because it offered the highest potential price and price protection in the event of a decline in the price of BB&T Common Stock.

OPINION OF VIRGINIA FIRST'S FINANCIAL ADVISOR

  Pursuant to a letter agreement dated as of March 10, 1997 (the "Sandler O'Neill Agreement"), Virginia First retained Sandler O'Neill as an independent financial advisor in connection with certain possible business combinations with third parties. Sandler O'Neill is a nationally recognized investment banking firm whose principal business speciality is banks and savings institutions and, in that connection, is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

  Pursuant to the terms of the Sandler O'Neill Agreement, Sandler O'Neill acted as financial advisor to Virginia First in connection with the Merger. In connection therewith, at the May 6, 1997 meeting at which the Virginia First Board approved and adopted the Reorganization Agreement, Sandler O'Neill delivered a written opinion (the "Fairness Opinion") to the Virginia First Board that, as of May 6, 1997, the consideration to be received by the holders of shares of Virginia First Common Stock pursuant to the Reorganization Agreement was fair, from a financial point of view, to such shareholders. The full text of the Fairness Opinion updated to the date of this Proxy Statement/Prospectus, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Appendix II to this Proxy Statement/Prospectus and is incorporated herein by reference. The description of such opinion set forth herein is qualified in its entirety by reference to Appendix II. Holders of Virginia First Common Stock are urged to read the Fairness Opinion in its entirety in connection with their consideration of the proposed Merger.

  THE FAIRNESS OPINION WAS PROVIDED TO THE VIRGINIA FIRST BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF VIRGINIA FIRST COMMON STOCK OF THE PROPOSED MERGER CONSIDERATION. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF VIRGINIA FIRST TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY VIRGINIA FIRST SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE ANNUAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

  In connection with rendering the Fairness Opinion, Sandler O'Neill preformed a variety of financial analyses. The following is a summary of material analyses performed by Sandler O'Neill and included in Sandler O'Neill's presentation to the Virginia First Board on May 4 and May 6, 1997. Such summary does not purport to be a complete description of Sandler O'Neill's analyses or the presentation made by Sandler O'Neill to the Virginia First Board. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying the Fairness Opinion. In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Virginia First, BB&T and Sandler O'Neill. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither Virginia First nor Sandler O'Neill assumes responsibility for their accuracy.

  Stock Trading History. Sandler O'Neill examined the history of the trading prices and the volume of Virginia First Common Stock and BB&T Common Stock, and the relationship between the movements in the prices of Virginia First Common Stock and BB&T Common Stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Banking Index and a composite group of publicly traded savings institutions (in the case of Virginia First) and publicly traded commercial banks (in the case of BB&T) in geographic proximity and of similar asset size.

  Analysis of Selected Publicly Traded Companies. Sandler O'Neill used publicly available information to compare selected financial and market trading information, including balance sheet composition, asset quality ratios, loan loss reserve levels, profitability, capital adequacy, dividends and trading multiples for Virginia First and certain other institutions. The 8 publicly-traded regional savings institutions (the "MidAtlantic Group") to which Sandler O'Neill compared Virginia First were: CENIT Bancorp Inc., FFVA Financial Corp., First Citizens Financial Corp., HFNC Financial Corp., Life Bancorp Inc., Maryland Federal Bancorp, Palfed, Inc., and Virginia Beach Federal Financial. Sandler O'Neill also compared Virginia First to a group of 10 publicly-traded savings institutions which had a price to tangible book value of greater than 150% (the "Highly-Valued Group"). The Highly-Valued Group institutions were: Andover Bancorp., Inc., D&N Financial Corp., Dime Financial Corp., First Essex Bancorp, Inc., Great Southern Bancorp, Inc., Home Federal Bancorp, Magna Bancorp, Inc., North American Savings Bank, Security First Corp. and WSFS Financial Corporation. The analysis compared publicly available year-end financial information as of and for the fiscal years ending December 31, 1992 through December 31, 1996. This data was compared to Virginia First's financial information as of and for the fiscal years ended June 30, 1992 through June 30, 1996, and for the six months ended December 31, 1996. The data described below with respect to the MidAtlantic Group and the Highly-Valued Group consists of the median data for such groups based upon the December 31, 1996 financial information.

  The total assets of Virginia First were approximately $808 million, compared to an average of approximately $707 million for the MidAtlantic Group and approximately $889 million for the Highly-Valued Group, respectively. The annual growth rate of assets for Virginia First was 12.3%, compared to a growth rate of approximately 6.2% for the MidAtlantic Group and approximately 11.2% for the Highly-Valued Group. The total equity of Virginia First was approximately $63 million, compared to approximately $63 million for the MidAtlantic Group and approximately $68 million for the Highly-Valued Group. The tangible equity to total assets ratio was 7.56% for Virginia First, compared to approximately 7.79% for the MidAtlantic Group and approximately 7.97% for the Highly-Valued Group. The net loans to assets ratio for Virginia First was approximately 89.0%, compared to approximately 73.7% for the MidAtlantic Group and approximately 71.7% for the Highly-Valued Group. The cash and securities to total assets ratio was approximately 7.6% for Virginia First, compared to approximately 23.4% for the MidAtlantic Group and approximately 25.0% for the Highly-

Valued Group. Total deposits were approximately $580 million for Virginia First, compared to approximately $539 million for the MidAtlantic Group and approximately $627 million for the Highly-Valued Group. Virginia First had a gross loans to total deposits ratio of approximately 125.6%, compared to approximately 98.3% for the MidAtlantic Group and approximately 109.7% for the Highly-Valued Group. The total borrowings to total assets ratio for Virginia First was approximately 19.6%, compared to approximately 20.1% for the MidAtlantic Group and approximately 21.8% for the Highly-Valued Group. The ratio of non-performing loans to total assets for Virginia First was 1.19%, compared to approximately 0.35% for the MidAtlantic Group and approximately 0.87% for the Highly-Valued Group. The ratio of non-performing assets to total assets for Virginia First was 1.98%, compared to approximately 0.74% for the MidAtlantic Group and approximately 0.97% for the Highly-Valued Group. The ratio of loan loss reserves to gross loans for Virginia First was 1.18%, compared to approximately 1.18% for the MidAtlantic Group and approximately 1.21% for the Highly-Valued Group. The net interest margin of Virginia First was 4.00%, compared to approximately 3.22% for the MidAtlantic Group and approximately 3.73% for the Highly-Valued Group. The ratio of non-interest income to average assets for Virginia First was 2.10%, compared to approximately 0.50% for the MidAtlantic Group and approximately 0.55% for the Highly-Valued Group. The ratio of non-interest expense to average assets was 2.97% for Virginia First, compared to approximately 2.26% for the MidAtlantic Group and approximately 2.32% for the Highly-Valued Group. The efficiency ratio of Virginia First was 64.2%, compared to approximately 64.2% for the MidAtlantic Group and approximately 53.5% for the Highly-Valued Group. The overhead ratio of Virginia First was 58.1%, compared to approximately 58.1% for the MidAtlantic Group and approximately 43.8% for the Highly-Valued Group. The return on average assets for Virginia First was 1.10%, compared to approximately 0.85% for the MidAtlantic Group and approximately 1.26% for the Highly-Valued Group. The return on average equity for Virginia First was 13.85%, compared to approximately 9.42% for the MidAtlantic Group and approximately 16.45% for the Highly-Valued Group. The price to tangible book value for Virginia First was 139%, compared to approximately 132% for the MidAtlantic Group and approximately 180% for the Highly-Valued Group. The price to earnings per share multiple for Virginia First was 9.97x, compared to approximately 13.6x for the MidAtlantic Group and approximately 11.8x for the Highly-Valued Group.

  Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for BB&T and certain other institutions. The 9 publicly-traded commercial banks (the "Peer Group") to which Sandler O'Neill compared BB&T were: AmSouth Bancorp., Barnett Banks Inc., Crestar Financial Corporation, First Union Corporation, NationsBank Corporation, Regions Financial Corp., SouthTrust Corp., SunTrust Banks Inc. and Wachovia Corporation. The analysis compared publicly available year-end financial information as of and for the years ending December 31, 1992 through December 31, 1996, and for the three months ended March 31, 1997. The following comparisons are based upon the March 31, 1997 financial information. The data described below with respect to the Peer Group consists of the median data for such group.

  The total assets of BB&T were approximately $22.1 billion, compared to $34.6 billion for the Peer Group. The annual growth rate of assets for BB&T was approximately 8.5%, compared to a growth rate of approximately 6.6% for the Peer Group. The total equity of BB&T was approximately $1.75 billion, compared to approximately $2.37 billion for the Peer Group. The tangible equity to total assets ratio was approximately 7.50% for BB&T, compared to approximately 5.78% for the Peer Group. The net loans to total assets ratio for BB&T was approximately 67.5%, compared to approximately 67.6% for the Peer Group. Total deposits were approximately $15.6 billion for BB&T, compared to approximately $23.2 billion for the Peer Group. BB&T had a gross loans to total deposits ratio of approximately 97.0%, compared to approximately 98.2% for the Peer Group. The total borrowings to total assets ratio for BB&T was approximately 20.2%, compared to approximately 18.2% for the Peer Group. The total non-performing loans to total assets ratio for BB&T was approximately 0.26%, compared to approximately 0.43% for the Peer Group. The non-performing assets to total assets ratio for BB&T was approximately 0.37%, compared to approximately 0.51% for the Peer Group. The ratio of loan loss reserves to gross loans for BB&T was approximately 1.29%, compared to approximately 1.46% for the Peer Group. The net interest margin of BB&T was approximately 4.49%, compared to approximately 4.27% for the Peer Group. The ratio of non-interest income to average assets for BB&T was approximately

1.48%, compared to approximately 1.68% for the Peer Group. The ratio of non-interest expense to average assets was approximately 3.02% for BB&T, compared to approximately 2.97% for the Peer Group. The efficiency ratio of BB&T was approximately 52.1%, compared to approximately 54.7% for the Peer Group. The overhead ratio of BB&T was approximately 35.3%, compared to approximately 38.8% for the Peer Group. The return on average assets for BB&T was approximately 1.41%, compared to approximately 1.28% for the Peer Group. The return on average equity for BB&T was approximately 17.49%, compared to approximately 16.46% for the Peer Group. The price to tangible book value for BB&T was approximately 249%, compared to approximately 296% for the Peer Group. The price to earnings per share multiple for BB&T was approximately 14.3x, compared to approximately 14.4x for the Peer Group.

  Analysis of Selected Merger Transactions. Sandler O'Neill reviewed 26 transactions announced from January 1, 1996 to May 3, 1997, involving public savings institutions nationwide as targets with transaction values over $100 million ("Nationwide Large Transactions"), 11 transactions announced from January 1, 1996 to May 3, 1997, involving regional (Maryland, Kentucky, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) public savings institutions as targets with transaction values over $15 million ("Regional Transactions"), and 20 transactions announced from January 1, 1996 to May 3, 1997 involving high performing public savings institutions nationwide, where the return on average equity ratio exceeded 12%, with transaction values over $15 million ("High Performing Transactions"). Sandler O'Neill reviewed the ratios of price to earnings, price to book value, price to tangible book value, price to deposits, price to assets, and core deposit premium paid in each such transaction and computed high, low, mean and median ratios and premiums for the respective groups of transactions. Sandler O'Neill also prepared a reconciliation of normalized latest twelve months earnings by adding the after-tax BIF/SAIF charge to latest 12 months December 31, 1996 net income and subtracting the after-tax gain on the sale of mortgage servicing. Using this methodology, Sandler O'Neill calculated normalized net income to be approximately $8.1 million. Based upon the median multiples for Nationwide Large Transactions, Sandler O'Neill derived an imputed range of values per share of Virginia First Common Stock of $18.44 to $23.06. Based upon the median multiples for Regional Transactions, Sandler O'Neill derived an imputed range of values per share of Virginia First Common Stock of $19.62 to $27.63. Based upon the median multiples for High Performing Transactions, Sandler O'Neill derived an imputed range of values per share of Virginia First Common Stock of $17.14 to $19.66.

  Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Virginia First through 2001 under various circumstances, assuming Virginia First performed in accordance with information regarding potential future performance provided by its management and certain variations thereof (including variations with respect to the levels of assets, net interest spread, non-interest income, non-interest expense and dividend payout ratio). To approximate the terminal value of Virginia First Common Stock at the end of the five-year period, Sandler O'Neill applied price to earning multiples ranging from 11x to 20x and applied multiples of book value ranging from 150.0% to 240.0%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 9.0% to 14.0%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Virginia First Common Stock. This analysis, assuming the current dividend payout ratio, indicated an imputed range of values per share of Virginia First Common Stock between $16.09 and $35.74 when applying the price to earnings multiples, and an imputed range of values per share of Virginia First Common Stock between $15.32 and $30.00 when applying multiples of book value. In connection with its analysis, Sandler O'Neill extensively used sensitivity analyses to estimate the effects changes in the underlying assumptions could have on the resulting present value.

  In addition, Sandler O'Neill analyzed the discounted after-tax cash flows of BB&T through 2001 under various circumstances, assuming (i) BB&T's future performance met analysts' projections and (ii) that BB&T closed all pending transactions. To approximate the terminal value of BB&T Common Stock at the end of the five-year period, Sandler O'Neill applied price to earnings multiples ranging from 11x to 20x and applied multiples of book value ranging from 150% to 285%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 9% to 14%) chosen to reflect different assumptions regarding required rates of return of prospective buyers of BB&T Common Stock. This analysis, assuming the current dividend payout ratio, indicated an imputed range of values per share of BB&T Common Stock between $29.53 and $61.65 when applying the price to earnings multiples (ranging from 11x to 20x), and an imputed range of values per share of BB&T Common Stock between $24.88 and $53.13 when applying multiples of book value (ranging from 150% to 285%). In connection with its analysis, Sandler O'Neill used sensitivity analyses to estimate the effects changes in the underlying assumptions could have on the resulting present value.

  In addition, Sandler O'Neill performed an analysis which estimated the future stream of after-tax dividend flows of BB&T on a pro forma basis, assuming consummation of the Merger (the "Combined Company") through 2002 under various circumstances, assuming (i) the operations of the Combined Company attributable to Virginia First performed in accordance with the earnings forecasts of Virginia First's management and certain variations thereof, as described above; (ii) the operations of the Combined Company attributable to BB&T performed in accordance with certain publicly available earnings forecasts prepared by financial analysts and certain variations thereof (including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expense and dividend payout ratio); and (iii) the Combined Company realized cost savings equal to 20% of Virginia First's projected non-interest expense. To approximate the terminal value of the Combined Company's common stock at the end of the five-year period, Sandler O'Neill applied current market price to earnings multiples for BB&T. Over the range of relevant purchase prices the transaction was found to be slightly accretive to both earnings per share and net present value. Varying the assumptions did not have a material effect on pro forma results. In connection with its analysis, Sandler O'Neill extensively used sensitivity analyses to illustrate the effects changes in the underlying assumptions would have on the resulting present value, and discussed these changes with the Virginia First Board.

  In connection with rendering the Fairness Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analysis used to render its May 6, 1997 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith. Sandler O'Neill also reviewed, among other things: (i) the Reorganization Agreement and exhibits thereto; (ii) the Option Agreement; (iii) the audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations of Virginia First for the years ended June 30, 1996 and 1997; (iv) the audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations of BB&T for the year ended December 31, 1996; (v) the unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for the interim periods ending March 31 and September 30, 1997 for Virginia First; (vi) the unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for the interim periods ending March 31 and June 30, 1997 for BB&T; (vii) preliminary financial information prepared by the senior management of Virginia First concerning Virginia First's financial condition and results of operations for the three months ended September 30, 1997; (viii) preliminary financial information prepared by the senior management of BB&T concerning BB&T's financial condition and results of operations for the nine months ended September 30, 1997; (ix) certain financial analyses and forecasts of Virginia First prepared by and/or reviewed with management of Virginia First and the views of senior management of Virginia First regarding Virginia First's past and current business operations, results thereof, financial condition and future prospects; (x) certain financial analyses and forecasts of BB&T prepared by and/or reviewed with management of BB&T and the views of senior management of BB&T regarding BB&T's past and current business operations, results thereof, financial condition and future prospects; (xi) the historical reported price and trading activity for Virginia First's and BB&T's common stock, including a comparison of certain financial and stock market information for Virginia First and BB&T with similar information for certain other companies the securities of which are publicly traded; (xii) the pro forma impact of the Merger on BB&T; (xiii) the financial terms of recent business combinations in the savings institution and banking industries; (xiv) the current market environment generally and the banking environment in particular; and (xv) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

  In performing its review, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with Sandler O'Neill, and Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of BB&T or Virginia First or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of BB&T and Virginia First). With respect to the information regarding future financial performance provided by each company's management, Sandler O'Neill assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the respective future financial performances of BB&T and Virginia First and that such performances will be achieved. Sandler O'Neill also assumed the following: (i) that there has been no material change in BB&T's or Virginia First's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above; (ii) that BB&T will remain as a going concern for all periods relevant to Sandler O'Neill's analyses; and (iii) that the terms and conditions precedent in the Reorganization Agreement are not waived or modified.

  Under the Sandler O'Neill Agreement, the Company has agreed to pay Sandler O'Neill a transaction fee in connection with the Merger, a substantial portion of which is contingent upon the consummation of the Merger. Under the terms of the Sandler O'Neill Agreement, the Company has agreed to pay Sandler O'Neill a transaction fee as follows: (i) if the Merger Consideration is less than or equal to $22.00, an amount equal to 1% of the aggregate transaction value (as defined in the Sandler O'Neill Agreement), plus (ii) if the Merger Consideration is greater than $22.00, an amount equal to 2% of the amount by which the aggregate transaction value exceeds the base value aggregate transaction value (as defined in the Sandler O'Neill Agreement), $348,000 of which was paid upon execution of the Merger Agreement and the balance to be paid if the Merger is consummated. Virginia First has also paid Sandler O'Neill a fee of $125,000 for rendering the Fairness Opinion which will be credited to the transaction fee payable when the Merger is consummated. Virginia First has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under the securities laws.

  In the ordinary course of its business, Sandler O'Neill may actively trade the equity securities of Virginia First and BB&T for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

MERGER CONSIDERATION

  The Merger Consideration to be received for each share of Virginia First Common Stock issued and outstanding as of the Effective Time will be determined, as set forth below, based on the "Closing Value" of BB&T Common Stock. For purposes of determining the Merger Consideration, "Closing Value" means the average closing price per share of BB&T Common Stock on the NYSE ("NYSE") Composite Transactions List (as reported by The Wall Street Journal) for the ten trading days immediately preceding the tenth calendar day preceding the Effective Time. If the shareholders of Virginia First approve the Reorganization Agreement and Plan of Merger at the Annual Meeting on November 26, 1997, it is presently expected that the Effective Time will occur on or about December 1, 1997.

  . If the Closing Value is $41.67 or more, the Merger Consideration will be $25.00, of which $17.50 will be in BB&T Common Stock (determined with reference to the Closing Value) and $7.50 will be in cash.

  . If the Closing Value is less than $41.67 and is not less than $37.50, the Merger Consideration will be 0.6 of the Closing Value (or between $25.00 and $22.50), of which 70% will be in BB&T Common Stock and 30% will be in cash.

  . If the Closing Value is less than $37.50 and is not less than $33.75, the Merger Consideration will be $22.50, of which $15.75 will be in BB&T Common Stock (determined with reference to the Closing Value) and $6.75 will be in cash.

  . If the Closing Value is less than $33.75 and is not less than $30.00, the Merger Consideration will be $22.50, of which 0.467 of the Closing Value will be in BB&T Common Stock (determined with reference to the Closing Value) and the difference between such amount and $22.50 will be in cash.

  . If the Closing Value is less than $30.00, the Merger Consideration will equal the sum of 0.467 of the Closing Value plus cash of $8.50, except that at any time following determination of the Closing Value at below $30.00 and before the Effective Time, the Virginia First Board may elect to terminate the Reorganization Agreement and the proposed Merger rather than to consummate the proposed Merger for the Merger Consideration provided for by the Reorganization Agreement. The Virginia First Board does not currently anticipate re-soliciting proxies in the event the Closing Value is less than $30.00 and it determines to proceed with the Merger.

  Assuming a Closing Value of $57.06, which was the closing per share market price of BB&T Common Stock on October 20,1997, each share of Virginia First Common Stock would be converted into the right to receive 0.3065 shares of BB&T Common Stock and cash in the amount of $7.50. SHAREHOLDERS SHOULD RECOGNIZE, HOWEVER, THAT THE FINAL DETERMINATION OF THE CLOSING VALUE WILL NOT BE MADE UNTIL SHORTLY BEFORE THE EFFECTIVE TIME, AND THAT THE ACTUAL MERGER CONSIDERATION MAY BE DIFFERENT FROM THE AMOUNT SET FORTH ABOVE. FLUCTUATIONS IN THE VALUE OF BB&T COMMON STOCK MAY MATERIALLY AFFECT THE AMOUNT OF MERGER CONSIDERATION SHAREHOLDERS OF VIRGINIA FIRST WILL BE ENTITLED TO RECEIVE. MOREOVER, ANY CHANGES IN THE MARKET PRICE OF BB&T COMMON STOCK AFTER THE PERIOD DURING WHICH THE CLOSING VALUE IS DETERMINED WILL NOT AFFECT THE NUMBER OF SHARES OF BB&T COMMON STOCK THAT HOLDERS OF VIRGINIA FIRST COMMON STOCK WILL RECEIVE, AND THE ACTUAL MARKET PRICE OF BB&T COMMON STOCK AT THE EFFECTIVE TIME COULD BE MORE OR LESS THAN THE CLOSING VALUE USED TO DETERMINE THE MERGER CONSIDERATION.

  The aggregate number of shares (including fractional shares) of BB&T Common Stock to be received by each Virginia First shareholder as Merger
Consideration will be rounded to the nearest whole share. The aggregate amount of cash to be received as Merger Consideration will be correspondingly increased or decreased to adjust for such rounding determined with reference to the Closing Value.

EXCHANGE OF VIRGINIA FIRST COMMON STOCK CERTIFICATES

  Promptly after the Effective Time, BB&T will deliver or mail to each Virginia First shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates that, immediately prior to the Effective Time, represented any shares of Virginia First Common Stock in exchange for the Merger Consideration. Upon surrender of such certificates, together with the letter of transmittal duly executed and completed in accordance with applicable instructions, and such other documents as may be reasonably requested, BB&T will promptly transfer the Merger Consideration to the persons entitled thereto.

  BB&T Financial-VA will pay any dividends or other distributions with a record date prior to the Effective Time that have been declared or made by Virginia First in respect of shares of Virginia First Common Stock in accordance with the terms of the Reorganization Agreement and that remain unpaid at the Effective Time. To the extent permitted by law, former shareholders of record of Virginia First will be entitled after the Effective Time to vote at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of Virginia First Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Virginia First Common Stock for certificates representing BB&T Common Stock. Whenever a dividend or other distribution is declared by BB&T on BB&T Common Stock for which the record date is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to the Reorganization Agreement. However, no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time will be delivered to the holder of any certificate representing shares of Virginia First Common Stock until such holder surrenders such certificate for exchange as provided in the Reorganization Agreement. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) will be delivered and paid with respect to each share represented by such certificate.

  HOLDERS OF VIRGINIA FIRST COMMON STOCK SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE TRANSMITTAL FORMS AND INSTRUCTIONS.

  After the Effective Time, until so surrendered and exchanged, each certificate that evidenced shares of Virginia First Common Stock immediately prior to the Effective Time will represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration.

THE REORGANIZATION AGREEMENT

 Effective Date and Time of the Merger

  The Merger will be effective at the time and on the date specified in the Articles of Merger to be filed with the State Corporation Commission of the Commonwealth of Virginia. The filing of the Articles of Merger will take place following approval of the Plan of Merger by the Virginia First shareholders and satisfaction of all other conditions to the consummation of the Merger set forth in the Reorganization Agreement. If the Merger is approved at the Annual Meeting on November 26, 1997, it is currently anticipated that the Articles of Merger will be filed on or about November 28, 1997 and the consummation of the Merger will occur on or about December 1, 1997.

 Conditions to the Merger

  The respective obligations of BB&T and Virginia First to carry out the transactions contemplated by the Reorganization Agreement are subject to satisfaction or, where permissible, waiver of the following conditions at or prior to the Effective Time: (a) all corporate action necessary to authorize the execution, delivery and performance of the Reorganization Agreement and the Plan of Merger, and consummation of the transactions contemplated thereby, must have been duly and validly taken, including without limitation the approval of the shareholders of Virginia First of the Reorganization Agreement and the Plan of Merger; (b) the Registration Statement (including any post-effective amendments) must be effective under the Securities Act, BB&T must have received all necessary state securities or "Blue Sky" permits or other authorizations, no proceedings may be pending or threatened by the Commission or any state "Blue Sky" securities administration to suspend the effectiveness of the Registration Statement and the BB&T Common Stock to be issued as contemplated in the Plan of Merger must either have been registered or be subject to exemption from registration under applicable state securities laws;
(c) the parties must have received all regulatory approvals required in connection with the transactions contemplated by the Reorganization Agreement, all notice periods and waiting periods required after the granting of any such approvals must have passed and all such approvals must be in effect; (d) none of BB&T, any of BB&T's subsidiaries, Virginia First or any of Virginia First's subsidiaries may be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated by the Reorganization Agreement; and (e) Virginia First and BB&T must have received an opinion of BB&T's legal counsel, in form and substance satisfactory to Virginia First and BB&T, substantially to the effect that the Merger will constitute one or more reorganizations under
Section 368 of the Code and that the shareholders of Virginia First will not recognize any gain or loss to the extent that such shareholders exchange shares of Virginia First Common Stock for shares of BB&T Common Stock.

  The obligations of Virginia First to carry out the transactions contemplated by the Reorganization Agreement are also subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless, where permissible, waived by Virginia First: (a) BB&T must have performed in all material respects all obligations and complied in all material respects with all covenants required by the Reorganization Agreement; (b) all approvals of the transactions contemplated in the Reorganization Agreement from the Federal Reserve and any other state or federal government agency, department or body, the approval of which is required for the consummation of the Merger, must have been received and all waiting periods with respect to such approvals must have expired; (c) the shares of BB&T Common Stock issuable pursuant to the Merger must have been approved for listing on the NYSE, subject to official notice of issuance; (d) Virginia First must not have reasonably determined in good faith that there has been a material adverse change in the condition, operations or prospects of BB&T since December 31, 1996; and (e) Virginia First must have received customary closing certificates and legal opinions from BB&T and its counsel.

  In addition, all representations and warranties of BB&T will be evaluated as of the date of the Reorganization Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated, in the case of any representation and warranty that specifically relates to an earlier date), except as otherwise contemplated by the Reorganization Agreement or consented to in writing by Virginia First. The representations and warranties of BB&T concerning (a) its capitalization, (b) its and its subsidiaries' organization and authority to conduct business, (c) the binding nature of the Reorganization Agreement and (d) its and its subsidiaries' compliance with laws must be true and correct (except for inaccuracies that are de minimis in amount). Moreover, there must not exist inaccuracies in any of the representations and warranties of BB&T set forth in the Reorganization Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on BB&T. (For purposes of this provision only, those representations and warranties that are qualified by references to "material" or "material adverse effect" are deemed not to include such qualifications.)

  The obligations of BB&T to carry out the transactions contemplated by the Reorganization Agreement are also subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless, where permissible, waived by BB&T: (a) no regulatory approval may have imposed any condition or requirement that, in the reasonable opinion of the BB&T Board, would so materially adversely affect the business or economic benefits to BB&T of the transactions contemplated by the Reorganization Agreement as to render consummation of such transactions inadvisable or unduly burdensome; (b) Virginia First must have performed in all material respects all obligations and complied in all material respects with all covenants required by the Reorganization Agreement; (c) BB&T must have received the written agreements from certain affiliates of Virginia First concerning the shares of BB&T Common Stock to be received by them; and (d) BB&T must have received customary closing certificates and legal opinions from Virginia First and its counsel.

  In addition, all representations and warranties of Virginia First will be evaluated as of the date of the Reorganization Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated, in the case of any representation and warranty that specifically relates to an earlier date), except as otherwise contemplated by the Reorganization Agreement or consented to in writing by BB&T. The representations and warranties of Virginia First concerning (a) its capitalization, (b) its and its subsidiaries' organization and authority to conduct business, (c) its ownership of its subsidiaries, (d) the binding nature of the Reorganization Agreement, (e) the lack of conflicts between the transactions contemplated by the Reorganization Agreement and the Virginia First Articles and the Virginia First Bylaws, (f) its forbearance from taking any actions that would negatively affect the tax-free elements of the Merger or the receipt of necessary regulatory approvals and (g) the exemption of the Merger from Virginia anti-takeover laws must be true and correct (except for inaccuracies that are de minimis in amount). Moreover, there must not exist inaccuracies in any of the representations and warranties of Virginia First set forth in the Reorganization Agreement such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a material adverse effect on Virginia First and Virginia First's subsidiaries taken as a whole. (For purposes of this provision only, those representations and warranties that are qualified by references to "material" or "material adverse effect" are deemed not to include such qualifications.)

 Conduct of Virginia First's and BB&T's Business Prior to the Effective Date of the Merger

  Except with the prior written consent of BB&T, prior to the Effective Time Virginia First may not, and must cause each of its subsidiaries not to:

    (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new subsidiary or engage in any new activity;

    (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled quarterly dividends of $.025 per share of Virginia First Common Stock payable on record dates and in amounts consistent with past practices, and other than redemption of the rights provided for under its shareholder rights plan for a price of $.01 per such right, except that any dividend declared or payable on the shares of Virginia First Common Stock for the quarterly period during which the Effective Time occurs will, unless otherwise agreed upon in writing by BB&T and Virginia First, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of BB&T Common Stock is before the Effective Time;

    (c) issue any shares of its capital stock, except pursuant to Virginia First's stock option plans, the Option Agreement or Virginia First's dividend reinvestment plan;

    (d) issue, grant or authorize any rights or options to acquire capital stock or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

    (e) amend its articles of incorporation or bylaws; impose, or permit imposition of, any lien, charge or encumbrance on any share of stock held by it in any of its subsidiaries, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim other than in the ordinary course of business;

    (f) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices;

    (g) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

    (h) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees, except with respect to officers and employees in the ordinary course of business consistent with past practices;

    (i) enter into or substantially modify (except as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees (except that this does not prevent renewal of any of the foregoing consistent with past practice);

    (j) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Virginia First or any subsidiary or any business combination with Virginia First or any subsidiary other than as contemplated by the Reorganization Agreement; or authorize any officer, director, agent or affiliate of Virginia First or any subsidiary to do any of the above; or fail to notify BB&T immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated (except that this does not apply to furnishing information, negotiations or discussions following an unsolicited offer if, as a result of such officer, Virginia First is advised in writing by legal counsel that the failure so to furnish information or negotiate would constitute a breach of the fiduciary duties of the Virginia First Board to its shareholders);

    (k) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by Virginia First or a subsidiary or guarantee by Virginia First or a subsidiary of any obligation, (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (except that this does not apply to the election of directors by shareholders in the normal course other than to the extent otherwise provided in an agreement, arrangement or commitment previously disclosed to BB&T); or (iv) any contract, agreement or understanding with a labor union;

    (l) change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable law, regulation, or directives, and except that after approval of the

  Reorganization Agreement and the Plan of Merger by its shareholders Virginia First will cooperate in good faith with BB&T to adopt policies, practices and procedures consistent with those utilized by BB&T, effective on or before the Closing Date;

    (m) change its methods of accounting in effect at June 30, 1996, except as required by changes in generally accepted accounting principles concurred in by BB&T's independent certified public accountants, which concurrence may not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended June 30, 1996, except as required by changes in law or regulation;

    (n) incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $50,000, for any one expenditure, or $150,000, in the aggregate;

    (o) incur any indebtedness other than deposits from customers, advances from the Federal Home Loan Bank and reverse repurchase arrangements in the ordinary course of business;

    (p) take any action that would or could reasonably be expected to (i) cause the Merger hereby not to constitute a reorganization under Section 368 of the Code as determined by BB&T, (ii) result in any inaccuracy of a representation or warranty herein that would allow for a termination of the Reorganization Agreement, or (iii) cause any of the conditions precedent to the transactions contemplated by the Reorganization Agreement to fail to be satisfied;

    (q) dispose of any material assets other than in the ordinary course of business; or

    (r) agree to do any of the foregoing.

  Except with the prior written consent of Virginia First, which consent may not be arbitrarily or unreasonably withheld, prior to the Effective Time BB&T may not, and must cause each of its subsidiaries not to, take any action that would or might be expected to (a) cause the Merger not to constitute a reorganization under Section 368 of the Code; (b) result in any inaccuracy of a representation or warranty in the Reorganization Agreement that would allow for termination of the Reorganization Agreement; (c) cause any of the conditions precedent to the transactions contemplated by the Reorganization Agreement to fail to be satisfied; (d) exercise the Option Agreement other than in accordance with its terms, or dispose of the shares of Virginia First Common Stock issuable upon exercise of the option rights conferred thereby other than as permitted or contemplated therein; or (e) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

 Termination; Waiver; Amendment

  The Reorganization Agreement may be terminated: (a) at any time prior to the Effective Time, by the mutual consent in writing of the parties; (b) at any time prior to the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in the Reorganization Agreement, or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in the Reorganization Agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in the Reorganization Agreement (see "--Conditions to the Merger"), and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of 30 days following written notice of such breach to the party committing such breach or the Effective Time; (c) at any time prior to the Effective Time, by either party, if any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated in the Reorganization Agreement cannot be satisfied or fulfilled prior to the Closing Date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings; (d) at any time, by either party, if any of the applications for prior regulatory approval are denied, and the time period for appeals and requests for reconsideration has run; (e) at any time, by either party, if the Virginia First shareholders do not approve the Reorganization Agreement and the Plan of Merger; (f) at any time following March 31, 1998, by either party, if the Effective Time has not occurred, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings; or (h) at any time prior to the Effective Time by Virginia First if the Closing Value is less than $30.00.

  If the Reorganization Agreement and the Plan of Merger are terminated, both will become void and have no effect, except that (i) provisions relating to confidentiality and expenses will survive any such termination and (ii) a termination as described in clause (b) of the immediately preceding paragraph will not relieve the breaching party from liability for an uncured breach of the covenant, agreement, understanding, representation or warranty giving rise to such termination. The Option Agreement is governed by its own terms.

  All representations, warranties and covenants in the Reorganization Agreement and the Plan of Merger will expire at the Effective Time, other than covenants that by their terms are to be performed after the Effective Time, except that no such representations, warranties or covenants will be deemed to be terminated so as to deprive BB&T or Virginia First (or any director, officer or controlling person thereof) of any defense at law or in equity that otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either BB&T or Virginia First.

  Except with respect to any required regulatory approval, either party, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Reorganization Agreement and the Plan of Merger by Virginia First shareholders) extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies of the other party in the representations or warranties contained in the Reorganization Agreement, the Plan of Merger or any document delivered pursuant thereto, (b) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained therein, or (c) the performance by the other party of any of its obligations set out herein or therein, except that no such extension or waiver, nor any amendment of or supplement to the Reorganization Agreement, executed after approval by Virginia First shareholders of the Reorganization Agreement and the Plan of Merger may reduce either the number of shares of BB&T Common Stock into which each share of Virginia First Common Stock will be converted in the Merger or the payment terms for fractional interests. Subject to this limitation, the Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of BB&T and Virginia First.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of Virginia First's management have certain interests in the Merger that are in addition to their interests as shareholders of Virginia First generally.

 Employment Agreement

  At the Effective Time, BB&T and VFSB will enter into a four-year employment agreement with Charles Patton that provides for the employment of Mr. Patton as Senior Vice President of VFSB (or, following the anticipated VFSB Bank Merger, of BB&T-VA). The employment agreement provides for an annual base salary of $250,000 during the first two years of employment. Thereafter, he will be entitled to at least such amount subject to annual review and increase at the discretion of VFSB. In addition, Mr. Patton will be entitled to receive a bonus of $75,000 for continued employment under the agreement through December 31, 1998 (or the earlier date that Mr. Patton's employment with VFSB terminates, if such date is at least one year following the Effective Time), and will thereafter participate in bonus and incentive plans as are then generally in effect for BB&T officers of similar grade. Also, VFSB will pay the amount of $16,000 to Mr. Patton during each year of employment under the agreement to enable Mr. Patton to pay premiums on a life insurance policy previously conveyed to him by VFSB. While employed pursuant to the agreement, Mr. Patton will be entitled to receive, on the same basis as other officers of VFSB, employee pension and welfare benefits such as sick leave, vacation, group disability and health, life, and accident insurance that VFSB may from time to time extend to its officers. Mr. Patton will not receive any credit for benefit accrual purposes under any pension plan for service prior to the Effective Time.

  BB&T has agreed that, while employed under the agreement, Mr. Patton will serve on the board of directors of BB&T-NC, BB&T-VA and Craigie Incorporated, and will serve as chairman of the board of directors of

VFSB subsidiary American Finance & Investment, Inc. All of these corporations are currently controlled by BB&T or expected to be controlled by BB&T at the Effective Time. While employed under the agreement, Mr. Patton will not receive any fees for services on such boards of directors; however, upon termination of such employment Mr. Patton will receive a payment of $350.00 for each BB&T-VA board meeting thereafter attended and payments of $5,000 per year for service thereafter on the BB&T-NC board plus $1,000 for each BB&T-NC board or committee meeting attended. Continuation of service on the boards as described above is conditional upon Mr. Patton's carrying out his duties in accordance with his fiduciary obligations, and upon his compliance with the terms of the employment agreement.

  VFSB will have the right to terminate Mr. Patton's employment under the agreement at any time for "Just Cause," which includes personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with VFSB's or BB&T's business, misappropriation of VFSB or BB&T's assets (determined on a reasonable basis) or those of their affiliates, or material breach of any other provision of the employment agreement, provided that Mr. Patton has received written notice from VFSB of such material breach and such breach remains uncured 30 days after the delivery of such notice. If employment under the agreement is terminated for Just Cause, the agreement will end at such time and Mr. Patton will have no right to receive compensation or other benefits under the agreement during the period following the termination. In addition, Mr. Patton would be subject to certain noncompetition provisions for the following two years.

  VFSB may also terminate Mr. Patton's employment other than for Just Cause, as described above, at any time upon written notice. In this event, Mr. Patton would receive an annual amount equal to the sum of his rate of annual base salary in effect immediately preceding such termination plus the $16,000 amount payable annually for insurance premiums ("Termination Compensation") in each year for the remainder of what would otherwise have been the term of the employment agreement (pro rated for any partial year), so long as Mr. Patton complies with certain noncompetition provisions. In addition, assuming such compliance, Mr. Patton would (i) receive a cash payment on the date of termination equal to the amount of the cash bonus, if any, paid to him with respect to the calendar year preceding the year in which his termination of employment occurred multiplied by a fraction, the numerator of which is the number of days in the calendar year in which his employment terminated that elapsed before such termination, and the denominator of which is 365 (the "Bonus Amount"), and (ii) continue to participate in retirement and welfare benefit plans for which officers of VFSB generally are eligible, on the same terms as applicable to such officers, or receive benefits of comparable value, for all periods during which he received Termination Compensation.

  If Mr. Patton voluntarily terminates employment with VFSB at any time after the first anniversary of the date of the agreement, he would be entitled to receive Termination Compensation and other present or future employee benefits as described above for the periods described above, and would receive the Bonus Amount, so long as he complied with the noncompetition provisions. If Mr. Patton were to die during the term of the agreement, VFSB would pay his personal representative, for one year thereafter, a monthly amount equal to one-twelfth of the annual rate of base salary in effect on the date of death.

  If any payments made by VFSB to Mr. Patton upon termination of employment as described above were to be deemed to be excess parachute payments within the meaning of Section 280G of the Code and subject to the excise tax under
Section 4999 of the Code, VFSB would pay to Mr. Patton an additional sum (a "Gross-Up Payment") in an amount such that after payment by Mr. Patton of all taxes imposed with respect to such Gross-Up Payment (including any income taxes, FICA taxes and excise taxes and any interest and penalties) he would retain an amount equal to the excise tax (including any interest and penalties thereon) that would have been avoided if the payments in question had not been treated as parachute payments.

  If, by reason of physical or mental disability during his employment under the agreement, Mr. Patton were unable to carry out the essential functions of his employment hereunder for six consecutive months, his services could be terminated by the VFSB Board of Directors upon one month's notice. If, prior to the expiration of the one-month period after the giving of such notice, Mr. Patton were to recover from such disability and return to full-time duties, then his employment would continue as if it had been uninterrupted. During the first six months of the period of disability, Mr. Patton would continue to earn all compensation (including bonuses) to which he would have been entitled as if he had not been disabled, inclusive of any compensation received pursuant to any applicable disability insurance plan of VFSB or BB&T. Thereafter, he would receive compensation to which he is entitled under any applicable disability insurance plan, except that if the termination on account of disability occurred on or after the first anniversary of the date of the employment agreement, Mr. Patton would be treated as if he voluntarily terminated his employment and would be entitled to receive the payments provided for under such circumstances, as described above, subject to offset each month for any payments received under any applicable disability insurance plan of VFSB or BB&T.

 Settlement Payment

  The Reorganization Agreement provides that at the closing of the transactions contemplated therein, and prior to the Effective Time, Virginia First will pay to Mr. Patton a lump sum amount of $525,000. This payment will be in full satisfaction of any obligations to Mr. Patton pursuant to employment agreements entered into between Mr. Patton and each of Virginia First and VFSB on January 1, 1996.

 Protection of Virginia First Officers and Directors

  Under the terms of the Reorganization Agreement, BB&T or a subsidiary will purchase and keep in force for a period of three years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of Virginia First for acts or omissions occurring prior to the Effective Time. Such insurance will provide at least the same coverage and amounts as contained in Virginia First's policy in effect on the date of the Reorganization Agreement, except that in no event will the annual premium on such policy exceed 150% of the annual premium payments on Virginia First's policy in effect as of the date of the Reorganization Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BB&T will use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. BB&T has further agreed to indemnify all individuals who are or have been officers and directors of Virginia First prior to the Effective Time from any acts or omissions in such capacities prior to the Effective Time, to the extent indemnification is provided pursuant to the Virginia First Articles and is permitted under the VSCA.

 Service on BB&T-VA Board of Directors

  The Reorganization Agreement provides that William A. Patton, Chairman of the Virginia First Board, and at least four other members of the Virginia First Board other than Charles A. Patton will be elected to the board of directors of BB&T-VA as soon as practicable following the Effective Time. The maximum age requirement presently in effect for membership on such board will be waived by BB&T for two years following the Effective Time with respect to Mr. William Patton. Mr. Charles Patton will be elected to the board of BB&T-VA pursuant to the terms of his employment agreement. See "--Employment Agreement."

REGULATORY CONSIDERATIONS

  Bank holding companies (such as BB&T and BB&T Financial-VA), savings and loan holding companies (such as Virginia First) and their respective depository institution subsidiaries (including BB&T-VA and VFSB, respectively) are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. Among these laws and regulations are requirements of prior approval by applicable government regulatory authorities in connection with acquisition and merger transactions such as the Merger, as summarized below. In addition, these institutions are subject to ongoing supervision, regulation, and periodic examination by various federal and state financial institution regulatory agencies. Detailed discussions of such ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Annual Reports on Forms 10-K of each of BB&T and Virginia First incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Those summaries are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies.

  The Merger and the VFSB Bank Merger are subject to certain regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

 The Merger

  The Merger is subject to approval by the BFI under Section 6.1-194.97 of the Code of Virginia, which permits an out-of-state holding company, such as BB&T, to acquire directly or indirectly more than twenty five percent (25%) of the voting shares of a Virginia savings institution holding company, such as Virginia First, or a savings institution located in Virginia, such as VFSB, if the BFI approves the transaction. Approval of such an application is conditioned upon, among other things, the BFI's determination that the laws of the state in which the out-of-state holding company is located, in this case North Carolina, would permit Virginia savings institution holding companies to acquire savings institutions and savings institution holding companies in that state. North Carolina law would permit a Virginia savings and loan holding company to acquire a savings institution and savings and loan holding company located in North Carolina, subject to certain conditions. The BFI also must determine whether: (a) the proposed acquisition would be detrimental to the safety and soundness of the companies involved; (b) the applicant, its directors and officers, and any proposed new directors and officers are qualified by character, experience and financial responsibility to control and operate a Virginia savings institution; (c) the proposed acquisition would be prejudicial to the interests of the depositors, creditors, beneficiaries of fiduciary accounts or shareholders of the companies involved; and (d) the acquisition is in the public interest.

  BB&T also is required to provide notice of the Merger to the Federal Reserve under the Bank Holding Company Act and the Federal Reserve's Regulation Y. Under the Bank Holding Company Act, a bank holding company, such as BB&T, may not acquire direct or indirect ownership or control of a company engaged in nonbanking activities unless the company is engaged in an activity that the Federal Reserve has determined to be so closely related to banking, or managing or controlling banks, as to be a proper incident thereto. The Federal Reserve has determined by regulation that owning a savings institution is closely related to banking. However, the Federal Reserve is required by the Bank Holding Company Act to review the Merger to determine whether it reasonably can be expected to produce benefits to the public (such as greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices). This consideration includes an evaluation by the Federal Reserve of the financial and managerial resources of BB&T and its subsidiaries, and Virginia First and its subsidiaries, and the effect of the proposed transaction on those resources, as well as whether the Merger would result in a monopoly or otherwise would substantially lessen competition. Recently enacted legislation requires the Federal Reserve to forward a copy of the notice required to be filed by BB&T to the OTS for its review and comment. However, because such legislation exempts bank holding companies that acquire savings institutions from the provisions of the federal law relating to savings and loan holding companies, BB&T is not required to file a separate application with the OTS for approval of the Merger.

 The VFSB Bank Merger

  Although not required by the terms of the Reorganization Agreement or the Plan of Merger, BB&T expects to effect the VFSB Bank Merger not later than March 31, 1998. The VFSB Bank Merger is subject to approval of the FDIC under the Bank Merger Act. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Further, the FDIC may not approve the VFSB

Bank Merger if it would result in a monopoly, if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the effect of the VFSB Bank Merger in any section of the country may be substantially to lessen competition or to tend to create a monopoly or if it would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the VFSB Bank Merger are clearly outweighed in the public interest by the probable effect of such merger in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institution under the Community Reinvestment Act in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institution. Applicable regulations also require publication of notice of the application for approval of the VFSB Bank Merger and an opportunity for the public to comment on the application in writing and to request a hearing.

  The BFI must approve the VFSB Bank Merger under Section 6.1-194.40 of the Virginia Code, which authorizes the merger between a federal savings bank and a Virginia chartered bank, when, among other things, the BFI determines that all applicable laws governing such mergers are complied with and the public interest will be served. In addition, notice of the VFSB Bank Merger must be provided to the OTS under its regulations.

  The Bank Merger Act requires that any bank merger, including the VFSB Bank Merger, may not be consummated before the thirtieth day after approval by the FDIC, during which time the U.S. Department of Justice (the "DOJ") may challenge the VFSB Bank Merger on antitrust grounds. If the FDIC has not received any adverse comments from the DOJ concerning the competitive effects of the proposed transaction, this time period may be shortened to no less than fifteen days after the date of approval.

  All of the required applications and notices for the Merger have been submitted to the appropriate regulatory agencies. The Federal Reserve approved the Merger on August 21, 1997 and the BFI approved the Merger on September 25, 1997. However, there can be no assurance that the DOJ or a state Attorney General will not challenge the Merger or the VFSB Bank Merger, or, if such a challenge is made, as to the results thereof. The applications and required notices for the VFSB Bank Merger will be submitted in the near future.

  BB&T and Virginia First are not aware of any other governmental approvals or actions that are required for consummation of the Merger or the VFSB Bank Merger, except as described above. Should any other approval or action be required, it is contemplated presently that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay consummation of the Merger or would not be conditioned in a manner that would cause BB&T to abandon the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following is a summary description of certain anticipated federal income tax consequences of the Merger to the shareholders of Virginia First and to Virginia First and BB&T. This summary is not intended to be a complete description of all of the federal income tax consequences of the Merger. No information is provided with respect to the tax consequences of the Merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to certain specific categories of shareholders, including but not limited to persons who are corporations, trusts, dealers in securities, financial institutions, insurance companies, or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the Merger) or are subject to the "golden parachute" provisions of the Code (to the extent that tax affects the tax consequences of the Merger); persons who acquired Virginia First Common Stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a "straddle" or "conversion transaction." The federal income tax laws are complex, and a shareholder's individual circumstances may affect the tax consequences to the shareholder. Consequently, each Virginia First shareholder is urged to consult his or her own tax advisor regarding the tax consequences of the Merger. No ruling has been or will be requested from the Internal Revenue Service with respect to the tax effects of the Merger.

  In the opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T:
(a) the Merger will constitute a reorganization under Section 368 of the Code;
(b) no gain or loss will be recognized by BB&T Financial-VA or Virginia First by reason of the Merger; (c) the shareholders of Virginia First will recognize no gain or loss for federal income tax purposes to the extent BB&T Common Stock is received in the Merger in exchange for Virginia First Common Stock;
(d) the gain, if any, realized by Virginia First shareholders who receive BB&T Common Stock (including a fractional share) and cash in exchange for their Virginia First Common Stock will be recognized by each such shareholder, but in an amount not in excess of the amount of cash received (not including cash in lieu of a fractional share), and if the exchange has the effect of the distribution of a dividend (determined with the application of Section 318(a) of the Code), then the amount of the gain recognized that is not in excess of each such shareholder's taxable share of the undistributed earnings and profits shall be treated as a dividend (the determination of whether the exchange has the effect of a distribution of a dividend will be made on a shareholder-by-shareholder basis in accordance with the principles set forth by the Supreme Court in its 1989 decision in the case of Commissioner v. Clark; it is unlikely that shareholders will be required to treat the cash as a dividend, but shareholders should consult their tax advisors as to the correct treatment, based on their individual circumstances); (e) no loss shall be recognized by a Virginia First shareholder on the exchange; (f) the tax basis in the BB&T Common Stock received by a shareholder (including any fractional share interest deemed received) will be the same as the tax basis in the Virginia First Common Stock surrendered in exchange therefor, less the cash (other than cash in lieu of a fractional share) received, plus the gain (other than gain on the deemed disposition of a fractional share) or dividend recognized; (g) the holding period for BB&T Common Stock received in exchange for shares of Virginia First Common Stock will include the period during which the shareholder held the shares of Virginia First Common Stock surrendered in the exchange, provided that the Virginia First Common Stock was held as a capital asset at the Effective Time; and (h) a fractional share will be treated as if it had been issued and then redeemed by BB&T, with the cash treated as received in exchange for the fractional share, subject to the provisions and limitations of Section 302 of the Code.

  The consummation of the Merger is conditioned upon the receipt by Virginia First and BB&T of an opinion of Womble, Carlyle Sandridge & Rice, PLLC, counsel to BB&T, dated as of the Closing Date to the effect of items (a) and
(c) as described above.

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for under the purchase method of accounting, wherein BB&T will record the acquired identifiable assets and liabilities assumed at the fair market value at the time of consummation of the Merger. Any excess of the cost of Virginia First and the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed will be recorded as goodwill. Any goodwill recorded is expected to be amortized over of the period of expected benefit. BB&T's reported income shall include the operations of Virginia First after acquisition, based on the cost of the transaction. Financial statements of BB&T issued after consummation of the Merger would reflect the impact of Virginia First. Financial statements of BB&T issued after consummation of the Merger would not be restated retroactively to reflect Virginia First's historical financial position or results of operations. The unaudited proforma financial information contained in this Proxy Statement/Prospectus has been prepared using the purchase method of accounting.

THE OPTION AGREEMENT

 General

  As a condition to BB&T entering into the Reorganization Agreement, Virginia First (as issuer) entered into the Option Agreement with BB&T (as grantee), pursuant to which Virginia First granted the Option to BB&T to purchase from Virginia First up to 1,155,127 shares of Virginia First Common Stock (subject to adjustment in certain circumstances, but in no event to exceed 19.9% of the shares of Virginia First Common Stock outstanding upon any exercise of such option) at a price of $17.50 per share (subject to adjustment under certain circumstances, as described below) (the "Purchase Price"). The purchase of any shares of Virginia First Common Stock pursuant to the Option is subject to compliance with applicable law, including the receipt of necessary approvals under the Bank Holding Company Act. See "--Regulatory Considerations."

  The Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Reorganization Agreement. Consequently, certain aspects of the Option Agreement may have the effect of discouraging persons who might now, or prior to the Effective Time, be interested in acquiring all of or a significant interest in Virginia First from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to shareholders of Virginia First with a higher current market price than the shares of BB&T Common Stock to be received for each share of Virginia First Common Stock pursuant to the Reorganization Agreement.

  The Option Agreement is filed as an exhibit to the Registration Statement, and reference is made thereto for the complete terms of the Option Agreement and the Option. The foregoing discussion is qualified in its entirety by reference to the Option Agreement. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

 Exercisability

  If BB&T is not in material breach of the Option Agreement or its covenants and agreements contained in the Reorganization Agreement and if no injunction or other court order against delivery of the shares covered by the Option is in effect, BB&T may generally exercise the Option, in whole or in part, at any time and from time to time, following the happening of any of the following events (each a "Purchase Event"):

    (a) without BB&T's prior written consent, Virginia First taking certain actions (each an "Acquisition Transaction"), including authorizing, recommending, publicly proposing (or publicly announcing an intention to authorize, recommend or propose) or entering into an agreement with any third party to effect (i) a merger, consolidation or similar transaction involving Virginia First or any of its significant subsidiaries, (ii) the sale, lease, exchange or other disposition of 15% or more of the consolidated assets or deposits of Virginia First and its subsidiaries or
  (iii) the issuance, sale or other disposition of securities representing 15% or more of the voting power of Virginia First or any of its significant subsidiaries;

    (b) any third party or group of third parties (except the parties identified in (c) below) acquiring or having the right to acquire beneficial ownership of securities representing 15% or more of the voting power of Virginia First or any of its subsidiaries; or

    (c) any of William A. Patton, Charles A. Patton, Jr., J. Dale Patton, Patton Associates Limited Partnership or any associate or affiliate, or any group of which any of the foregoing is a member, acquiring or having the right to acquire beneficial ownership of 30% or more of the then-outstanding shares of Virginia First Common Stock.

 Termination

  The Option will terminate upon the earliest to occur of the following events: (a) the Effective Time; (b) the termination of the Reorganization Agreement prior to the occurrence of a Purchase Event or Preliminary Purchase Event (as defined below) (other than a termination by BB&T based on either a willful material breach by Virginia First of a covenant or agreement in the Reorganization Agreement or a willful inaccuracy in Virginia

First's representations or warranties in the Reorganization Agreement of a nature entitling BB&T to terminate (a "Default Termination"); (c) 12 months after a Default Termination; (d) 12 months after termination of the Reorganization Agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; or (e) six months after a termination of the Reorganization Agreement based on the failure of the shareholders of Virginia First to approve the Reorganization Agreement and the Plan of Merger.

  A "Preliminary Purchase Event" is defined as either of the following:

    (a) the commencement by any third party of a tender or exchange offer such that it would thereafter own 15% or more of the outstanding shares of Virginia First Common Stock or the filing of a registration statement with respect to such an offer, or

    (b) the failure of the shareholders of Virginia First to approve the Reorganization Agreement, the failure of the Virginia First Meeting to have been held, the cancellation of such meeting prior to the termination of the Reorganization Agreement or the Virginia First Board having withdrawn or modified in any manner adverse to BB&T its recommendations with respect to the Reorganization Agreement, in any case after a third party: (i) proposes to engage in an Acquisition Transaction, (ii) commences a tender offer or files a registration statement under the Securities Act with respect to an exchange offer such that it would thereafter own 15% or more of the outstanding shares of Virginia First Common Stock or (iii) files an application or notice under federal or state statutes relating to the regulation of financial institutions or their holding companies to engage in an Acquisition Transaction.

  To the knowledge of BB&T and Virginia First, no Purchase Event or Preliminary Purchase Event has occurred as of the date of this Joint Proxy Statement/Prospectus.

 Adjustments

  The Option Agreement provides for certain adjustments in the Option in the event of any change in Virginia First Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or in the event of the issuance of any additional shares of Virginia First Common Stock before termination of the Option.

 Substitute Options

  If, prior to the termination of the Option Agreement, Virginia First enters into an agreement:

    (a) to consolidate with or merge into any third party and will not be the continuing or surviving corporation of such consolidation or merger;

    (b) to permit any third party to merge into Virginia First with Virginia First as the continuing or surviving corporation, but, in connection therewith, the then outstanding shares of Virginia First Common Stock are changed into or exchanged for stock or other securities of Virginia First or any other person or cash or any other property, or the outstanding shares of Virginia First Common Stock after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company;

    (c) to permit any third party to acquire all of the outstanding shares of Virginia First Common Stock pursuant to a statutory share exchange; or

    (d) to sell or otherwise transfer all or substantially all of its assets or deposits to any third party,

then such agreement must provide that the Option will be converted or exchanged for an option (a "Substitute Option") to purchase shares of common stock of, at the holder's option, either (x) the continuing or surviving corporation of a merger or consolidation or the transferee of all or substantially all of Virginia First assets or (y) any person controlling such continuing or surviving corporation or transferee. The number of shares subject to the Substitute Option and the exercise price per share will be determined in accordance with a formula in the Option Agreement. To the extent possible, the Substitute Option will contain terms and conditions that are the same as those in the Option Agreement.

 Registration Rights

  The Option Agreement grants to BB&T and any permitted transferee of the Option certain rights to require Virginia First to prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Virginia First Common Stock or other securities that have been acquired by or are issuable upon exercise of the Option.

EFFECT ON EMPLOYEES, EMPLOYEE BENEFIT PLANS AND STOCK OPTIONS

  Each employee of Virginia First or its subsidiaries at the time of the Merger will become, immediately following the Merger, an employee of BB&T Financial-VA or of one of its subsidiaries. It is expected that BB&T will cause Virginia First's 401(k) plan to be merged with the 401(k) plan maintained by BB&T and its subsidiaries, and the account balances of former employees of Virginia First or its subsidiaries who are participants in the Virginia First plan will be transferred to the accounts of such employees under the BB&T 401(k) plan. Following this merger and transfer, these accounts would be governed and controlled by the terms of the BB&T 401(k) plan as in effect from time to time (and subject to BB&T's right to terminate such plan). For purposes of participating in this plan, service to Virginia First and its subsidiaries by each such employee will be deemed to be service with BB&T-VA for participation and vesting purposes only.

  At the Effective Time, each option to purchase shares of Virginia First Common Stock granted under Virginia First's 1984 Incentive Stock Option Plan, 1986 Stock Compensation Program or 1992 Incentive Plan and then outstanding (and which by its terms does not lapse on or before the Effective Time) (a "Stock Option"), whether or not then exercisable, will be converted into and become an option under the BB&T 1995 Omnibus Stock Incentive Plan (the "BB&T Option Plan"), and will be governed by the terms and conditions of the BB&T Option Plan. No holder of a Stock Option will be entitled to receive any payment from BB&T of any tax liability incurred by such holder resulting from exercise following the Effective Time of all or a part of the Stock Option. In making such conversion, (i) the number of shares of BB&T Common Stock subject to each such Stock Option will be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of Virginia First Common Stock subject to such Stock Option immediately prior to the Effective Time by the Option Exchange Ratio (defined below), and (ii) the per share exercise price under each such Stock Option will be adjusted by dividing the per share exercise price under each such Stock Option by the Option Exchange Ratio and rounding up to the nearest cent. In addition, each such Stock Option that is an "incentive stock option" will be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. The "Option Exchange Ratio" means the percentage determined by dividing the value of the Merger Consideration at the Effective Time by the Closing Value.

  Options to purchase an aggregate of 307,980 shares of Virginia First Common Stock are expected to be outstanding at the Effective Time, of which options to purchase 25,000 shares of Virginia First Common Stock will lapse at the Effective Time. Any shares of Virginia First Common Stock issued pursuant to the exercise of options under the plan prior to the Effective Time will be converted into shares of BB&T Common Stock and cash in the same manner as other outstanding shares of Virginia First Common Stock.

RESTRICTIONS ON RESALES BY AFFILIATES

  All shares of BB&T Common Stock issuable in the Merger will be registered under the Securities Act and will be freely transferable, except that any such shares received by "Persons" who are deemed to be "Affiliates" (as such terms are defined under the Securities Act) of Virginia First at the Effective Time may be resold by them only in transactions registered under the Securities Act or permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted by the Securities Act. Those who may be deemed Affiliates of Virginia First generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with Virginia First and include certain executive officers and directors of Virginia First. The restrictions on resales by an Affiliate extend also to certain related parties of the Affiliate, including spouse, relatives and spouse's relatives who in each case have the same home as the Affiliate.

  The Reorganization Agreement requires Virginia First to cause each of its Affiliates to deliver to BB&T a written agreement to the effect that such person will not offer or otherwise dispose of any shares of BB&T Common Stock issued to that person in the Merger except in compliance with applicable securities laws.

                            INFORMATION ABOUT BB&T

GENERAL

  BB&T is a multi-bank holding company headquartered in Winston-Salem, North Carolina. BB&T conducts operations in North Carolina, South Carolina and Virginia primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. Substantially all of BB&T's loans are to businesses and individuals in the Carolinas and Virginia. BB&T has no material amount of foreign loans and no loans that can be defined as highly leveraged transactions. BB&T's bank subsidiaries are BB&T-NC, a North Carolina chartered bank; BB&T-SC, a South Carolina chartered bank; BB&T-VA, a Virginia chartered bank; and FFSB, a federally chartered savings bank. The principal assets of BB&T are all of the issued and outstanding shares of common stock of BB&T-NC, BB&T Financial Corporation of South Carolina, Greenville, South Carolina, which in turn owns all of the issued and outstanding shares of BB&T-SC, and BB&T Financial Corporation of Virginia ("BB&T Financial-VA"), Virginia Beach, Virginia, which in turn owns all of the issued and outstanding shares of BB&T-VA and FFSB.

SUBSIDIARIES

  BB&T-NC, BB&T's largest subsidiary, is the oldest bank in North Carolina and currently operates through 358 banking offices throughout North Carolina. BB&T-NC provides a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies and local governments, trust customers, and individuals. BB&T Leasing Corporation, a wholly owned subsidiary of BB&T-NC, located in Charlotte, North Carolina, offers lease financing to commercial businesses and municipal governments. BB&T Investment Services, Inc., also a wholly owned subsidiary of BB&T-NC, located in Charlotte, North Carolina, offers customers investment alternatives, including discount brokerage services, fixed-rate and variable-rate annuities, mutual funds, and government and municipal bonds. BB&T Insurance Services, Inc., located in Raleigh, North Carolina, is also a subsidiary of BB&T-NC and offers life, property and casualty and title insurance on an agency basis. Additional subsidiaries of BB&T-NC include Goddard Technology Corporation, which engages in the design and production of imaging and security devices and programs; and Prime Rate Premium Finance Corporation, Inc., which provides insurance premium financing and services to customers in Virginia and the Carolinas.

  BB&T-SC serves South Carolina through 98 banking offices. BB&T-SC provides a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies, local governments, trust customers and individuals. BB&T-SC's subsidiaries include BB&T Investment Services of South Carolina, Inc., which is licensed as a general broker/dealer of securities and is currently engaged in retailing of mutual funds, U.S. Government securities, municipal securities, fixed and variable insurance annuity products and unit investment trusts.

  BB&T-VA, formerly Commerce Bank, was acquired on January 10, 1995 by BB&T Financial Corporation ("BB&T Financial") prior to the merger of BB&T Financial with and into BB&T, which was then named Southern National Corporation. BB&T-VA offers a full range of commercial and retail banking services through 22 banking offices in the Hampton Roads region of Virginia.

  FFSB was acquired on March 1, 1997, upon the merger of its parent company, Fidelity Financial Bankshares Corporation ("FFBC"), with and into BB&T Financial-VA. FFSB operates seven branch offices offering commercial and retail banking services in the Richmond, Virginia area.

  Regional Acceptance Corporation ("RAC"), of Greenville, North Carolina, was acquired on September 1, 1996. RAC, which has 28 branch offices in North Carolina, South Carolina, Tennessee and Virginia, specializes in indirect financing for consumer purchases of mid-model and late-model used automobiles. Phillips Factors Corporation, which buys and manages account receivables primarily in the furniture, textiles and home furnishings-related industries, and Sheffield Financial Corp., which specializes in loans to small commercial lawn care businesses across the country, are other subsidiaries of BB&T.

UCB MERGER

  Effective July 1, 1997, UCB merged with and into BB&T. Each share of UCB Common Stock issued and outstanding at the effective time of the UCB Merger was converted into and exchanged for 1.135 shares of BB&T Common Stock (the "UCB Exchange Ratio"). In addition, at the effective time, all rights with respect to UCB Common Stock outstanding at the effective time pursuant to stock options granted by UCB under the existing stock plans of UCB were converted into and became rights with respect to BB&T Common Stock on a basis reflecting the UCB Exchange Ratio. Approximately 27.7 million shares of BB&T Common Stock were issued in the UCB Merger. The UCB Merger constituted a tax-free transaction under the Code, and has been accounted for as a pooling of interests. Through its two bank subsidiaries, United Carolina Bank and United Carolina Bank of South Carolina, UCB operated 153 banking offices in 89 communities in North Carolina and South Carolina. Effective September 19, 1997, United Carolina Bank and United Carolina Bank of South Carolina were merged into BB&T-NC and BB&T-SC, respectively.

OTHER ACQUISITIONS

  BB&T's profitability and market share have been enhanced through both internal growth and acquisitions during recent years. Specifically, BB&T has expanded by both the acquisition of financial institutions (including thrift institutions) and the purchase of deposits and assets from the Resolution Trust Corporation in federally assisted transactions.

  On March 1, 1997, BB&T completed the acquisition of FFBC, which was a Virginia corporation that served as the holding company for FFSB, in a transaction accounted for as a purchase. BB&T intends to effect the merger of FFSB, which is currently a wholly owned subsidiary of BB&T Financial-VA, with and into BB&T-VA not later than the first quarter of 1998.

  On October 1, 1997, BB&T completed the acquisition of the investment banking firm Craigie Incorporated ("Craigie"), of Richmond, Virginia. With offices in Richmond and Charlotte, North Carolina, Craigie specializes in the origination, trading and distribution of fixed-income securities and equity products in both the public and private capital markets. Craigie's public finance department provides investment banking services, financial advisory services and municipal bond financing to a variety of regional tax-exempt issuers. The firm's corporate finance department specializes in raising capital for corporate clients and has an active mergers and acquisitions practice. Established in 1929, Craigie continues to operate as a subsidiary of BB&T.

  BB&T expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions. Such acquisitions may entail the payment by BB&T of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of BB&T capital stock or the incurring of an additional indebtedness by BB&T, and could have a dilutive effect on the per share earnings or book value of BB&T Common Stock. Moreover, such acquisitions sometimes result in significant front-end charges against earnings, although cost savings, especially incident to in-market acquisitions, also are frequently anticipated.

CAPITAL

  The Federal Reserve has established a minimum requirement for a bank holding company's ratio of capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) of 8%. At least half of the total capital is required to be composed of common equity, retained earnings, and qualifying perpetual preferred stock, less certain intangibles ("Tier 1 capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of the loan loss allowance ("Tier 2 capital" and, together with Tier 1 capital, "total capital"). At June 30, 1997, BB&T's Tier 1 and total capital ratios were 10.5% and 14.9%, respectively. Effective January 1, 1997, with mandatory compliance as of January 1, 1998, the Federal Reserve also is requiring certain bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained pursuant to these provisions may consist of new "Tier 3 capital" consisting of certain short term subordinated debt. In addition, the Federal Reserve has issued a policy statement, pursuant to which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required, among other things, to hold additional capital.

  The Federal Reserve also has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least 100 to 200 basis points above the stated minimum. BB&T's leverage ratio at June 30, 1997 was 7.3%. Bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the requirements indicate that the Federal Reserve will continue to consider a "tangible Tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity.

  The FDIC has adopted minimum risk-based and leverage ratio regulations to which BB&T's bank subsidiaries are subject that are substantially similar to those requirements established by the Federal Reserve described above. Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership. The capital ratios of each of BB&T's bank subsidiaries exceeded all minimum regulatory capital requirements as of June 30, 1997.

DEPOSIT INSURANCE ASSESSMENTS

  The deposits of each of BB&T's bank subsidiaries are insured by the FDIC up to the limits set forth under applicable law. A majority of the deposits of the banks are subject to the deposit insurance assessments of the Bank Insurance Fund ("BIF") of the FDIC. However, approximately 40% of the deposits of BB&T-NC and BB&T-SC (related to the banks' acquisition of various savings associations) are subject to assessments imposed by the Savings Association Insurance Fund ("SAIF") of the FDIC.

  Pursuant to budget reconciliation legislation enacted in 1996, the FDIC imposed a special assessment on SAIF-assessable deposits of 65.7 basis points per $100 of SAIF-assessable deposits in order to increase the SAIF's net worth to 1.25 percent of SAIF-insured deposits as of October 1, 1996. This special assessment was applied by the FDIC to the amount of SAIF-assessable deposits held by institutions as of March 31, 1995. Certain institutions that engaged in thrift acquisitions, including BB&T-NC, received a 20 percent discount on the assessment. As a result, the pre-tax impact of the special assessment on BB&T was approximately $34 million, and was recorded as an expense as of September 30, 1996.

  The FDIC also lowered the assessment rates for SAIF-insured deposits, effective January 1, 1997, to the same levels as the assessment rates currently applicable to BIF-insured deposits. Thus, for the semi-annual period beginning January 1, 1997, the effective rate of assessments imposed on all FDIC deposits for deposit insurance ranges from 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors, with a statutory minimum of $2,000. However, because the 1996 legislation requires that both SAIF-insured and BIF-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation, the FDIC is assessing BIF-insured deposits an additional 1.30 basis points per $100 of deposits, and SAIF-insured deposits an additional 6.3 basis points per $100 of deposits, in each case on an annualized basis, to cover those obligations.

                       INFORMATION ABOUT VIRGINIA FIRST

  Virginia First was incorporated in Virginia in 1993 to serve as the holding company for Virginia First Savings Bank, F.S.B. ("VFSB"). The stockholders of VFSB approved the related plan of reorganization at their annual meeting on November 10, 1993, and the reorganization was consummated on January 14, 1994 with VFSB becoming a wholly owned subsidiary of Virginia First. VFSB is a federally chartered capital stock savings bank with principal offices in Petersburg, Virginia. VFSB, incorporated in 1888, is one of the oldest financial institutions in the Commonwealth of Virginia.

  Virginia First's only direct subsidiary is VFSB, and Virginia First has no material assets or liabilities except for the stock of VFSB. VFSB has three active subsidiaries: one is engaged in real estate development, one is a title insurance agency, and one is a company that originates residential mortgage loans via the Internet.

  Virginia First's principal business activities, which are conducted through VFSB, are attracting checking and savings deposits from the general public through its retail banking offices and originating, servicing, investing in and selling loans secured by first mortgage liens on single-family dwellings, including condominium units. All of the retail banking offices are located in Virginia, while the mortgage loan organization offices are in Virginia and Maryland. Virginia First also lends funds to retail banking customers by means of home equity and installment loans, and originates residential construction loans and loans secured by commercial property, multi-family dwellings and manufactured housing units. Virginia First invests in certain U.S. Government and agency obligations and other investments permitted by applicable laws and regulations.

  Virginia First operates twenty-four full service retail facilities throughout southside, central and southwestern Virginia. In addition, Virginia First operates twelve loan origination centers in southside, central and southwestern Virginia, in northern Virginia and southern Maryland under the trade name Virginia First Mortgage.

                       DESCRIPTION OF BB&T CAPITAL STOCK

GENERAL

  The authorized capital stock of BB&T consists of 300,000,000 shares of BB&T Common Stock and 5,000,000 shares of preferred stock, par value $5.00 per share (the "BB&T Preferred Stock"). As of June 30, 1997, there were 135,418,510 shares of BB&T Common Stock issued and outstanding (as restated to reflect the issuance of shares in the UCB Merger). There were no shares of BB&T Preferred Stock issued and outstanding as of such date, although 2,000,000 shares of BB&T Preferred Stock have been designated as Junior Participating Preferred Stock (the "BB&T Junior Preferred Stock") and are reserved for issuance in connection with BB&T's shareholder rights plan. See "--Shareholder Rights Plan." Based on the number of shares of Virginia First Common Stock outstanding at the Record Date, if the Closing Value is $57.06, it is estimated that approximately 1,783,200 shares of BB&T Common Stock would be issued in the Merger.

BB&T COMMON STOCK

  Each share of BB&T Common Stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of BB&T Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors of BB&T (the "BB&T Board") out of funds legally available therefor and, upon liquidation, to receive pro rata all assets, if any, of BB&T available for distribution after the payment of necessary expenses and all prior claims. Holders of BB&T Common Stock have no preemptive rights to subscribe for any additional securities of any class that BB&T may issue, nor any conversion, redemption or sinking fund rights. Holders of BB&T Common Stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of BB&T Common Stock are subject to any preferences provided for by resolution of the BB&T Board for any series of BB&T Preferred Stock that BB&T may issue in the future. The terms of the BB&T Junior Preferred Stock reserved for issuance in connection with BB&T's shareholders rights plan provide that holders of such shares shall have rights and privileges that are substantially identical to those of holders of BB&T Common Stock.

  The transfer agent and registrar for BB&T Common Stock is BB&T-NC. The Company intends to apply for the listing on the NYSE, subject to official notice of issuance, of the shares of BB&T Common Stock to be issued in the Merger.

BB&T PREFERRED STOCK

  Under the BB&T Articles, BB&T may issue shares of BB&T Preferred Stock in one or more series as may be determined by the BB&T Board or a duly authorized committee. The BB&T Board or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any BB&T Preferred Stock issued may rank senior to the BB&T Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of BB&T, or both. In addition, any shares of BB&T Preferred Stock may have class or series voting rights. Under certain circumstances, the issuance of BB&T Preferred Stock or the existence of the unissued BB&T Preferred Stock may tend to discourage or render more difficult a merger or other change in control of BB&T. See "--Shareholder Rights Plan."

SHAREHOLDER RIGHTS PLAN

  BB&T has adopted a shareholder rights plan pursuant to which holders of shares of BB&T Common Stock also hold rights to purchase securities or other property that may be exercised upon the occurrence of certain "triggering events." Shareholder rights plans such as BB&T's plan are intended to encourage potential hostile acquirors of a "target" corporation to negotiate with the board of directors of the target corporation in order to avoid occurrence of the "triggering events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of BB&T, could have the effect of discouraging a business combination that shareholders believe to be in their best interests. The provisions of BB&T's shareholder rights plan are discussed below.

  On December 17, 1996, the BB&T Board declared a dividend distribution of one right (a "Right," and collectively the "Rights") for each outstanding share of BB&T Common Stock to shareholders of record at the close of business on January 17, 1997. One Right will also be distributed for each share of BB&T Common Stock issued between January 17, 1997 and the occurrence of a "Distribution Date" (described in the next paragraph). Each Right entitles the registered holder to purchase from BB&T a unit consisting of one-hundredth of a share (a "Unit") of BB&T Junior Preferred Stock at a Purchase Price of $145.00 per Unit, subject to adjustment, or, under certain circumstances, other securities or property. The description and terms of the Rights are set forth in the Rights Agreement, dated as of December 17, 1996, between BB&T and BB&T-NC in the capacity of Rights Agent (the "Rights Agreement").

  Initially, the Rights will be attached to all BB&T Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. A "Distribution Date" will occur, and the

Rights will separate from shares of BB&T Common Stock, upon the earliest of
(a) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of BB&T Common Stock (the "Stock Acquisition Date"), (b) 10 business days following the commencement of a tender offer or exchange offer that would if consummated result in a person or group beneficially owning 20% or more of such outstanding shares of BB&T Common Stock or (c) 10 business days after the BB&T Board declares any Person to be an "Adverse Person," as described in the following paragraph.

  The BB&T Board will declare a person to be an Adverse Person upon its determinations (a) that such person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of the outstanding shares of BB&T Common Stock (provided that any such determination will not be effective until such person has in fact become the beneficial owner of 10% or more of the outstanding shares of BB&T Common Stock) and (b) following consultation with such persons as the BB&T Board deems appropriate, that (i) such beneficial ownership by such person is intended to cause, is reasonably likely to cause or will cause BB&T to repurchase the BB&T Common Stock beneficially owned by such person or to cause pressure on BB&T to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the BB&T Board determines that the best long-term interests of BB&T and its shareholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (ii) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of BB&T's ability to maintain its competitive position) on the business or prospects of BB&T or (iii) such beneficial ownership otherwise is determined to be not in the best interests of BB&T and its shareholders, employees, customers and communities in which BB&T and its subsidiaries do business.

  The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 31, 2006, subject to extension by the BB&T Board, or unless earlier redeemed by BB&T as described below.

  As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of BB&T Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except for certain issuances in connection with outstanding options and convertible securities and as otherwise determined by the BB&T Board, only shares of BB&T Common Stock issued prior to the Distribution Date will be issued with Rights.

  In the event that the BB&T Board determines that a person is an Adverse Person or, at any time following the Distribution Date, a person becomes the beneficial owner of 25% or more of the then-outstanding shares of BB&T Common Stock, each holder of a Right will thereafter have the right to receive at the time specified in the Rights Agreement, (a) upon exercise and payment of the exercise price, BB&T Common Stock (or, in certain circumstances, cash, property or other securities of BB&T) having a value equal to two times the exercise price of the Right or (b) at the discretion of the BB&T Board, upon exercise and without payment of the exercise price, BB&T Common Stock (or, in certain circumstances, cash, property or other securities of BB&T) having a value equal to the difference between the exercise price of the Right and the value of the consideration that would be payable under clause (a). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. Rights will not become exercisable following the occurrence of either of the events set forth above, however, until such time as the Rights are no longer redeemable by BB&T as set forth below.

  For example, at an exercise price of $145.00 per Right, each Right not owned by an Acquiring Person or an Adverse Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $290.00 worth of BB&T Common Stock (or other consideration, as noted above) for $145.00. Assuming that the BB&T Common Stock had a per share value of $72.50 at such time, the holder of each valid Right would be entitled to purchase four shares of BB&T Common Stock for $145.00.

Alternatively, at the discretion of the BB&T Board, each Right following an event set forth in the preceding paragraph, without payment of the exercise price, would entitle its holder to BB&T Common Stock (or other consideration, as noted above) worth $145.00.

  In the event that, at any time following the Stock Acquisition Date, (a) BB&T is acquired in a merger, statutory share exchange or other business combination transaction in which BB&T is not the surviving corporation or (b) 50% or more of BB&T's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The Purchase Price payable, and the number of Units of BB&T Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of certain events.

  In general, BB&T may redeem the Rights in whole, but not in part, at a price of $0.01 per Right at any time until 10 business days following the earlier of the Stock Acquisition Date or the effective date of any declaration by the BB&T Board that any person is an Adverse Person. After the redemption period has expired, BB&T's right of redemption may be reinstated if an Acquiring Person or Adverse Person reduces his beneficial ownership to less than 10% of the outstanding shares of BB&T Common Stock in a transaction or series of transactions not involving BB&T and if there are no other Acquiring Persons or Adverse Persons.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of BB&T, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to BB&T, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for stock (or other consideration) of BB&T or for common stock of the acquiring company as set forth above.

  Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the BB&T Board prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the BB&T Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or Adverse Person) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption may be made when the Rights are not redeemable.

  The Rights Agreement is filed as an exhibit to a Registration Statement on Form 8-A dated January 10, 1997 that has been filed by BB&T with the Commission. Such registration statement and the Rights Agreement are incorporated by reference in this Proxy Statement/Prospectus, and reference is made thereto for the complete terms of the Rights Agreement and the Rights. The foregoing discussion is qualified in its entirety by reference to the Rights Agreement. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

CERTAIN PROVISIONS OF THE NCBCA, BB&T ARTICLES AND BB&T BYLAWS

  Certain provisions of the NCBCA, the BB&T Articles and the BB&T Bylaws deal with matters of corporate governance and the rights of shareholders. Certain of these provisions, as well as the ability of the BB&T Board to issue shares of BB&T Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may delay or prevent takeover attempts not first approved by the BB&T Board. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by shareholders. BB&T believes that these provisions are appropriate to protect the interests of BB&T and all of its shareholders. The following describes the principal provisions of the NCBCA applicable to BB&T, the BB&T Articles and BB&T Bylaws that may be deemed to have anti-takeover effects.

 Control Share Act

  The Control Share Acquisition Act of the NCBCA may make an unsolicited attempt to gain control of BB&T more difficult by restricting the right of certain shareholders to vote newly acquired large blocks of stock. For a description of this statute, see "COMPARISON OF SHAREHOLDERS' RIGHTS--Anti-takeover Statutes."

 Provisions Regarding the BB&T Board

  The provisions of the BB&T Articles and the BB&T Bylaws with respect to the classification of the BB&T Board and the removal of directors only for cause could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of BB&T. For a description of such provisions, see "COMPARISON OF SHAREHOLDERS' RIGHTS-- Directors."

 Meeting of Shareholders; Shareholders' Nominations and Proposals

  Under the BB&T Bylaws, meetings of the shareholders may be called by the Chief Executive Officer or the BB&T Board. Shareholders of BB&T may not request that a special meeting of shareholders be called. This provision could have the effect of delaying until the next annual shareholders' meeting shareholder actions that are favored by the holders of a majority of the outstanding voting securities of BB&T.

  Certain procedures governing the submission of nominations for directors and other proposals by stockholders may have some deterrent on shareholder actions designed to result in change of control in BB&T. See "COMPARISON OF SHAREHOLDERS' RIGHTS--Notice of Shareholder Nominations and Shareholder Proposals."

                      COMPARISON OF SHAREHOLDERS' RIGHTS

  At the Effective Date, holders of Virginia First Common Stock (other than dissenting shareholders) will become shareholders of BB&T. The following is a summary of material differences between the rights of holders of BB&T Common Stock and holders of Virginia First Common Stock. Since BB&T is organized under the laws of the State of North Carolina and Virginia First is organized under the laws of the Commonwealth of Virginia, differences in the rights of holders of BB&T Common Stock and those of holders of Virginia First Common Stock arise from differing provisions of the NCBCA and the VSCA in addition to differing provisions of their respective articles of incorporation and bylaws.

  The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of BB&T Common Stock and holders of Virginia First Common Stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the NCBCA and VSCA and the governing corporate instruments of BB&T and Virginia First, to which the shareholders of Virginia First are referred.

AUTHORIZED CAPITAL STOCK

 BB&T

  BB&T's authorized capital stock consists of 300,000,000 shares of BB&T Common Stock and 5,000,000 shares of BB&T Preferred Stock. The BB&T Articles authorize the BB&T Board to issue shares of BB&T Preferred Stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of BB&T Preferred Stock in each such series. As of June 30, 1997, 135,418,510 shares of BB&T Common Stock were outstanding (as restated to reflect the issuance of shares in the UCB Merger). No shares of BB&T Preferred Stock were issued and outstanding as of such date, although 2,000,000 shares of BB&T Preferred Stock have been designated as BB&T Junior Preferred Stock and are reserved for issuance in connection with BB&T's shareholder rights plan. See "DESCRIPTION OF BB&T CAPITAL STOCK--Shareholder Rights Plan."

 Virginia First

  Virginia First's authorized capital stock consists of 20,000,000 shares of Virginia First Common Stock and 5,000,000 shares of preferred stock par value $1.00 per share ("Virginia First Preferred Stock"). As of the Record Date, 5,814,430 shares of Virginia First Common Stock and no shares of Virginia First Preferred Stock were outstanding, although 200,000 shares of Virginia First Preferred Stock have been designated as Series A Junior Participating Preferred Stock and are reserved for issuance in connection with Virginia First's shareholder rights plan.

DIRECTORS

 BB&T

  The BB&T Articles and the BB&T Bylaws provide for a board of directors having not less than three nor more than 30 members as determined from time to time by vote of a majority of the members of the BB&T Board or by resolution of the shareholders of BB&T. Currently, the BB&T Board consists of twenty-nine directors. The BB&T Board is divided into three classes, with directors serving staggered three-year terms. Under the BB&T Articles and the BB&T Bylaws, BB&T directors may be removed only for cause and only by the vote of a majority of the outstanding shares entitled to vote in the election of directors. Holders of BB&T Common Stock do not have cumulative voting rights in the election of directors.

 Virginia First

  The Virginia First Articles and the Virginia First Bylaws provide for a board of directors having not less than five nor more than 15 members as determined from time to time by or pursuant to the Virginia First Bylaws. Currently, the Virginia First Board consists of nine directors. The Virginia First Board is divided into three classes, with directors serving staggered three-year terms. Holders of Virginia First Common Stock do not have cumulative voting rights in the election of directors.

DIVIDENDS AND OTHER DISTRIBUTIONS

 BB&T

  The NCBCA prohibits a North Carolina corporation from making any distributions to shareholders, including the payment of cash dividends, that would render it insolvent or unable to meet its obligations as they become due in the ordinary course of business. BB&T is not subject to other express regulatory restrictions on payments of dividends and other distributions. The ability of BB&T to pay distributions to the holders of BB&T Common Stock will depend, however, to a large extent upon the amount of dividends its bank subsidiaries, which are subject to restrictions imposed by regulatory authorities, pay to BB&T. In addition, the Federal Reserve could oppose a distribution by BB&T if it determined that such a distribution would harm BB&T's ability to support its bank subsidiaries. There can be no assurances that dividends will be paid in the future. The declaration, payment and amount of any such future dividends would depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the BB&T Board.

 Virginia First

  The VSCA prohibits a Virginia corporation from making any distributions to shareholders, including the payment of cash dividends, that would render it insolvent or unable to meet its obligations as they become due in the usual course of business. Virginia First is not subject to other express regulatory restrictions on payments of dividends and other distributions. The ability of Virginia First to pay distributions to the holders of Virginia First Common Stock will depend, however, upon the amount of dividends its savings bank subsidiary, which is subject to the restrictions imposed by regulatory authorities, pays to Virginia First.

NOTICE OF SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

 BB&T

  The BB&T Bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the BB&T Board or a committee thereof, of candidates for election as directors. The BB&T Bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the BB&T Board must submit such nomination in writing to the Secretary of BB&T not later than 60 days before one year after the date of the immediately preceding Annual Meeting of Shareholders, together with biographical information about the candidate and the shareholder's name and shareholdings. Nominations not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting.

  Similarly, a shareholder must notify the Secretary of BB&T in writing not later than 60 days before one year after the date of the immediately preceding Annual Meeting of Shareholders of the shareholder's intention to make a proposal for consideration at the next Annual Meeting. The notice must contain: (a) a brief description of the proposal, (b) the name and shareholdings of the shareholder submitting the proposal and (c) any material interest of the shareholder in such proposal.

 Virginia First

  The Virginia First Bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the Virginia First Board, of candidates for election as directors. The Virginia First Bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the Virginia First Board must submit such nomination in writing to the Secretary of Virginia First not less than 60 nor more than 90 days before the date of the scheduled annual meeting, unless less than 70 days' notice or prior public disclosure of the annual meeting is given, in which case such notice must be received not later than the close of business on the tenth following, together with biographical information about the candidate, the shareholder's name and shareholdings, and information about any other shareholder who, to the knowledge of the shareholder, supports the nomination. Nominations not made in accordance with the foregoing provisions may be ruled out of order by the chairman of the meeting.

  Similarly, a shareholder must notify the Secretary of Virginia First in writing not less than 60 nor more than 90 days before the date of the scheduled annual meeting, unless less than 70 days' notice or prior public disclosure of the annual meeting is given, in which case such notice must be received not later than the close of business on the tenth following the earlier of (a) the day on which such notice was sent or (b) the day on which such public disclosure occurred. The notice must contain: (a) a brief description of the proposal, (b) the name and address of the shareholder submitting the proposal, (c) the class and number of shares of Virginia First capital stock owned by the shareholder beneficially or of record and the number of shares so owned by any person who, to the knowledge of the shareholder, supports such proposal and (d) any material interest of the shareholder in the proposal.

EXCULPATION AND INDEMNIFICATION

 BB&T

  The NCBCA requires that a director of a North Carolina corporation discharge the duties as a director (a) in good faith, (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (c) in a manner the director reasonably believes to be in the best interests of the corporation. The NCBCA expressly provides that a director facing a change of control situation shall not be subject to any different duties or a higher standard of care. The BB&T Articles provide that, to the fullest extent permitted by applicable law, no director of BB&T will have any personal liability for monetary damage for breach of a duty as a director. The BB&T Bylaws require BB&T to indemnify its directors and officers against liabilities arising out of such person's status as such, excluding any liability relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interests of BB&T.

 Virginia First

  The VSCA requires that a director of a Virginia corporation discharge the duties as a director in accordance with the director's good faith business judgment of the best interests of the corporation. The VSCA permits Virginia corporations to provide indemnification for directors, officers and agents and also permits Virginia corporations to eliminate personal liability for directors and officers for certain actions. The Virginia First articles provide that, to the fullest extent permitted by applicable law, no director of Virginia First will have any personal liability for monetary damage in excess of $1.00 for breach of a duty as a director.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

 BB&T

  The NCBCA generally requires that any merger, share exchange or sale of substantially all the assets of a corporation not in the ordinary course of business be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote. BB&T is also subject to certain statutory anti-takeover provisions. See "--Anti-takeover Statutes."

 Virginia First

  The VSCA generally requires that any merger, share exchange or sale of substantially all of the assets of a corporation not in the ordinary course of business be approved by at least two thirds of the votes entitled to be cast by each voting group entitled to vote, unless the articles of incorporation provide for a greater or lesser vote (but in no event less than a majority of votes cast by each such voting group at a meeting at which a quorum of the voting group exists). The Virginia First articles provide that any such transaction will be approved if (a) a majority of the votes entitled to be cast by each voting group entitled to vote are cast in favor of the transaction and (b) unless the transaction has been approved by at least two thirds of the "Continuing Directors" (defined as any director (i) who was an initial director of Virginia First when it was incorporated in 1993, (ii) who has been elected to the Virginia First Board at an annual meeting more than one time or (iii) who was elected to fill a vacancy on the Virginia First Board and who received the affirmative vote of a majority of the Continuing Directors serving at such time and who was subsequently elected to the Virginia First Board at least one annual meeting), at least 75% of the votes cast by holders of Virginia First Common Stock are cast in favor of the transaction. The Virginia First Bylaws provide that the Virginia First Board may not submit to the shareholders any plan of merger or share exchange or any proposed disposition of substantially all of the assets of Virginia First not in the ordinary course of business unless such submission is approved by at least two thirds of the entire Virginia First Board. The Reorganization Agreement was approved by all members of the Virginia First Board except one, who was absent from the meeting at which the approval was given.

ANTI-TAKEOVER STATUTES

 BB&T

  The North Carolina Control Share Acquisition Act (the "Control Share Act") applies to BB&T. The Control Share Act is designed to protect shareholders of publicly owned North Carolina corporations based within the state against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain shareholders.

  The Control Share Act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Control Share Act, the shares acquired that result in the crossing of any of these thresholds ("Control Shares") have no voting rights until such rights are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of Control Shares, any officer of the corporation and any employee of such corporation who is also a director of such corporation. If voting rights are conferred on Control Shares, all shareholders of such corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any Control Shares.

  In accordance with the provisions of such statute, BB&T has elected not to be governed by the North Carolina Shareholder Protection Act.

 Virginia First

  The VSCA restricts transactions between a corporation and its affiliates and potential acquirors. The summary below is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the statutory provisions contained in the VSCA.

  The VSCA contains provisions governing "Affiliated Transactions," which include certain mergers and share exchanges, certain material dispositions of corporate assets not in the ordinary course of business, any dissolution of a corporation proposed by or on behalf of an Interested Shareholder (as defined below), and reclassifications, including reverse stock splits, recapitalizations or mergers of a corporation with its subsidiaries, or distributions or other transactions which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the VSCA, an Interested Shareholder is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

  Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, any Affiliated Transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the Disinterested Directors (as defined below). A Disinterested Director is defined in the VSCA as a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 or the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period after a shareholder becomes an Interested Shareholder, these provisions require approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

  The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the higher of: the highest per share price for their shares as was paid by the Interested Shareholder for his or its shares, or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the interested Shareholder, unless approved by a majority of the Disinterested Directors.

  None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder who has been an Interested Shareholder continuously since the effective date of the statute (January 26, 1988) or who became an Interested Shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Disinterested Directors of the corporation.

  In accordance with the provisions of such statute, Virginia First has elected not to be governed by the Virginia Control Share Acquisitions Statute.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

 BB&T

  The NCBCA provides generally that a North Carolina corporation's articles of incorporation may be amended if the amendment is affirmatively approved by a majority of the votes cast within each voting group entitled to vote. The BB&T Articles and BB&T Bylaws also require the affirmative vote of two thirds of the outstanding shares entitled to vote to approve an amendment to the BB&T Articles or BB&T Bylaws amending, altering or repealing the portions of such articles or bylaws relating to classification and staggered terms of the board, removal of directors or any requirement for a supermajority vote on such an amendment. The BB&T Articles authorize the BB&T Board to amend the BB&T Bylaws.

 Virginia First

  The VSCA generally requires that any amendment to a Virginia corporation's articles of incorporation be approved by at least two-thirds of the votes entitled to be cast by each voting group entitled to vote on such amendment, unless the articles of incorporation provide for a greater or lesser vote (but in no event less than a majority of all of the votes cast by each such voting group at a meeting at which a quorum of the voting group exists). The Virginia First Articles provide that an amendment will be approved if (a) a majority of the votes entitled to be cast by each voting group entitled to vote are cast in favor of the amendment and (b) unless the transaction has been approved by at least two thirds of the Continuing Directors, at least 75% of the votes cast by holders of Virginia First Common Stock are cast in favor of the amendment.

  The VSCA provides generally that a Virginia corporation's board of directors may amend or repeal the corporation's bylaws except to the extent that (a) such power is reserved to the shareholders by the articles of incorporation or by law, (b) the shareholders in adopting or amending a particular bylaw provided expressly that the board of directors could not amend or repeal such bylaw and (c) the corporation's shareholders may amend or repeal the bylaws even though the bylaws may be amended or repealed by the board of directors. The Virginia First Articles provide that the provisions of the Virginia First Bylaws relating to the ability of shareholders to call a special meeting, advance notice requirements for shareholder proposals and director nominations and the requirement that a supermajority of the Virginia First Board approve the submission to shareholders of proposals for certain business combinations may not be amended or repealed unless (a) a majority of the votes entitled to be cast by each voting group entitled to vote are cast in favor of the action and (b) at least 75% of the votes cast by holders of Virginia First Common Stock are cast in favor of the action. Otherwise, the Virginia First Board may adopt, amend and repeal the Virginia First Bylaws except to the extent a bylaw adopted by the shareholders provides to the contrary.

SHAREHOLDERS' RIGHTS OF DISSENT AND APPRAISAL

 BB&T

  Under the NCBCA, a shareholder of a North Carolina corporation is entitled to dissent from, and obtain payment of the "full value" of his shares in the event of, any of the following corporate transactions: (a) consummation of a plan of merger to which the corporation is a party, unless (i) the corporation is a parent merging with a subsidiary pursuant to a particular NCBCA provision for such transactions; (ii) the merger is subject to an NCBCA provision that exempts from the shareholder approval requirement certain mergers that do not result in a substantial change to the corporation or the rights of its shareholders; or (iii) the shares in question are then redeemable by the corporation at a price not greater than the cash to be received for such shares; (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares; (c) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the regular course of business, including a sale in dissolution but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds are to be distributed in cash to shareholders within one year; (d) an amendment to the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of shares to vote on any matter; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or (e) any corporation action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  With respect to corporations that have a class or series of shares either listed on a national securities exchange or held by more than 2,000 record shareholders, dissenters' rights are not available to the holders of these shares by reason of a merger, share exchange or sale or exchange of property unless (a) the articles of incorporation of the corporation that issued the shares provide otherwise or (b) in the case of a merger or share exchange, the holders of the shares are required to accept anything other than (i) cash,
(ii) shares in another corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders or (iii) a combination of cash and such shares.

  A shareholder who has the right to dissent from a transaction and receive payment of the "fair value" of his shares must follow specific procedural requirements as set forth in the NCBCA in order to maintain such right and obtain such payment.

 Virginia First

  Under the VSCA, a shareholder of a Virginia corporation is entitled to dissent from, and to receive payment of the "fair value" of his shares in the event of, any of the following corporation transactions: (a) consummation of a merger to which the corporation is a party, provided that either (i) shareholder approval is required for the merger pursuant to the VSCA or the corporation's articles of incorporation and the shareholder is entitled to vote or (ii) the corporation is a subsidiary being merged with its parent pursuant to a particular VSCA provision for such transactions; (b) consummation of a plan of share exchange to which the corporation is a party as the party whose shares will be acquired, provided that the shareholder is entitled to vote on the plan; (c) consummation of the sale or exchange of all or substantially all the property of the corporation, if the shareholder is entitled to vote on the transaction or the transaction is in furtherance of a dissolution on which the shareholder is entitled to vote, and provided that the transaction is neither (i) a transaction pursuant to court order nor (ii) a transaction for cash pursuant to a plan by which all or substantially all of the net proceeds will be distributed to shareholders within one year; or (d) any corporate action taken pursuant to a shareholder vote, to the extent that the articles of incorporation, the bylaws, or a resolution of the board of directors provides that voting and nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  With respect to corporations that have a class or series of shares either listed on a national securities exchange or the Nasdaq market (such as Virginia First) or held by more than 2,000 record shareholders, dissenters' rights are not available to the holders of such shares by reason of a merger, share exchange or sale or exchange of property unless (a) the articles of incorporation of the corporation issuing such shares provided otherwise; (b) in the case of a merger or share exchange (unlike the Merger), the holders of such shares are required to accept anything other than (i) cash, (ii) shares in another corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders or (iii) a combination of cash and such shares; or (c) the transaction is with a shareholder who owns more than 10 percent of a class of shares and has not been approved by a majority of the directors unaffiliated with such shareholder.

  A shareholder who has the right to dissent from a transaction and receive payment of the "fair value" of his shares must follow specific procedural requirements as set forth in the VSCA in order to maintain such right and obtain such payment.

LIQUIDATION RIGHTS

 BB&T

  In the event of the liquidation, dissolution or winding-up of the affairs of BB&T, holders of outstanding shares of BB&T Common Stock are entitled to share, in proportion to their respective interests, in BB&T's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of BB&T.

  Because BB&T is a bank holding company, its rights, the rights of its creditors and of its shareholders, including the holders of the shares of any BB&T Preferred Stock that may be issued, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of the subsidiary's creditors except to the extent that BB&T may itself be a creditor with recognized claims against the subsidiary and any interests in the liquidation accounts established by savings associations or savings banks acquired by BB&T for the benefit of eligible account holders in connection with conversion of such savings associations to stock form.

 Virginia First

  The rights of holders of Virginia First Common Stock upon liquidation are virtually identical to those of holders of BB&T Common Stock.

                                 LEGAL MATTERS

  The validity of the Shares offered hereby will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, Charlotte, North Carolina, as counsel to BB&T. As of the date of this Proxy Statement/Prospectus, certain members of Womble Carlyle Sandridge & Rice, PLLC owned an aggregate of approximately 22,000 shares of BB&T Common Stock.

                                    EXPERTS

  The consolidated financial statements of BB&T Corporation and its subsidiaries which are incorporated herein by reference from BB&T Corporation's Current Report on Form 8-K dated August 15, 1997, which restates the consolidated financial statements that are incorporated by reference from BB&T Corporation's Annual Report on Form 10-K for the year ended December 31, 1996 to reflect the acquisition of United Carolina Bancshares Corporation by BB&T Corporation during 1997, and incorporated by reference in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of Virginia First incorporated by reference from Virginia First's Annual Report (Form 10-K) for the year ended June 30, 1997, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

               ADDITIONAL MATTERS RELATING TO THE ANNUAL MEETING

ELECTION OF DIRECTORS; SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

 Election of Directors; The Nominees

  The Virginia First Articles provide that the Virginia First Board (hereinafter referred to as the "Board") shall be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is elected each year. At the Annual Meeting the directors whose terms expire will be reclassified so that each class of director has three members. The following table sets forth the names of the current directors and the years in which their terms of office will expire if the Merger is for any reason not consummated:

            1997(1)                        1998                       1999
            -------                        ----                       ----
   Frasier W. Brickhouse           Preston H. Cottrell          Charles A. Patton
   William A. Patton               William L. Eure, Jr.         Benjamin S. Gill
   Francis R. Payne, Jr.                                        George R. Mercer
   John H. VanLandingham, Jr.

--------
(1) These four directors are the nominees for election at the Annual Meeting. Messrs. Brickhouse, Patton and VanLandingham are nominees for a three-year term expiring in 2000 or until their successors are elected and qualified. Dr. Payne is a nominee for a one year term expiring in 1998.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE NOMINEES BE ELECTED AS DIRECTORS.

 The Board of Directors

  Unless authority is withheld in the proxy, each proxy executed and returned by a shareholder will be voted for the election of the nominees listed above. Proxies distributed in conjunction herewith may not be voted for persons other than the nominees named thereon. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxy holders will nominate and vote for a replacement nominee or nominees recommended by the Board. At this time, the Board knows no reason why any of the nominees listed above may not be able to serve as a director if elected. The proxy also confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other matter that may properly come before the meeting.

  In the election of directors, those receiving the greatest number of votes will be elected even if they do not receive a majority. Abstentions and broker non-votes will not be considered a vote for, or a vote against, a director.

  There is set forth hereafter as to each of the nominees, and the remaining directors who will continue to serve, certain information including age, principal occupation and, as of September 1, 1997, information respecting beneficial ownership of Virginia First Common Stock. The date shown for first election as a director in the information below represents the year in which the nominee or continuing director was first elected to the Board of Virginia First or previously to the Board of VFSB (hereinafter referred to as the "Savings Bank"). Unless otherwise indicated, the business experience and principal occupations shown for each nominee or continuing director has extended five or more years.

  WILLIAM A. PATTON, 71, has been a director since 1956. Mr. Patton is Chairman of the Board of Virginia First and the Savings Bank.

  FRANCIS R. PAYNE, JR., 77, has been a director since 1964. Dr. Payne is a retired physician associated with Petersburg Obstetrics and Gynecology Associates, Ltd., Petersburg, Virginia.

  JOHN H. VANLANDINGHAM, 74, has been a director since 1956. Mr. VanLandingham is Chairman of the Board of Builders Supply Co. of Petersburg, Inc., Petersburg, Virginia.

  FRASIER W. BRICKHOUSE, 60, has been a director since 1983. Mr. Brickhouse is Assistant Dean, School of Business, Virginia State University, Petersburg, Virginia.

  WILLIAM L. EURE, JR., 67, has been a director since 1971. Mr. Eure is Chairman of Eure Communications, Inc., Charlottesville, Virginia.

  BENJAMIN S. GILL, 63, has been a director since 1971. Mr. Gill is the owner of Benny's BBQ, Richmond, Virginia.

  GEORGE R. MERCER, 87, has been a director since 1952. Mr. Mercer is Chairman of Mercer Rug Cleaning and Carpet Sales and George Marshall Corp., a real estate holding corporation, Richmond, Virginia.

  CHARLES A. PATTON, 41, has been a director since 1986. Mr. Patton is President and Chief Executive Officer of Virginia First and the Savings Bank.

  PRESTON H. COTTRELL, 48, has been a director since 1992. Mr. Cottrell is President and Chief Executive Officer of Cottrell Communications, a private provider of telecommunications services, Richmond, Virginia.

  William A. Patton, Chairman of the Board of Virginia First and the Savings Bank, is the father of Charles A. Patton, President and Chief Executive Officer and a director of Virginia First and the Savings Bank. There are no other family relationships among the officers or directors of Virginia First.

 Security Ownership of Management

  The following table sets forth information as of September 1, 1997 regarding the number of shares of Virginia First Common Stock beneficially owned by all directors and nominees, by each of the executive officers named in the "Summary Compensation Table" herein and by all directors and executive officers in the group. Unless otherwise noted, beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the nominee living in such person's home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

                                               COMMON STOCK
                   NAME                     BENEFICIALLY OWNED PERCENT OF CLASS
                   ----                     ------------------ ----------------
DIRECTORS
  William A. Patton........................     1,083,108(1)        18.47%
  Francis R. Payne, Jr. ...................        83,676            1.44%
  John H. VanLandingham, Jr. ..............        20,806               *
  Frasier W. Brickhouse....................        26,251               *
  William L. Eure, Jr......................        68,562            1.18%
  Benjamin S. Gill.........................        10,668               *
  George R. Mercer.........................        43,860               *
  Charles A. Patton........................     1,266,208(1)        21.20%
  Preston H. Cottrell......................        39,220               *
NAMED EXECUTIVES
  David L. Huntington......................        20,239               *
  Gary L. Martin...........................        12,224               *
  Steven A. Whitley........................        15,707               *
All present executive officers and direc-
 tors as a group (13 persons)..............     1,607,421(2)        26.54%

--------
* Indicated holdings amount to less than 1% of the issued and outstanding Virginia First Common Stock.

(1) William A. Patton, Charles A. Patton, J. Dale Patton and Patton Associates Limited Partnership are parties to a Voting Agreement under which they share voting power over 1,034,108 issued and outstanding shares of Virginia First Common Stock, including 449,094 shares held by William A. Patton, 283,101 shares held by Charles A. Patton, 1,913 shares held by J. Dale Patton and 300,000 shares held by Patton Associates Limited Partnership. The Voting Agreement also will apply to 50,000 shares and 160,000 shares of Virginia First Common Stock that William A. Patton and Charles A. Patton, respectively, have the right to acquire under presently exercisable stock options, if and when such options are exercised. The Voting Agreement does not affect the parties' power to dispose of shares with respect to which any has or shares the power of disposition and does not cover any shares held in a fiduciary capacity or with respect to which a party shares voting power with a person who is not a party to the Voting Agreement. Charles A. Patton beneficially owns 73,100 shares of Virginia First Common Stock that are not subject to the Voting Agreement. J. Dale Patton beneficially owns 9,203 shares of Virginia First Common Stock that are not subject to the Voting Agreement. Not included are 16,000 shares held by the wife of Charles A. Patton, as to which he disclaims beneficial ownership.
(2) Includes beneficial ownership of shares issuable upon the exercise of stock options exercisable within 60 days of September 1, 1997 by: William
     A. Patton, 50,000 shares; Charles A. Patton, 160,000 shares; Steven A. Whitley, 10,000 shares; Gary L. Martin, 10,000 shares; David L. Huntington, 15,000 shares; and 245,000 shares by all directors and executive officers as a group.

 Security Ownership of Certain Beneficial Owners

  The following table sets forth certain information about those persons believed by management to be beneficial owners of more than 5% of the shares of Virginia First Common Stock outstanding on September 1, 1997. Persons and groups owning in excess of 5% of Virginia First Common Stock are required to file certain reports regarding ownership with Virginia First and the Commission under the Exchange Act. Other than those persons listed below, Virginia First is not aware of any person or group that owned more than 5% of Virginia First Common Stock at September 1, 1997.

                                                              AMOUNT AND NATURE OF PERCENT OF
     TITLE OF CLASS      NAME AND ADDRESS OF BENEFICIAL OWNER BENEFICIAL OWNERSHIP   CLASS
     --------------      ------------------------------------ -------------------- ----------
Common Stock............   William A. Patton, Charles A.           1,243,108         21.56%
                           Patton, J. Dale Patton and
                           Patton Associates Limited
                           Partnership (1)
                           c/o William A. Patton,
                           P. O. Box 2009
                           Petersburg, VA 23804
                           Heartland Advisors, Inc.                  405,300          6.97%
                           790 North Milwaukee Street
                           Milwaukee, Wisconsin

--------
(1) William A. Patton, Charles A. Patton, J. Dale Patton and Patton Associates Limited Partnership are parties to a Voting Agreement under which they share voting power over 1,034,108 issued and outstanding shares of Virginia First Common Stock, including 449,094 shares held by William A. Patton, 283,101 shares held by Charles A. Patton, 1,913 shares held by J. Dale Patton and 300,000 shares held by Patton Associates Limited Partnership. The Voting Agreement also will apply to 50,000 shares and 160,000 shares of Virginia First Common Stock that William A. Patton and Charles A. Patton, respectively, have the right to acquire under presently exercisable stock options, if and when such options are exercised. The Voting Agreement does not affect the parties' power to dispose of shares with respect to which any has or shares the power of disposition and does not cover any shares held in a fiduciary capacity or with respect to which a party shares voting power with a person who is not a party to the Voting Agreement. Charles A. Patton beneficially owns 73,100 shares of Virginia First Common Stock that are not subject to the Voting Agreement. J. Dale Patton beneficially owns 9,203 shares of Virginia First Common Stock that are not subject to the Voting Agreement.

 The Board of Directors and Its Committees

  Meetings of the Board are held regularly, and there is also an organizational meeting following the conclusion of the Annual Meeting of Shareholders. The Board held 11 meetings in the year ended June 30, 1997. All directors of Virginia First also are directors of the Savings Bank. The Board of the Savings Bank held 13 meetings in the year ended June 30, 1997. With the exception of Dr. Payne, for the year ended June 30, 1997, none of Virginia First's nine directors attended fewer than 75% of the aggregate of the total number of meetings of both Boards and the total number of meetings held by committees on which the respective director served.

  The Board has a Nominating Committee, an Audit Committee, a Stock Option Committee, a Compensation Committee and an Executive Committee.

  For fiscal 1997 the Nominating Committee consisted of Messrs. Eure, Gill and Mercer. The duties of this committee are to advise the Board with respect to the nomination of directors. It recommends candidates to the Board as nominees for election at the Annual Meeting. Directors are selected on the basis of recognized achievements and their ability to bring skill and experience to the deliberations of the Board. The Nominating Committee met once in the year ended June 30, 1997, and recommended the nominees named herein. The Virginia First Bylaws provide, however, that shareholders entitled to vote for the election of directors may name nominees for election to the Board.

  Under the Virginia First Bylaws, notice of a proposed nomination meeting certain specified requirements must be received by Virginia First not less than 60 nor more than 90 days prior to any meeting of shareholders called for the election of directors, provided in each case that if fewer than 70 days' notice of the meeting is given to shareholders, such written notice shall be received not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders.

  The Virginia First Bylaws require that the shareholder's notice set forth as to each nominee (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee,
(iii) the class and number of shares of Virginia First which are beneficially owned by such nominee, and (iv) any other information relating to such nominee that is required under federal securities laws to be disclosed in solicitations of proxies for the election of directors, or is otherwise required (including, without limitation, such nominee's written consent to being named in a proxy statement as nominee and to serving as a director if elected). The Virginia First Bylaws further require that the shareholder's notice set forth as to the shareholder giving the notice (i) the name and address of such shareholder and (ii) the class and amount of such shareholder's beneficial ownership of Virginia First capital stock. If the information supplied by the shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the Annual Meeting may determine that such shareholder's nomination should not be brought before the Annual Meeting and that such nominee shall not be eligible for election as a director of Virginia First.

  The Audit Committee consists of Mr. William L Eure, Jr., as Chairman, Messrs. Brickhouse and VanLandingham and Dr. Payne. The Audit Committee is responsible for the selection and recommendation of the independent accounting firm for the annual audit and to establish, and assure the adherence to, a system of internal controls. It reviews and accepts the reports of Virginia First's independent auditors and federal examiners. The Audit Committee met 6 times during the year ended June 30, 1997.

  The Executive Committee, which acts for the Board when the Board is not in session, with certain exceptions as delineated by the Virginia First Bylaws, is composed of Mr. William A. Patton, Chairman, Messrs. Charles A. Patton, Eure, Gill and Dr. Payne. The Executive Committee met 7 times during the year ended June 30, 1997. The Executive Committee also functions as the Compensation Committee.

 Executive Officers Who Are Not Directors

  GARY L. MARTIN (Age 44), a Senior Vice President, joined the Savings Bank in 1991 when it acquired Southern Atlantic Mortgage from Home Savings Bank of Norfolk and serves as the chief operating officer of Virginia First Mortgage. Before September 1991 he operated Southern Atlantic Mortgage for Home Savings Bank.

  WILLIAM J. VOGT (Age 45) is a Senior Vice President and Chief Financial Officer of Virginia First and the Savings Bank. Prior to joining Virginia First in November, 1996, he was chief operating officer of American Home Funding, Inc., a residential mortgage banker.

  STEVEN A. WHITLEY (Age 50) is Executive Vice-President and Chief Operating Officer of the Savings Bank. Before January 1997, Mr. Whitley was a Senior Vice President of the Savings Bank in charge of retail banking operations. Prior to joining Virginia First in November 1991, he held a similar position with Coreast Federal Savings Bank from 1989 to 1991.

 Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires Virginia First's directors and executive officers, and any persons who own more than 10% of Virginia First Common Stock, to file with the Commission reports of ownership and changes in ownership of Virginia First Common Stock. Officers and directors are required by Commission regulation to furnish Virginia First with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such reports furnished to Virginia First or written representation that no other reports were required, Virginia First believes that, during fiscal year 1997, all filing requirements applicable to its officers and directors were complied with.

REMUNERATION

 Compensation Committee Interlocks and Insider Participation

  The Executive Committee of the Board of Virginia First, of which William A. Patton and Charles A. Patton are members, also serves as the Compensation Committee by making recommendations to the Board with respect to employee benefits, compensation changes and policy. William A. Patton and Charles A. Patton abstain from voting on their own compensation. None of the remaining members of the Executive Committee (Mr. Eure, Mr. Gill and Dr. Payne) is an employee of Virginia First or any of its subsidiaries, nor does any executive officer of Virginia First serve as a director or member of the compensation committee of any entity of which Mr. Eure, Mr. Gill or Dr. Payne is an executive officer.

 Compensation Committee Report on Compensation

  Recommendations on compensation of Virginia First's executive officers are made by the Executive Committee of the Board. Subject to Board approval, the Committee establishes and controls compensation for the Company's senior management through review and approval of salaries, incentive programs and executive benefits.

  The three primary components of executive compensation are base salary, bonuses and stock option grants. The Compensation Committee recommends to the Board the salaries and bonuses of the executive officers and stock option or restricted stock grants. All components of executive compensation are reviewed for competitiveness in relation to a group of companies in the financial services and mortgage banking industries.

  Base Salary. Base salaries for senior management of Virginia First and the Savings Bank, which the Committee believes are consistent with industry standards, are based on peer group data, individual performance, responsibilities, tenure and internal comparability. In general, base salary levels are set at the minimum levels believed by the Committee to be sufficient to attract and retain qualified executives when considered with other components of the Company's compensation structure.

  Base salaries for the year ended June 30, 1997 reported in this Proxy Statement/Prospectus were determined by the Committee in August, 1996. In the year ended June 30, 1997, Charles A. Patton's salary was not directly related to any specific measure of corporate performance.

  Incentive Compensation. The Incentive Compensation Plan (the "Plan") effective as of July 1, 1993 offers the potential for additional compensation to eligible senior officers based upon Virginia First's financial performance. Specific levels of incentive compensation, based on Virginia First's return on average assets or beginning equity have been established, above which participating officers receive incentive compensation. In the event qualifying earnings are less than the minimum threshold, no incentive compensation is paid. Earnings above the minimum threshold will provide an incentive payment to participating officers on a graduated scale. The earnings ranges necessary to produce a financial incentive are modified for the subsequent fiscal year to an amount reflective of Virginia First's equity as of the end of the current fiscal year or average assets for the subsequent fiscal year.

  The Plan provides for any incentive payment to be divided equally into two parts. Generally, the first part is a cash payment to participating officers as the product of a fraction, the numerator of which is the individual officer's salary and the denominator of which is the sum of the salaries of all participants. However, the allocation percentages can be modified by the Compensation Committee.

  The second part is allocated by the Board's Compensation Committee. The Plan provides that earned incentives are to be allocated on the basis of individual achievement. Such allocation can be made in the form of cash, stock (restricted or unrestricted) or any other method reasonably determined by the Compensation Committee.

  For the fiscal year ended June 30, 1997, the Compensation Committee approved payment of the second part in cash, taking into consideration the evaluation of each participant's performance together with the degree to which the officer, in the opinion of the Committee, contributed to the overall success of Virginia First. The participants were also evaluated on the basis of their leadership, dedication, community involvement and commitment to the long term success of Virginia First.

  Stock Options. In contrast to salaries and bonuses, the value to each executive officer of stock option grants is tied directly to stock price performance. The Stock Option Committee, consisting of Messrs. Eure and Gill and Dr. Payne, recommends stock option grants under the shareholder-approved option plans. All options have been granted with an exercise price equal to the market price at the date of grant. If there is no appreciation in the market price of Virginia First Common Stock, the options are valueless. In the year ended June 30, 1997, Virginia First granted 100,000 stock options to its executive officers.

  Annual Compensation Review. During the fourth quarter of each year, the Chief Executive Officer submits an annual salary plan for senior executives (other than the Chief Executive Officer) to the Committee, and the Committee reviews that plan, makes any modifications it deems appropriate, and recommends the plan to the Board. The salary plan is developed based on industry peer groups, surveys, and performance judgments as to the past and expected further contributions of the individual senior executives. The Committee reviews and recommends the base salary of the Chief Executive Officer based upon similar competitive compensation data and the Committee's assessment of his past performance and its expectation as to his future contributions in leading Virginia First.

  Other Compensation Plans. At various times Virginia First has adopted certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as non-executive employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed to or the benefits that may be payable under the plans.

       Submitted by the Compensation Committee of the Board of Directors
                          William A. Patton, Chairman
                             William L. Eure, Jr.
                               Benjamin S. Gill
                               Charles A. Patton
                           Dr. Francis R. Payne, Jr.

 Summary of Cash and Certain Other Compensation

  The following table shows, for the fiscal years ended June 30, 1997, 1996 and 1995, the cash compensation paid by Virginia First, as well as certain other compensation paid or accrued for those years, to each of the named Executive Officers in all capacities in which they served:

                          SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION        LONG TERM COMPENSATION
                               ------------------------------- ------------------------
                                                      OTHER
                                                      ANNUAL    RESTRICTED  SECURITIES   ALL OTHER
        NAME AND                                     COMPEN-   STOCK AWARDS UNDERLYING  COMPENSATION
   PRINCIPAL POSITION     YEAR SALARY ($) BONUS ($) SATION ($)   ($) (B)    OPTIONS (#)   ($) (C)
   ------------------     ---- ---------- --------- ---------- ------------ ----------- ------------
Charles A. Patton.......  1997  225,000     90,000     (a)           -0-      60,000       21,047
 President and CEO        1996  204,634     50,000     (a)        61,250         -0-       20,785
                          1995  194,250     33,331     (a)        49,252         -0-       20,759
Gary L. Martin..........  1997  120,000    206,957     (a)           -0-         -0-        5,153
 Chief Operating Officer  1996  120,000    166,908     (a)           -0-         -0-        5,817
 Virginia First Mortgage  1995  183,075        -0-     (a)           -0-         -0-        3,323
Steven A. Whitley ......  1997  115,763     47,000     (a)           -0-      25,000        4,332
 Executive Vice Presi-    1996  110,250     30,000     (a)        24,500         -0-        3,973
 dent and                 1995  105,000     17,951     (a)        14,768         -0-        3,583
 Chief Operating Officer
 Virginia First Savings
 Bank
David L. Huntington.....  1997  100,709     40,000     (a)           -0-      15,000        3,940
 Senior Vice President    1996   95,917     22,500     (a)        18,375         -0-        2,800
                          1995   91,350     15,668     (a)        11,814         -0-        2,598

--------
(a) The value of perquisites and other personal benefits did not exceed the lesser of $50,000 or ten percent of total annual salary and bonus.
(b) The Board of Directors accelerated the vesting of all unvested shares of restricted stock on April 15, 1997, resulting in immediate vesting of 9,012 shares for Mr. Patton, 3,440 shares for Mr. Whitley and 2,748 shares for Mr. Huntington. The market value of Virginia First Common Stock on April 15, 1997 was $13.75 per share.
(c) For Charles A. Patton, "All Other Compensation" includes amounts paid in consideration of the termination of a supplemental retirement income agreement ($16,000 in 1997, 1996 and 1995) and matching contributions by Virginia First to its 401(k) Plan ($5,047 in 1997, $4,785 in 1996 and $4,759 in 1995). For Messrs. Martin, Huntington and Whitley, "All Other Compensation" includes matching contributions by Virginia First to its 401(k) Plan.

 Options Grants in Last Fiscal Year

  The following table sets forth for the year ended June 30, 1997, the grants of stock options to the named Executive Officers:

                                      INDIVIDUAL GRANTS (A)
                         ------------------------------------------------  POTENTIAL REALIZABLE
                                      PERCENT OF                             VALUE AT ASSUMED
                          NUMBER OF  TOTAL OPTIONS                         ANNUAL RATES OF STOCK
                         SECURITIES   GRANTED TO                          PRICE APPRECIATION FOR
                         UNDERLYING  EMPLOYEES IN  EXERCISE OR                  OPTION TERM
                           OPTIONS    FISCAL YEAR  BASE PRICE  EXPIRATION -----------------------
          NAME           GRANTED (#)    (%) (B)     ($/SHARE)     DATE      5% ($)     10% ($)
          ----           ----------- ------------- ----------- ---------- ---------- ------------
Charles A. Patton.......   60,000          48%        13.00     2/14/07      491,400    1,240,200
Steven A. Whitley.......   25,000          20%        13.00     2/14/07      204,750      516,750
David L. Huntington.....   15,000          12%        13.00     2/14/07      122,850      310,050

                       OPTION GRANTS IN LAST FISCAL YEAR

--------
(a) Stock options were awarded at the fair market value of the shares of Virginia First Common Stock at the date of award. Mr. Patton's stock option is immediately exercisable. Mr. Whitley's stock option is immediately exercisable as to 10,000 shares and becomes exercisable for an additional 7,500 shares on each of September 17, 1998 and 1999 and, upon a change of control, will lapse to the extent it is not then exercisable. Mr. Huntington's stock option is immediately exercisable as to 10,000 shares and becomes exercisable for an additional 5,000 shares on September 17, 1998 and, upon a change of control, will lapse to the extent it is not then exercisable.
(b) Options to purchase 100,000 shares of Virginia First Common Stock were granted to executive officers during the year ended June 30, 1997.

 Option Exercises and Holdings

  Except as set forth in the following table, none of the named Executive Officers exercised options or stock appreciation rights during the fiscal year ended June 30, 1997. The following table sets forth information with respect to exercised and unexercised options held by such officers as of the end of the fiscal year:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUE

                                                     NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                     UNDERLYING OPTIONS AT    IN-THE-MONEY OPTIONS AT
                            SHARES                     JUNE 30, 1997(#)        JUNE 30, 1997($) (A)
                         ACQUIRED ON     VALUE     ------------------------- -------------------------
          NAME           EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ------------ ------------ ----------- ------------- ----------- -------------
Charles A. Patton.......       -0-          -0-      160,000         -0-      2,120,000         -0-
Gary L. Martin..........       -0-          -0-       10,000         -0-        155,000         -0-
Steven A. Whitley.......    10,000       92,500       10,000      15,000         95,000     142,500
David L. Huntington.....       -0-          -0-       15,000       5,000        172,500      47,500

--------
(a) The value of unexercised in-the-money options at fiscal year end was calculated by determining the difference between the fair market value of Virginia First Common Stock underlying the options on June 30, 1997 ($22.50 per share), which was the last sales price of Virginia First Common Stock on such date as reported on The Nasdaq National Market, and the exercise price of the options.

 Directors' Fees

  Directors, including directors who are officers of Virginia First, received fees of $1,000 for each meeting of the Board attended and $500 for each meeting of the Executive Committee attended during fiscal 1997, and $400 for each meeting of the Audit Committee attended during fiscal 1997.

 Employment Agreements

  Virginia First and Charles A. Patton are parties to an employment agreement that provides for Mr. Patton to serve as President of Virginia First. The agreement is for a five year period ending December 31, 2000 and provides for a base salary of $204,000. If Mr. Patton's employment is terminated for reasons other than cause or resignation without good reason, he will be entitled to receive his base salary and certain benefits for the remainder of the term of the agreement. If his employment is terminated subsequent to a change in control of Virginia First (as defined in the employment agreement), Mr. Patton will be entitled to additional benefits equal to 1.5 times the compensation paid to him for the twelve months prior to the date of termination. If termination of employment due to a change in control had occurred in fiscal 1997, Charles A. Patton would be entitled to severance payments amounting to approximately $472,500 and his salary and fringe benefits for the remaining term of his employment agreement.

  Gary L. Martin was first employed by Virginia First in connection with its acquisition of Southern Atlantic Mortgage. Under Mr. Martin's employment arrangement, he receives a salary of $120,000 per year and a bonus, based on residential mortgage loan production of Virginia First Mortgage. The bonus paid under Mr. Martin's employment arrangement in the fiscal year ended June 30, 1997 was $206,957. There are no severance provisions or provisions for payments in connection with a change in control of Virginia First.

  The Savings Bank and Steven A. Whitley are parties to an employment agreement that provides for Mr. Whitley to serve as Executive Vice-President and Chief Operating Officer of the Savings Bank. The agreement is for a two year period ending December 31, 1998 and provides for a base salary of $115,758. If Mr. Whitley's employment is terminated for reasons other than cause or resignation without good reason, he will be entitled to receive the lesser of his base salary or $100,000 for the remainder of the term of the agreement. There are no severance provisions or provisions for payments in connection with a change in control of Virginia First.

 Indebtedness of Management

  No loans to directors or officers involve more than the normal risks of collectibility or present other unfavorable features. None of the loans was non-accrual, past-due, restricted or potential problem loans, as of August 31, 1997. All such loans were originated on substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions with other persons.

STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total return on Virginia First Common Stock with the cumulative total return of the NASDAQ Stock Market--U.S. Index and the NASDAQ Bank Index.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                  AMONG VIRGINIA FIRST FINANCIAL CORPORATION,
          THE NASDAQ STOCK MARKET--US INDEX AND THE NASDAQ BANK INDEX



                           [LINE GRAPH APPEARS HERE]

--------------------------------------------------------------------------------
                                    Legend


Index Description     6/30/92    6/30/93   6/30/94   6/30/95   6/30/96   6/30/97
-----------------     -------    -------   -------   -------   -------   -------
VIRGINIA FIRST         100        237.5     352.7     443.8     701.8    1,156.7
NASDAQ STOCK           100        121.2     119.2     149.8     188.1      202.1
MARKET INDEX
NASDAQ BANK            100        137.1     171.0     191.9     242.5      364.6
STOCK INDEX

   *$100 INVESTED ON 6/30/92 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF
                    DIVIDENDS. FISCAL YEAR ENDING JUNE 30.
--------------------------------------------------------------------------------

RATIFICATION OF APPOINTMENT OF AUDITORS

  The Board has appointed KPMG Peat Marwick LLP, independent certified public accountants, to perform the audit of Virginia First's financial statements for the year ending June 30, 1998, and further directed that the selection of the auditors be submitted for ratification by the shareholders at the Annual Meeting. KPMG Peat Marwick LLP has acted as Virginia First's, and its predecessor's, independent accountants since 1961.

  Representatives from KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions from shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR FISCAL 1998.

SHAREHOLDER PROPOSALS

  Any proposal which a shareholder wishes to have presented at the next annual meeting of shareholders, to be held in October 1998, must be received no later than June 25, 1998. If such proposal complies with all of the requirements of Rule 14a-8 of the Exchange Act, it will be included in the Proxy Statement and set forth in the form of proxy issued for the next Annual Meeting of Shareholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

ANNUAL REPORT AND FINANCIAL STATEMENTS

  A copy of Virginia First's Annual Report to Shareholders for the year ended June 30, 1997 accompanies this Proxy Statement/Prospectus. Additional copies may be obtained by written request to the Secretary of Virginia First at the address indicated below. Such Annual Report is not part of the proxy solicitation materials.

OTHER MATTERS

  The Board of Directors of Virginia First is not aware of any other matters that may come before the Annual Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Annual Meeting.

                                                                      APPENDIX A



                      AGREEMENT AND PLAN OF REORGANIZATION

                      VIRGINIA FIRST FINANCIAL CORPORATION
                     BB&T FINANCIAL CORPORATION OF VIRGINIA
                                      AND
                         SOUTHERN NATIONAL CORPORATION

                            DATED AS OF MAY 6, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE I
  DEFINITIONS.............................................................  A-1
ARTICLE II
  THE MERGER..............................................................  A-5
    2.1  Merger...........................................................  A-5
    2.2 Filing; Plan of Merger............................................  A-5
    2.3 Effective Time....................................................  A-5
    2.4 Closing...........................................................  A-5
    2.5 Effect of Merger..................................................  A-5
    2.6 Further Assurances................................................  A-5
    2.7 Merger Consideration..............................................  A-6
    2.8 Conversion of Shares; Payment of Merger Consideration.............  A-6
    2.9 Conversion of Stock Options.......................................  A-7
    2.10Merger of Subsidiary..............................................  A-8
    2.11Anti-Dilution.....................................................  A-8
ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF VIRGINIA FIRST........................  A-8
    3.1 Capital Structure.................................................  A-8
    3.2 Organization, Standing and Authority..............................  A-8
    3.3 Ownership of Subsidiaries.........................................  A-9
    3.4 Organization, Standing and Authority of the Subsidiaries..........  A-9
    3.5 Authorized and Effective Agreement................................  A-9
    3.6 Securities Filings; Statements True............................... A-10
    3.7 Minute Books...................................................... A-10
    3.8 Adverse Change.................................................... A-10
    3.9 Absence of Undisclosed Liabilities................................ A-11
    3.10Properties........................................................ A-11
    3.11Environmental Matters............................................. A-11
    3.12Loans; Allowance for Loan Losses.................................. A-12
    3.13Tax Matters....................................................... A-12
    3.14Employees; Compensation; Benefit Plans............................ A-13
    3.15Certain Contracts................................................. A-15
    3.16Legal Proceedings; Regulatory Approvals........................... A-15
    3.17Compliance with Laws; Filings..................................... A-16
    3.18Brokers and Finders............................................... A-16
    3.19Repurchase Agreements; Derivatives................................ A-16
    3.20Deposit Accounts.................................................. A-16
    3.21Related Party Transactions........................................ A-17
    3.22Certain Information............................................... A-17
    3.23Tax and Regulatory Matters........................................ A-17
    3.24State Takeover Laws............................................... A-17
    3.25Labor Relations .................................................. A-17
    3.26Fairness Opinion.................................................. A-17
ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF SNC................................... A-17
    4.1 Capital Structure of SNC.......................................... A-18
    4.2 Organization, Standing and Authority of SNC....................... A-18
    4.3 Authorized and Effective Agreement................................ A-18
    4.4 Organization, Standing and Authority of SNC Subsidiaries.......... A-18
    4.5 Securities Documents.............................................. A-18

                                                                            PAGE
                                                                            ----
    4.6 Financial Statements............................................... A-19
    4.7 Adverse Change..................................................... A-19
    4.8 Legal Proceedings; Regulatory Approvals............................ A-19
    4.9 Absence of Undisclosed Liabilities................................. A-19
    4.10Compliance with Laws............................................... A-19
    4.11Certain Information................................................ A-19
    4.12Accounting, Tax and Regulatory Matters............................. A-20
    4.13Share Ownership.................................................... A-20
ARTICLE V
  COVENANTS................................................................ A-20
    5.1 Virginia First Shareholder Meeting................................. A-20
    5.2 Registration Statement; Proxy Statement/Prospectus................. A-20
    5.3 Plan of Merger; Reservation of Shares.............................. A-21
    5.4 Additional Acts.................................................... A-21
    5.5 Best Efforts....................................................... A-21
    5.6 Certain Accounting Matters......................................... A-21
    5.7 Access to Information.............................................. A-22
    5.8 Press Releases..................................................... A-22
    5.9 Forbearances of Virginia First..................................... A-22
    5.10Employment Agreement............................................... A-24
    5.11Affiliates......................................................... A-24
    5.12Section 401(k) Plan................................................ A-24
    5.13Directors and Officers Protection.................................. A-24
    5.14Forbearances of SNC................................................ A-24
    5.15Reports............................................................ A-25
    5.16Exchange Listing................................................... A-25
    5.17Board of Directors of Virginia Banking Subsidiary.................. A-25
    5.18Employee Benefits; Special Payment................................. A-25
    5.19Assumption of Agreement by Acquiror................................ A-26
ARTICLE VI
  CONDITIONS PRECEDENT..................................................... A-26
    6.1 Conditions Precedent--SNC and Virginia First....................... A-26
    6.2 Conditions Precedent--Virginia First............................... A-26
    6.3 Conditions Precedent--SNC.......................................... A-27
ARTICLE VII
  TERMINATION, WAIVER AND AMENDMENT........................................ A-28
    7.1 Termination........................................................ A-28
    7.2 Effect of Termination.............................................. A-29
    7.3 Survival of Representations, Warranties and Covenants.............. A-29
    7.4 Waiver............................................................. A-29
    7.5 Amendment or Supplement............................................ A-29
ARTICLE VIII
  MISCELLANEOUS............................................................ A-29
    8.1 Expenses........................................................... A-29
    8.2 Entire Agreement................................................... A-29
    8.3 No Assignment...................................................... A-30
    8.4 Notices............................................................ A-30
    8.5 Captions........................................................... A-31
    8.6 Counterparts....................................................... A-31
    8.7 Governing Law...................................................... A-31

                     AGREEMENT AND PLAN OF REORGANIZATION

  This Agreement and Plan of Reorganization ("Agreement"), dated as of May 6, 1997, among VIRGINIA FIRST FINANCIAL CORPORATION ("Virginia First"), a Virginia corporation having its principal office at Petersburg, Virginia, BB&T FINANCIAL CORPORATION OF VIRGINIA, a Virginia corporation having its principal office at Virginia Beach, Virginia ("BB&T Financial"), and SOUTHERN NATIONAL CORPORATION, the name of which is to be changed to BB&T Corporation ("SNC"), a North Carolina corporation having its principal office at Winston-Salem, North Carolina;

                               R E C I T A L S:

  The parties desire that Virginia First shall be merged with and into BB&T Financial (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger (the "Plan of Merger") substantially in the form set forth in Articles of Merger attached as Annex A hereto ("Articles of Merger"), and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

  NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  1.1 Definitions

  When used herein, the capitalized terms set forth below shall have the following meanings:

  "Bank Holding Company Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

  "Business Day" shall mean all days other than Saturdays, Sundays and Federal Reserve holidays.

  "Closing Date" shall mean the date specified pursuant to Section 2.4 as the date on which the parties hereto shall close the transactions contemplated herein.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Commission" shall mean the Securities and Exchange Commission.

  "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

  "Disclosed" shall mean disclosed in the Virginia First Disclosure Memorandum, referencing the Section number herein pursuant to which such disclosure is being made.

  "Effective Time" shall mean the time specified in Section 2.3 as the Effective Time of the Merger.

  "Environmental Claim" means any notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a violation of the Environmental Laws or the presence or release into the environment of any Materials of Environmental Concern.

  "Environmental Laws" means all applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other laws and regulations relating to emissions, discharges, releases, or threatened releases of any Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Materials of Environmental Concern.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "FDIC" shall mean the Federal Deposit Insurance Corporation.

  "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

  "Financial Statements" shall mean (a) with respect to SNC, (i) the consolidated balance sheets (including related notes and schedules, if any) of SNC as of December 31, 1996, 1995, and 1994, and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1996, 1995, and 1994, as filed by SNC in Securities Documents and (ii) the consolidated balance sheets of SNC (including related notes and schedules, if any) and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by SNC with respect to periods ended subsequent to December 31, 1996, and (b) with respect to Virginia First, (i) the consolidated balance sheets (including related notes and schedules, if any) of Virginia First as of June 30, 1996, 1995, and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended June 30, 1996, 1995, and 1994 as filed by Virginia First in Securities Documents and (ii) the consolidated balance sheets of Virginia First (including related notes and schedules, if any) and the related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by Virginia First with respect to periods ended subsequent to June 30, 1996.

  "FIRREA" shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

  "Material Adverse Effect" on SNC or Virginia First shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, (i) has a material adverse effect on the financial condition, results of operations, business or business prospects of SNC and the SNC Subsidiaries, taken as a whole, or Virginia First and the Virginia First Subsidiaries, taken as a whole, or (ii) materially impairs the ability of SNC or Virginia First to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of SNC or Virginia First taken with the prior informed consent of the other in contemplation of the transactions contemplated hereby, and (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

  "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

  "NCBCA" shall mean the North Carolina Business Corporation Act, as amended.

  "NYSE" shall mean the New York Stock Exchange, Inc.

  "OTS" shall mean the Office of Thrift Supervision.

  "Proxy Statement/Prospectus" shall mean the proxy statement and prospectus, together with any supplements thereto, sent to shareholders of Virginia First to solicit their votes in connection with this Agreement and the Plan of Merger.

  "Registration Statement" shall mean the registration statement of SNC with respect to the SNC Common Stock to be issued in the Merger as declared effective by the Commission under the Securities Act.

  "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests (other than rights pursuant to the Rights Agreements described under the definitions of "SNC Common Stock" and "Virginia First Common Stock"), and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

  "SAIF" shall mean the Savings Association Insurance Fund.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, including but not limited to periodic and other reports filed pursuant to Section 13 of the Exchange Act.

  "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939 as amended; and the rules and regulations of the Commission promulgated thereunder.

  "SNC Common Stock" shall mean the shares of common stock, par value $5.00 per share, of SNC, with rights attached issued pursuant to Rights Agreement dated December 17, 1996 between SNC and Branch Banking and Trust Company, Rights Agent.

  "SNC Option Agreement" shall mean the Option Agreement dated as of even date herewith under which SNC has an option to purchase shares of Virginia First, as amended from time to time, which shall be executed immediately following execution of this Agreement.

  "SNC Subsidiaries" shall mean all Subsidiaries of SNC at the Effective Time which are banks or savings associations.

  "State Board" shall mean the Virginia State Corporation Commission, Bureau of Financial Institutions.

  "Stock Option" shall mean, collectively, any option granted under the Stock Option Plan and unexercised on the date hereof to acquire shares of Virginia First Common Stock, aggregating 282,980 shares.

  "Stock Option Plan" shall mean, collectively or singularly, Virginia First's 1984 Incentive Stock Option Plan, 1986 Stock Compensation Program, and 1992 Incentive Plan, as amended.

  "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (in determining whether one entity owns or controls 50% or more of the outstanding equity securities of another, equity securities owned or controlled in a fiduciary capacity shall be deemed owned and controlled by the beneficial owner).

  "TILA" shall mean the Truth in Lending Act, as amended.

  "Virginia First Common Stock" shall mean the shares of common stock, par value $1.00 per share, of Virginia First, with rights attached pursuant to the Rights Agreement dated April 19, 1996 between Virginia First and First Union National Bank of North Carolina, Rights Agent.

  "Virginia First Disclosure Memorandum" shall mean the written information in one or more documents, each of which is entitled "Virginia First Disclosure Memorandum" and dated on or before the date of this Agreement and delivered not later than twenty days after the execution of this Agreement by Virginia First to SNC, and describing in reasonable detail the matters contained therein. Each disclosure made therein shall be in existence on the date of this Agreement and shall specifically reference each Section of this Agreement under which such disclosure is made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced.

  "Virginia First Subsidiaries" shall mean the Subsidiaries of Virginia First, which shall include any corporation, bank, savings association, or other organization acquired as a Subsidiary of Virginia First in the future and held as a Subsidiary by Virginia First at the Effective Time.

  "VSCA" shall mean the Virginia Stock Corporation Act, as amended.

  1.2 Terms Defined Elsewhere

  The capitalized terms set forth below are defined in the following sections:

      Agreement                 Introduction
      Articles of Merger        Recitals
      BB&T Financial            Introduction
      Closing                   Section 2.4
      Closing Date              Section 2.4
      Closing Value             Section 2.7
      Constituent Corporations  Section 2.1
      Dissenting Shareholder    Section 2.9
      Dissenting Shares         Section 2.9
      Effective Time            Section 2.3
      Exchange Ratio            Section 2.10
      Indemnified Party         Section 5.13
      Merger                    Recitals
      Merger Consideration      Section 2.7
      PBGC                      Section 3.14(b)(iv)
      Plan                      Section 3.14(b)(i)
      Plan of Merger            Recitals
      SNC                       Introduction
      SNC Option Plan           Section 2.10(c)
      SNC-Virginia              Recitals
      Surviving Corporation     Section 2.1(a)
      Virginia First            Introduction

                                  ARTICLE II

                                  THE MERGER

  2.1 Merger

  BB&T Financial and Virginia First are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the VSCA. At the Effective Time:

    (a) Virginia First shall be merged with and into BB&T Financial in accordance with the applicable provisions of the VSCA, with BB&T Financial being the surviving corporate entity (hereinafter sometimes referred to as the "Surviving Corporation").

    (b) The separate existence of Virginia First shall cease and the Merger shall in all respects have the effect provided in Section 2.5.

    (c) The Articles of Incorporation of BB&T Financial at the Effective Time shall become the Articles of Incorporation of the Surviving Corporation.

    (d) The Bylaws of BB&T Financial at the Effective Time shall become the Bylaws of the Surviving Corporation.

  2.2 Filing; Plan of Merger

  The Merger shall not become effective unless this Agreement and the Plan of Merger are duly approved by shareholders holding the requisite number of shares of each of Virginia First and BB&T Financial. Upon fulfillment or waiver of the conditions specified in Article VI and provided that this Agreement has not been terminated pursuant to Article VII, the Constituent Corporations will cause the Articles of Merger to be executed and filed with the Virginia State Corporation Commission, as provided in Section 13.1-720 of the VSCA. The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval by the shareholders of the Constituent Corporations shall constitute adoption and approval of the Plan of Merger.

  2.3. Effective Time

  The Merger shall be effective at the day and hour specified in the Articles of Merger filed with the Virginia State Corporation Commission (herein sometimes referred to as the "Effective Time").

  2.4 Closing

  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina, at 11:00 a.m. on the Business Day designated by SNC which is within thirty days following the satisfaction of the conditions to Closing set forth in Article VI, or such later date as the parties may otherwise agree (the "Closing Date").

  2.5 Effect of Merger

  From and after the Effective Time, the Merger shall have the effect described in Section 13.1-721 of the VSCA.

  2.6 Further Assurances

  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

  2.7 Merger Consideration

  As used herein, the term "Merger Consideration" shall mean the portion of a whole share of SNC Common Stock and cash to be exchanged for each share of Virginia First Common Stock issued and outstanding as of the Effective Time, determined as follows:

    (a) If the Closing Value (as defined below) is less than $41.67 and is not less than $37.50, the Merger Consideration shall equal in value .6 of the Closing Value, of which 70% shall be distributable in the form of SNC Common Stock and 30% shall be distributable in cash.

    (b) If the Closing Value is $41.67 or more, the Merger Consideration shall equal in value $25.00, of which $17.50 in value shall be in the form of SNC Common Stock (determined with reference to the Closing Value), and $7.50 in value shall be in cash.

    (c) If the Closing Value is less than $37.50 and is not less than $33.75, the Merger Consideration shall equal in value $22.50, of which $15.75 in value shall be in the form of SNC Common Stock (determined with reference to the Closing Value), and $6.75 in value shall be in cash.

    (d) If the Closing Value is less than $33.75 and is not less than $30.00, the Merger Consideration shall equal in value $22.50, of which an amount equal to .467 of the Closing Value shall be distributable in the form of SNC Common Stock (determined with reference to the Closing Value) and the difference between such amount and $22.50 shall be in cash.

    (e) If the Closing Value shall be less than $30.00, the Merger Consideration shall equal in value the sum of .467 of the Closing Value plus cash of $8.50; provided that at any time following determination of the Closing Value at below $30.00 and prior to the Effective Time, the Board of Directors of Virginia First may elect to terminate this Agreement and the proposed Merger rather than to consummate the proposed Merger for the Merger Consideration provided in this Section 2.7(e).

    (f) With regard to each Virginia First shareholder, the aggregate shares (including fractional shares) of SNC Common Stock to be received as Merger Consideration shall be determined, and the number of such shares shall be rounded to the nearest whole share. The aggregate amount of cash shall be correspondingly increased or decreased to adjust for such rounding determined with reference to the Closing Value.

    (g) For purposes of this Section 2.7, the "Closing Value" of SNC Common Stock shall mean the average closing price per share on the NYSE Composite Transactions List (as reported by The Wall Street Journal) for the 10 trading days (determined by excluding days on which the NYSE is closed) immediately preceding the 10th calendar day preceding the Effective Time (the 10th day to be determined by counting the day preceding the Effective Time as the first day).

  2.8 Conversion of Shares; Payment of Merger Consideration

  (a) At the Effective Time, by virtue of the Merger and without any action on the part of Virginia First or the holders of record of Virginia First Common Stock, each share of Virginia First Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of Virginia First Common Stock (as provided in paragraph (d) below), the Merger Consideration.

  (b) Each share of the common stock of BB&T Financial issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

  (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of Virginia First Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration as described in this Section 2.8. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of Virginia First Common Stock. With respect to any certificate for Virginia First Common Stock that has been lost or destroyed, the Surviving Corporation shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with SNC's standard policy, and evidence reasonably satisfactory to SNC of ownership of the shares represented thereby. After the Effective Time, no transfer of the shares of Virginia First Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

  (d) Promptly after the Effective Time, SNC shall cause to be delivered or mailed to each Virginia First shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of Virginia First Common Stock in exchange for the Merger Consideration. Upon surrender of such certificates, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, SNC shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

  (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by Virginia First in respect of shares of Virginia First Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by law, former shareholders of record of Virginia First shall be entitled to vote after the Effective Time at any meeting of SNC shareholders the number of whole shares of SNC Common Stock into which their respective shares of Virginia First Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Virginia First Common Stock for certificates representing SNC Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by SNC on the SNC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of SNC Common Stock issuable pursuant to this Agreement, but after the Effective Time no dividend or other distribution payable to the holders of record of SNC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate until such holder surrenders such certificate for exchange as provided in this Section 2.8. Upon surrender of such certificate, both the SNC Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate.

  2.9 Conversion of Stock Options

  At the Effective Time, each Stock Option then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted into and become an option under the SNC 1995 Omnibus Stock Incentive Plan (the "SNC Option Plan"), and shall be governed by the terms and conditions of the SNC Option Plan. Specifically, without limiting the foregoing, no holder of a Stock Option shall be entitled to receive any payment from SNC of any tax liability incurred by such holder resulting from exercise following the Effective Time of all or a part of the Stock Option. In making such conversion, (i) the number of shares of SNC Common Stock subject to each such Stock Option shall be the number of whole shares of SNC (omitting any fractional share) determined by multiplying the number of shares of Virginia First Common Stock subject to such Stock Option immediately prior to the Effective Time by the Option Exchange Ratio (defined below), and (ii) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Option Exchange Ratio and rounding up to the nearest cent. In addition, each such Stock Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under
Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. As used in this Agreement, the Option Exchange Ratio shall mean the percentage determined by dividing the value of the Merger Consideration at the Effective Time by the Closing Value. SNC and Virginia First agree to take all necessary steps to effectuate the foregoing provisions of this Section 2.9. Each grant of a converted option to any individual who subsequent to the Merger will be a director or officer of SNC as construed under Rule 16b-3 shall, as a condition to such conversion, be specifically approved in accordance with the provisions of Rule 16b-3. As soon as practicable following the Effective Time, SNC shall deliver to the participants receiving converted options under the SNC Option Plan an appropriate notice setting forth such participant's rights pursuant thereto. SNC has reserved under the SNC Option Plan adequate shares of SNC Common Stock for delivery upon exercise of any such converted options. SNC hereby represents that the SNC Option Plan in its current form complies with Rule 16b-3, as in effect on the date hereof, promulgated under the Exchange Act.

  2.10 Merger of Subsidiary

  In the event that SNC shall request, Virginia First shall cooperate in taking such actions, and shall cooperate in causing the Virginia First Subsidiaries to take such actions, as may be required in order to effect, at the Effective Time, the merger of one or more of the Virginia First Subsidiaries with and into, in each case, one of the SNC Subsidiaries.

  2.11 Anti-Dilution

  In the event SNC changes the number of shares of SNC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Merger Consideration and the Option Exchange Ratio shall be proportionately adjusted.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF VIRGINIA FIRST

  Except as otherwise Disclosed, Virginia First represents and warrants to SNC as follows (no representation or warranty herein of Virginia First shall be deemed to be inaccurate unless the inaccuracy would permit SNC to refuse to consummate the Merger under the applicable standard set forth in Section 6.3(a)):

  3.1 Capital Structure

  The authorized capital stock of Virginia First consists of 20,000,000 shares of Virginia First Common Stock, and 5,000,000 shares of preferred stock, par value $1.00 per share. No other classes of capital stock of Virginia First are authorized. As of the date hereof, 5,804,661 shares of Virginia First Common Stock are issued and outstanding, and no other shares of capital stock of Virginia First, common or preferred, are issued and outstanding. All outstanding shares of Virginia First Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock have been reserved for any purpose, except for (i) shares of Virginia First Common Stock reserved in connection with the Stock Option Plan and the Dividend Reinvestment Plan, and (ii) 1,155,127 shares of Virginia First Common Stock in connection with the SNC Option Agreement. Virginia First has granted options to acquire 307,980 shares of Virginia First Common Stock under the Stock Option Plan (of which 25,000 shall lapse at the Effective Time). Except as set forth herein, there are no Rights authorized, issued or outstanding with respect to the capital stock of Virginia First. Holders of Virginia First Common Stock do not have preemptive rights.

  3.2 Organization, Standing and Authority

  Virginia First is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. Virginia First is not required to be qualified to do business in any other state of the United States or foreign jurisdiction.

  3.3 Ownership of Subsidiaries

  Section 3.3 of the Virginia First Disclosure Memorandum lists all of the Virginia First Subsidiaries and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by Virginia First (directly or indirectly), and the percentage ownership interest so owned by Virginia First. The outstanding shares of capital stock or other equity interests of the Virginia First Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by Virginia First free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Rights are authorized, issued or outstanding with respect to the capital stock or other equity interests of the Virginia First Subsidiaries, and there are no agreements, understandings or commitments relating to the right of Virginia First to own, to vote or to dispose of said interests. None of the shares of capital stock or other equity interests of the Virginia First Subsidiaries has been issued in violation of the preemptive rights of any person. Section 3.3 of the Virginia First Disclosure Memorandum also lists all shares of capital stock or other securities or ownership interests of any corporation, partnership, joint venture, or other organization owned by Virginia First, directly or indirectly (except for securities owned in a fiduciary capacity).

  3.4 Organization, Standing and Authority of the Subsidiaries

  Each Virginia First Subsidiary which is a depository institution is a federally chartered capital stock savings bank and its deposits are insured by SAIF. Each of the Virginia First Subsidiaries is validly existing and in good standing under the laws of its state of organization. Each of the Virginia First Subsidiaries has full power and authority to carry on its business as now conducted, and is duly qualified to do business in its state of organization. No Virginia First Subsidiary is required to be qualified to do business in any other state of the United States or foreign jurisdiction other than such Virginia First Subsidiary's state of organization, or is engaged in any activities that have not been Disclosed.

  3.5 Authorized and Effective Agreement

  (a) Virginia First has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of the Virginia First shareholders of this Agreement and the Plan of Merger) to perform all of its obligations under this Agreement, the Articles of Merger and the SNC Option Agreement. The execution and delivery of this Agreement, the Articles of Merger and the SNC Option Agreement, and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action in respect thereof, except in the case of this Agreement and the Plan of Merger, the approval of Virginia First shareholders pursuant to and to the extent required by applicable law. This Agreement, the Plan of Merger and the SNC Option Agreement constitute legal, valid and binding obligations of Virginia First, and each is enforceable against Virginia First in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of rights of creditors of FDIC insured institutions or the enforcement of creditors' rights generally; and (ii) general principles of equity, and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

  (b) Neither the execution and delivery of this Agreement, the Articles of Merger or the SNC Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Virginia First with any of the provisions hereof or thereof, shall (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of Virginia First or any Virginia First Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Virginia First or any Virginia First Subsidiary pursuant to, any note, bond, mortgage, indenture, license, permit, contract, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Virginia First or any Virginia First Subsidiary.

  (c) Other than consents required from regulatory authorities as provided in
Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by Virginia First of the Merger and the other transactions contemplated in this Agreement.

  (d) Effective prior to execution of this Agreement, Virginia First has taken all action necessary to redeem the rights pursuant to the Rights Agreement described under the definition of "Virginia First Common Stock," or to amend or terminate such Rights Agreement, so that execution of this Agreement and the SNC Option Agreement and consummation of the transactions contemplated herein and therein, including without limitation consummation of the Merger pursuant to this Agreement or acquisition of shares pursuant to the SNC Option Agreement, shall not result in the grant of any rights to any person under the Rights Agreement or enable or require any of the rights thereunder to be exercised, distributed or triggered.

  3.6 Securities Filings; Statements True

  (a) Virginia First has timely filed all Securities Documents required by the Securities Laws since December 31, 1994. Virginia First shall Disclose to SNC a true and complete copy of each Securities Document filed by Virginia First with the Commission after December 31, 1994 and prior to the date hereof, which are all of the Securities Documents that Virginia First was required to file during such period. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) The Financial Statements of Virginia First fairly present or will fairly present, as the case may be, the consolidated financial position of Virginia First and the Virginia First Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect) in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis.

  (c) No statement, certificate, instrument or other writing furnished or to be furnished hereunder by Virginia First or any Virginia First Subsidiary to SNC contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  3.7 Minute Books

  The minute books of Virginia First and each of the Virginia First Subsidiaries contain or will contain at Closing accurate records of all meetings and other corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

  3.8 Adverse Change

  Since June 30, 1996, Virginia First and the Virginia First Subsidiaries have not incurred any liability except as disclosed in the most recent Virginia First Financial Statements, or entered into any transactions with affiliates, other than in the ordinary course of business consistent with past practices, nor has there been any change or any event involving a prospective change in the business, financial condition or results of operations of Virginia First or any of the Virginia First Subsidiaries.

  3.9 Absence of Undisclosed Liabilities

  All liabilities (including contingent liabilities) of Virginia First and the Virginia First Subsidiaries are disclosed in the most recent Financial Statements of Virginia First or incurred in the ordinary course of its business since the date of Virginia First's most recent Financial Statements.

  3.10 Properties

  (a) Virginia First and the Virginia First Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected on the consolidated balance sheet included in the Financial Statements of Virginia First as of June 30, 1996 or acquired after such date, except (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, or
(iv) dispositions and encumbrances for adequate consideration in the ordinary course of business.

  (b) All leases and licenses pursuant to which Virginia First or any Virginia First Subsidiary, as lessee or licensee, leases or licenses rights to real or personal property, are valid and enforceable in accordance with their respective terms.

  3.11 Environmental Matters

  (a) Virginia First and the Virginia First Subsidiaries are in compliance with all Environmental Laws. Neither Virginia First nor any Virginia First Subsidiary has received any communication alleging that Virginia First or the Virginia First Subsidiary is not in such compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

  (b) Neither Virginia First nor any Virginia First Subsidiary has received notice of any pending, there are no pending, and to the best knowledge of Virginia First there are no conditions or facts existing which might reasonably be expected to result in, legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon (i) Virginia First or any Virginia First Subsidiary, (ii) any person or entity whose liability for any Environmental Claim Virginia First or any Virginia First Subsidiary has or may have retained or assumed, either contractually or by operation of law, (iii) any real or personal property owned or leased by Virginia First or any Virginia First Subsidiary, or any real or personal property which Virginia First or any Virginia First Subsidiary has or is judged to have managed or supervised or participated in the management of, or (iv) any real or personal property in which Virginia First or any Virginia First Subsidiary holds a security interest securing a loan recorded on the books of Virginia First or any Virginia First Subsidiary. Neither Virginia First nor any Virginia First Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

  (c) Virginia First and the Virginia First Subsidiaries are in compliance with all recommendations contained in any environmental audits, analyses and surveys relating to all real and personal property owned or leased by Virginia First or any Virginia First Subsidiary and all real and personal property which Virginia First or any Virginia First Subsidiary has or is judged to have managed or supervised or participated in the management of.

  (d) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim, or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws, against Virginia First or any Virginia First Subsidiary or against any person or entity whose liability for any Environmental Claim Virginia First or any Virginia First Subsidiary has or may have retained or assumed, either contractually or by operation of law.

  3.12 Loans; Allowance for Loan Losses

  (a) All of the loans on the books of Virginia First and the Virginia First Subsidiaries are valid and properly documented, and were made in the ordinary course of business. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including without limitation, the TILA, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

  (b) The allowances for loan losses reflected on the consolidated balance sheets included in the Financial Statements of Virginia First are in the opinion of Virginia First's management adequate as of their respective dates, under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines as they apply to banks and bank holding companies, to provide for losses on outstanding loans (including accrued interest receivables) net of recoveries.

  3.13 Tax Matters

  (a) Virginia First and the Virginia First Subsidiaries and each of their predecessors have timely filed (or requests for extensions have been timely filed and any such extensions have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither Virginia First nor any Virginia First Subsidiary will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

  (b) Except as Disclosed, all federal, state and local (and, if applicable, foreign) tax returns filed by Virginia First and the Virginia First Subsidiaries are complete and accurate. Neither Virginia First nor any Virginia First Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Virginia First or any Virginia First Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to Virginia First or any Virginia First Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit examination or deficiency or refund litigation with respect to such returns is pending.

  (c) Deferred Taxes have been provided for in accordance with generally accepted accounting principles consistently applied.

  (d) Neither Virginia First nor any of the Virginia First Subsidiaries is a party to any tax allocation or sharing agreement and none has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Virginia First) or has any liability for taxes of any person (other than Virginia First and the Virginia First Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

  (e) Each of Virginia First and the Virginia First Subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

  (f) None of Virginia First or the Virginia First Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

  3.14 Employees; Compensation; Benefit Plans

  (a) Compensation. Virginia First shall have Disclosed a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each director, shareholder, independent contractor, consultant and agent of Virginia First and of each Virginia First Subsidiary and each other person (other than an employee as such) to whom Virginia First or any Virginia First Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

  (b) Employee Benefit Plans.

    (i) Virginia First shall have Disclosed an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by Virginia First or any Virginia First Subsidiary, to which Virginia First or any Virginia First Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which Virginia First or any Virginia First Subsidiary is a member. For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program described in the foregoing provisions of this Section 3.14(b)(i) and which is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and whether or not terminated, (B) an employment agreement, (C) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including without limitation benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (D) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated.

    (ii) Except as Disclosed, neither Virginia First nor any Virginia First Subsidiary contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in section 413 of the Code (and regulations promulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

    (iii) Except as Disclosed, none of the Plans obligates Virginia First or any Virginia First Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

    (iv) Each Plan has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened, and there are no facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan has always fully met the funding standards required under Title I of ERISA and Section 412 of the Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) has occurred with respect to any such Plan, and the PBGC has not commenced or threatened the termination of any Plan. None of the assets of Virginia First or any Virginia First Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, neither Virginia First nor any Virginia First Subsidiary has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject Virginia First or any Virginia First Subsidiary to any tax under Sections 4971, 4972, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

    (v) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

    (vi) No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which Virginia First or any Virginia First Subsidiary is a member or was a member during such five-year period.

    (vii) As of the Closing Date, the fair market value of the assets of each Plan that is a tax qualified defined benefit plan equals or exceeds the present value of all vested and non-vested liabilities thereunder determined in accordance with reasonable actuarial methods, factors and assumptions applicable to a defined benefit plan on an ongoing basis. With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, all required contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Code) shall have been made. With respect to each other Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made. No tax qualified Plan has any unfunded liabilities.

    (viii) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither Virginia First, nor to the best knowledge of Virginia First any Virginia First Subsidiary, nor any trustee, administrator or other fiduciary of any Plan, nor to the best knowledge of Virginia First any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner which could subject Virginia First or any Virginia First Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

    (ix) With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

    (x) Virginia First and each Virginia First Subsidiary has been and is presently in compliance with all of the requirements of Section 4980B of the Code.

    (xi) Neither Virginia First nor any Virginia First Subsidiary has a liability as of June 30, 1996, under any Plan that, to the extent disclosure is required under generally accepted accounting principles, is not reflected on the consolidated balance sheet included in the Financial Statements of Virginia First as of June 30, 1996 or otherwise Disclosed.

    (xii) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) Virginia First's or any Virginia First Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Plans (except to the extent benefits may be deemed increased by accelerated vesting).

    (xiii) With respect to each Plan, Virginia First has Disclosed or made available true, complete and correct copies of (A) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments),
  (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements, (E) all governmental filings for the last three years, including without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.

  3.15 Certain Contracts

  (a) Except as Disclosed, neither Virginia First nor any Virginia First Subsidiary is a party to, is bound or affected by, or receives benefits under
(i) any agreement, arrangement or commitment, written or oral, the default of which would have a Material Adverse Effect, whether or not made in the ordinary course of business (other than loans or loan commitments made or certificates or deposits received in the ordinary course of the banking business), or any agreement restricting its business activities, including without limitation agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument, written or oral, relating to the borrowing of money by Virginia First or any Virginia First Subsidiary or the guarantee by Virginia First or any Virginia First Subsidiary of any such obligation, which cannot be terminated within less than 30 days after the Closing Date by Virginia First or any Virginia First Subsidiary (without payment of any penalty or cost, except with respect to Federal Home Loan Bank advances), (iii) any agreement, arrangement or commitment, written or oral, relating to the employment of a consultant, independent contractor or agent, or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by Virginia First or any Virginia First Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Virginia First of the nature contemplated by this Agreement or the SNC Option Agreement, or (iv) any agreement or plan, written or oral, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the SNC Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the SNC Option Agreement. Each matter Disclosed pursuant to this Section 3.15(a) is in full force and effect.

  (b) Neither Virginia First nor any Virginia First Subsidiary is in default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

  3.16 Legal Proceedings; Regulatory Approvals

  There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Virginia First threatened against Virginia First or any Virginia First Subsidiary or against any asset, interest, plan or right of Virginia First or any Virginia First Subsidiary, or against any officer, director or employee of any of them. There are no actions, suits or proceedings instituted, pending or, to the best knowledge of Virginia First threatened against any present or former director or officer of Virginia First or any Virginia First Subsidiary that would reasonably be expected to give rise to a claim against Virginia First or any Virginia First Subsidiary for indemnification. There are no actual or, to the best knowledge of Virginia First threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or in the SNC Option Agreement. To the best knowledge of Virginia First, no fact or condition relating to Virginia First or any Virginia First Subsidiary exists (including without limitation noncompliance with the CRA) that would prevent Virginia First or SNC from obtaining all of the federal and state regulatory approvals contemplated herein.

  3.17 Compliance with Laws; Filings

  Each of Virginia First and each Virginia First Subsidiary is in compliance with all statutes and regulations (including, but not limited to, the CRA, TILA and regulations promulgated thereunder, and other consumer banking laws), and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and neither Virginia First nor any Virginia First Subsidiary has received notification that has not lapsed, been withdrawn or abandoned by any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation, (ii) threatening to revoke any permit, license, registration, or other government authorization, or (iii) restricting or in any way limiting its operations. Neither Virginia First nor any Virginia First Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that it enter into any of the foregoing. Virginia First and each of the Virginia First Subsidiaries has filed all reports, registrations, notices and statements, and any amendments thereto, that it was required to file with federal and state regulatory authorities, including without limitation the OTS, FDIC, Federal Reserve Board and State Board. Each such report, registration, notice and statement, and each amendment thereto, has complied with applicable legal requirements and none has contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  3.18 Brokers and Finders

  Neither Virginia First nor any Virginia First Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, in the Plan of Merger or in the SNC Option Agreement, except for fees to accountants and lawyers and an obligation, the amount and nature of which is Disclosed, to Sandler O'Neill & Partners, L.P. for investment banking services.

  3.19 Repurchase Agreements; Derivatives

  (a) With respect to all agreements currently outstanding pursuant to which Virginia First or any Virginia First Subsidiary has purchased securities subject to an agreement to resell, Virginia First or the Virginia First Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which Virginia First or any Virginia First Subsidiary has sold securities subject to an agreement to repurchase, neither Virginia First nor the Virginia First Subsidiary has pledged collateral materially in excess of the amount of the debt secured thereby. Neither Virginia First nor any Virginia First Subsidiary has pledged collateral materially in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

  (b) Neither Virginia First nor any Virginia First Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheets in the Financial Statements, which is a financial derivative contract (including various combinations thereof), except for options and forwards entered into in the ordinary course of its mortgage lending business consistent with past practice and current policy.

  3.20 Deposit Accounts

  The deposit accounts of the Virginia First Subsidiaries that are insured depository institutions are insured by the SAIF to the maximum extent permitted by federal law, and the Virginia First Subsidiaries have paid all premiums and assessments and filed all reports required to have been paid or filed under the SAIF.

  3.21 Related Party Transactions

  Virginia First has Disclosed all transactions, investments and loans, including loan guarantees, to which Virginia First or any Virginia First Subsidiary is a party with any director, executive officer or 5% shareholder of Virginia First or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing. All such transactions, investments and loans are on terms no less favorable to Virginia First than could be obtained from unrelated parties.

  3.22 Certain Information

  When the Proxy Statement/Prospectus is mailed, and at the time of the meeting of shareholders of Virginia First to vote upon the Plan of Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein provided by Virginia First, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

  3.23 Tax and Regulatory Matters

  Neither Virginia First nor any Virginia First Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

  3.24 State Takeover Laws

  Virginia First and each Virginia First Subsidiary have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable moratorium, fair price, business combination, control share or other anti-takeover laws, including without limitation the provisions of
Section 13.1-728 of the VSCA.

  3.25 Labor Relations

  Neither Virginia First nor any Virginia First Subsidiary is the subject of any claim or allegation that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is Virginia First or any Virginia First Subsidiary party to any collective bargaining agreement. There is no strike or other labor dispute involving Virginia First or any Virginia First Subsidiary, pending or threatened, or to the best knowledge of Virginia First, is there any activity involving any employees of Virginia First or any Virginia First Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity.

  3.26 Fairness Opinion

  Virginia First has received from Sandler, O'Neill & Partners, L.P. an opinion that, as of the date hereof, the Merger Consideration is fair to the shareholders of Virginia First from a financial point of view.

                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF SNC

  SNC represents and warrants to Virginia First as follows (no representation or warranty herein of SNC shall be deemed to be inaccurate unless the inaccuracy would permit Virginia First to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a)):

  4.1 Capital Structure of SNC

  The authorized capital stock of SNC consists of (i) 5,000,000 shares of preferred stock, par value $5.00 per share, of which 2,000,000 shares have been designated as Series B Junior Participating Preferred Stock and the remainder are undesignated, and none of which shares are issued and outstanding, and (ii) 300,000,000 shares of SNC Common Stock, of which 109,452,428 shares were issued and outstanding on March 31, 1997. All outstanding shares of SNC Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The shares of SNC Common Stock reserved as provided in Section 5.3 are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to the Plan of Merger. Holders of SNC Common Stock do not have preemptive rights. SNC has registered 27,947,958 shares for issuance pursuant to its acquisition of United Carolina Bancshares Corporation.

  4.2 Organization, Standing and Authority of SNC

  SNC is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification. SNC is registered as a bank holding company under the Bank Holding Company Act.

  4.3 Authorized and Effective Agreement

  (a) SNC has all requisite corporate power and authority to enter into and (subject to receipt of all necessary government approvals) perform all of its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SNC. This Agreement and the Plan of Merger attached hereto constitute legal, valid and binding obligations of SNC, and each is enforceable against SNC in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors; and (ii) general principles of equity, and except that the availability of remedies or injunctive relief is within the discretion of the appropriate court.

  (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, nor compliance by SNC with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of SNC or any SNC Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of SNC or any SNC Subsidiary pursuant to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SNC or any SNC Subsidiary.

  4.4 Organization, Standing and Authority of SNC Subsidiaries

  Each of the SNC Subsidiaries is duly organized, validly existing and in good standing under applicable laws. Each of the SNC Subsidiaries (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

  4.5 Securities Documents

  SNC has timely filed all Securities Documents required by the Securities Laws since December 31, 1993. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  4.6 Financial Statements

  The Financial Statements of SNC fairly present or will fairly present, as the case may be, the consolidated financial position of SNC and the SNC Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and changes in cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis).

  4.7 Adverse Change

  Since December 31, 1996, SNC and the SNC Subsidiaries have not incurred any liability except as disclosed on the most recent SNC Financial Statements, or entered into any transactions with affiliates other than in the ordinary course of business consistent with past practices, nor has there been any change or any event involving a prospective change in the business, financial condition or results of operations of SNC and the SNC Subsidiaries.

  4.8 Legal Proceedings; Regulatory Approvals

  There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or threatened against SNC or any SNC Subsidiary or against any asset, interest, or right of SNC or any SNC Subsidiary, or against any officer, director or employee of any of them that in such case, if decided adversely, would reasonably be expected to have a Material Adverse Effect. There are no actions, suits or proceedings instituted, pending or, to the best knowledge of SNC, threatened against any present or former director or officer of SNC or any SNC Subsidiary for indemnification. There are no actual or, to the best knowledge of SNC, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein, in the Plan of Merger or the Option Agreement. To the best knowledge of SNC, no fact or condition relating to SNC or any SNC Subsidiary exists (including without limitation noncompliance with the CRA) that would prevent Virginia First or SNC from obtaining all of the federal and state regulatory approvals contemplated herein.

  4.9 Absence of Undisclosed Liabilities

  All liabilities of SNC and the SNC Subsidiaries are disclosed in the most recent Financial Statements of SNC or incurred in the ordinary course of business since the date of SNC's most recent Financial Statements.

  4.10 Compliance with Laws

  Each of SNC and the SNC Subsidiaries is in compliance with all statutes and regulations (including, but not limited to, the CRA, TILA and regulations promulgated thereunder and other consumer banking laws) applicable to the conduct of its business, and neither SNC nor any of the SNC Subsidiaries has received any notification that has not lapsed, been withdrawn or abandoned from any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation,
(ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations. Neither SNC nor any of the SNC Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive or memorandum of understanding, and none of them has received any communication requesting that they enter into any of the foregoing.

  4.11 Certain Information

  When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of SNC to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to SNC, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

  4.12 Accounting, Tax and Regulatory Matters

  Neither SNC nor the SNC Subsidiaries have taken or agreed to take any action which would or could reasonably be expected to (i) cause the business combination contemplated hereby not to constitute a reorganization under
Section 368 of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

  4.13 Share Ownership

  As of the date of this Agreement, SNC does not own (except in a fiduciary capacity) any shares of Virginia First Common Stock.

                                   ARTICLE V

                                   COVENANTS

  5.1 Virginia First Shareholder Meeting

  Virginia First shall submit this Agreement and the Plan of Merger to its shareholders for approval at a meeting to be held as soon as practicable, and by approving execution of this Agreement the Board of Directors of Virginia First agrees that it shall, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Virginia First, recommend that Virginia First's shareholders vote for such approval; provided, that the Board of Directors of Virginia First may withdraw or refuse to make such recommendation only if the Board of Directors shall determine in good faith that such recommendation would violate its fiduciary duty to Virginia First's shareholders following
(i) the consideration of written advice of legal counsel that making such recommendation or the failure to withdraw or modify such recommendation would constitute a breach of the fiduciary duties of such Board to shareholders of Virginia First, and (ii) the withdrawal by Sandler O'Neill & Partners, L.P. in writing of its opinion referred to in Section 3.26 or the delivery to the Virginia First Board of Directors of written advice from Sandler O'Neill & Partners, L.P. that the Merger Consideration is not fair or is inadequate to the shareholders of Virginia First from a financial point of view. Each of William A. Patton and Charles A. Patton severally agrees to vote all shares of Virginia First Common Stock over which he has sole or shared voting rights, through nominal or beneficial ownership or by contract or otherwise (including without limitation shares held by Patton Associates Limited Partnership, but excluding shares held in a fiduciary capacity), in favor of the Plan of Merger, and each further severally agrees not to transfer or agree to transfer (except as provided herein), from and after the date hereof, to any person any shares of Virginia First Common Stock over which he has sole or shared rights of transfer.

  5.2 Registration Statement; Proxy Statement/Prospectus

  As promptly as practicable after the date hereof, SNC shall prepare and file the Registration Statement with the Commission. Virginia First will furnish to SNC the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with SNC on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. SNC shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act. Such Registration Statement, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. SNC shall take all actions required to register or obtain exemptions from such registration for the SNC Common Stock to be issued in connection with the transactions contemplated by this Agreement and the Plan of Merger under applicable state "Blue Sky" securities laws, as appropriate. The Registration Statement shall include the form of Proxy Statement/Prospectus. SNC and Virginia First shall use their best efforts to cause the Proxy Statement/Prospectus to be approved by the SEC for mailing to the Virginia First and SNC shareholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the SEC thereunder. Virginia First shall cause the Proxy Statement/Prospectus to be mailed to shareholders in accordance with all applicable notice requirements under the Securities Laws and the VSCA.

  5.3 Plan of Merger; Reservation of Shares

  At the Effective Time, the Merger shall be effected in accordance with the Plan of Merger. In this connection, SNC undertakes and agrees to pay or cause to be paid when due the Merger Consideration to be distributed pursuant to
Section 2.7. SNC has reserved for issuance such number of shares of SNC Common Stock as shall be necessary to pay the portion of the Consideration to be distributed in the form of SNC Common Stock. If at any time the aggregate number of shares of SNC Common Stock available for issuance hereunder shall not be sufficient to effect the Merger, SNC shall take all appropriate action as may be required to increase the amount of the authorized SNC Common Stock.

  5.4 Additional Acts

  (a) Virginia First agrees to take such actions as may be reasonably necessary to modify the structure of, or to substitute parties to (so long as such substitute is SNC or a SNC Subsidiary) the transactions contemplated hereby, provided that such modifications do not change the Merger
Consideration or abrogate the covenants and other agreements contained in this Agreement.

  (b) As promptly as practicable after the date hereof, SNC and Virginia First shall submit notice or applications for prior approval of the transactions contemplated herein to the Federal Reserve Board, the OTS, and any other federal, state or local government agency, department or body to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby. Virginia First and SNC each represents and warrants to the other that all information included (or submitted for inclusion) concerning it, their respective Subsidiaries, and any of their respective directors, officers and shareholders, shall be true, correct and complete in all material respects as of the date presented.

  5.5 Best Efforts

  SNC and Virginia First shall use, and shall cause each of their respective Subsidiaries to use, its best efforts in good faith to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections 5.2 and
5.4 or elsewhere herein, and (ii) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in Article VI and to consummate the transactions herein contemplated at the earliest practicable date. Without limiting the foregoing, SNC agrees to vote its shares of BB&T Financial in favor of the Plan of Merger following fulfillment of the conditions in Sections 6.1 and 6.3. Neither SNC nor Virginia First shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

  5.6 Certain Accounting Matters

  Virginia First shall cooperate with SNC concerning accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account SNC's policies, practices and procedures), including without limitation issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices.

  5.7 Access to Information

  Virginia First and SNC will each keep the other advised of all material developments relevant to its business and the businesses of its Subsidiaries, and to consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, Virginia First shall afford to representatives of SNC access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of Virginia First and the Virginia First Subsidiaries and, during such period, shall make available all information concerning their business as may be reasonably requested. No investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to
Section 7.1. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

  5.8 Press Releases

  SNC and Virginia First shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which in the opinion of its counsel is required by law.

  5.9 Forbearances of Virginia First

  Except with the prior written consent of SNC, between the date hereof and the Effective Time, Virginia First shall not, and shall cause each of the Virginia First Subsidiaries not to:

    (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new Subsidiary or engage in any new activity;

    (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled quarterly dividends of $.025 per share of Virginia First Common Stock payable on record dates and in amounts consistent with past practices, and other than redemption of Rights for a price of $.01 per Right under the Rights Agreement described in the definition of "Virginia First Common Stock"; provided that any dividend declared or payable on the shares of Virginia First Common Stock for the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by SNC and Virginia First, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of SNC Common Stock is before the Effective Time;

    (c) issue any shares of its capital stock, except pursuant to the Stock Option Plan, the SNC Option Agreement, and the Virginia First Dividend Reinvestment Plan;

    (d) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

    (e) amend its articles of incorporation or bylaws; impose or permit imposition, of any lien, charge or encumbrance on any share of stock held by it in any Virginia First Subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim other than in the ordinary course of business;

    (f) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices;

    (g) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

    (h) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees, except with respect to officers and employees in the ordinary course of business consistent with past practices (it being understood that officers' salaries are generally reviewed as of July 1 of each year and compensation of other employees is generally reviewed on each anniversary of the date of hire);

    (i) enter into or substantially modify (except as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, that this subparagraph shall not prevent renewal of any of the foregoing consistent with past practice;

    (j) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Virginia First or any Virginia First Subsidiary or any business combination with Virginia First or any Virginia First Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of Virginia First or any Virginia First Subsidiary to do any of the above; or fail to notify SNC immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this paragraph (j) shall not apply to furnishing information, negotiations or discussions following an unsolicited offer if, as a result of such officer, Virginia First is advised in writing by legal counsel that the failure so to furnish information or negotiate would constitute a breach of the fiduciary duties of Virginia First's Board of Directors to its shareholders;

    (k) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by Virginia First or a Virginia First Subsidiary or guarantee by Virginia First or a Virginia First Subsidiary of any obligation, (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders in the normal course except to the extent otherwise provided in an agreement, arrangement or commitment previously Disclosed); or (iv) any contract, agreement or understanding with a labor union;

    (1) change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable law, regulation, or directives, and except that after approval of the Agreement and the Plan of Merger by its shareholders Virginia First shall cooperate in good faith with SNC to adopt policies, practices and procedures consistent with those utilized by SNC, effective on or before the Closing Date;

    (m) change its methods of accounting in effect at June 30, 1996, except as required by changes in generally accepted accounting principles concurred in by SNC's independent certified public accountants, which concurrence shall not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended June 30, 1996, except as required by changes in law or regulation;

    (n) incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $50,000, for any one expenditure, or $150,000, in the aggregate;

    (o) incur any indebtedness other than deposits from customers, advances from the Federal Home Loan Bank and reverse repurchase arrangements in the ordinary course of business;

    (p) take any action which would or could reasonably be expected to (i) cause the business combination contemplated hereby not to constitute a reorganization under Section 368 of the Code as determined by

  SNC, (ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

    (q) dispose of any material assets other than in the ordinary course of business; or

    (r) agree to do any of the foregoing.

  5.10 Employment Agreement

  SNC (or its specified banking subsidiary) and Charles A. Patton shall enter into an employment agreement (the "Employment Agreement") substantially in the form of Annex B hereto.

  5.11 Affiliates

  Virginia First shall cause all persons who are affiliates of Virginia First to deliver to SNC promptly following this Agreement a written agreement providing that such person will not dispose of SNC Common Stock received in the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder, and in any event shall cause such affiliates to deliver to SNC such written agreement prior to the Effective Time.

  5.12 Section 401(k) Plan

  SNC shall cause the 401(k) plan of Virginia First to be merged with the 401(k) plan maintained by SNC and the SNC Subsidiaries, and the account balances of former employees of Virginia First or the Virginia First Subsidiaries who are participants in the Virginia First plan shall be transferred to the accounts of such employees under the SNC 401(k) plan. Following such merger and transfer, such accounts shall be governed and controlled by the terms of the SNC 401(k) plan as in effect from time to time (and subject to SNC's right to terminate such plan). For purposes of administering the 401(k) plan, service with Virginia First and the Virginia First Subsidiaries by each such employee shall be deemed to be service with SNC or the SNC Subsidiaries for participation and vesting purposes only.

  5.13 Directors and Officers Protection

  SNC or a SNC Subsidiary shall purchase and keep in force for a period of three years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of Virginia First for acts or omissions occurring prior to the Effective Time. Such insurance shall provide at least the same coverage and amounts as contained in Virginia First's policy on the date hereof; provided, that in no event shall the annual premium on such policy exceed 150% of the annual premium payments on Virginia First's policy in effect as of the date hereof (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, SNC shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. Notwithstanding the foregoing, SNC further agrees to indemnify all individuals who are or have been officers and directors of Virginia First prior to the Effective Time from any acts or omissions in such capacities prior to the Effective Time, to the extent indemnification is provided pursuant to the Articles of Incorporation of Virginia First on the date hereof and is permitted under the VSCA.

  5.14 Forbearances of SNC

  Except with the prior written consent of Virginia First, which consent shall not be arbitrarily or unreasonably withheld, between the date hereof and the Effective Time, neither SNC nor any SNC Subsidiary shall take any action which would or might be expected to (i) cause the business combination contemplated hereby not to constitute a reorganization under Section 368 of the Code; (ii) result in any inaccuracy of a representation or warranty herein which would allow for termination of this Agreement; (iii) cause any of the conditions precedent to the transactions contemplated by this agreement to fail to be satisfied; (iv) exercise the

Option Agreement other than in accordance with its terms, or dispose of the shares of Virginia First Common Stock issuable upon exercise of the option rights conferred thereby other than as permitted or contemplated by the terms thereof; or (v) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

  5.15 Reports

  Each of Virginia First and SNC shall file (and shall cause the Virginia First Subsidiaries and the SNC Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Commission and any other regulatory authorities having jurisdiction over such party, and shall deliver to SNC or Virginia First, as the case may be, copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Commission, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with generally accepted accounting procedures (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Commission will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a regulatory authority other than the Commission shall be prepared in accordance with requirements applicable to such reports.

  5.16 Exchange Listing

  SNC shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of SNC Common Stock to be issued to the holders of Virginia First Common Stock pursuant to the Merger, and SNC shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

  5.17 Board of Directors of Virginia Banking Subsidiary

  The Chairman of the Board of Directors of Virginia First and at least four other members of the Board of Directors of Virginia First other than Charles
A. Patton shall be elected to the Board of Directors of SNC's Virginia banking subsidiary as soon as practicable following the Effective Time. The maximum age requirement presently in effect for membership on such Board shall be waived by SNC for two years following the Effective Time with respect to the Chairman of the Board of Directors of Virginia First.

  5.18 Employee Benefits; Special Payment

  (a) Each employee of Virginia First at the Effective Time who becomes an employee immediately following the Effective Time of SNC or a SNC Subsidiary shall be eligible to participate in group hospitalization, medical, life, disability, retirement and other benefit plans and programs comparable to those provided to then employees of SNC, without the imposition of any waiting period or limitation on preexisting conditions. For purposes of participating in all plans and benefits of SNC, each such employee of Virginia First who becomes employed immediately following the Effective Time by SNC or a SNC Subsidiary shall receive credit for service to Virginia First for participation and vesting purposes only.

  (b) At the Closing, and prior to the Effective Time, Virginia First shall pay to Charles A. Patton a lump sum amount of $525,000, which payment shall be in full satisfaction of any obligation to Employee pursuant to Section 10 of the Employment Agreement entered into by Charles A. Patton and each of Virginia First and Virginia First Savings Bank, F.S.B, each dated January 1, 1996.

  5.19 Assumption of Agreement by Acquiror

  It shall be a condition precedent to SNC entering into any agreement whereby SNC shall (i) consolidate with or merge into any other entity and shall not be the continuing surviving person of such consolidation or merger, or (ii) transfer all or substantially all of its assets to any entity, that proper provision shall be made so that the successor and assigns of SNC shall specifically agree to assume SNC's obligations under this Agreement.

                                  ARTICLE VI

                             CONDITIONS PRECEDENT

  6.1 Conditions Precedent--SNC and Virginia First

  The respective obligations of SNC and Virginia First to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

    (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken, including without limitation the approval of the shareholders of Virginia First of the Agreement and the Plan of Merger set forth in Section 2.2;

    (b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, and SNC shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary, and no proceedings shall be pending or to the knowledge of SNC threatened by the Commission or any state "Blue Sky" securities administration to suspend the effectiveness of such Registration Statement; and the SNC Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws;

    (c) The parties shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect;

    (d) None of SNC, any of the SNC Subsidiaries, Virginia First or any of the Virginia First Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement; and

    (e) Virginia First and SNC shall have received an opinion of SNC's legal counsel, in form and substance satisfactory to Virginia First and SNC, substantially to the effect that the Merger will constitute one or more reorganizations under Section 368 of the Code and that the shareholders of Virginia First will not recognize any gain or loss to the extent that such shareholders exchange shares of Virginia First Common Stock for shares of SNC Common Stock.

  6.2 Conditions Precedent--Virginia First

  The obligations of Virginia First to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by Virginia First pursuant to Section 7.4:

    (a) All representations and warranties of SNC shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Virginia First. The representations and warranties of SNC set forth in Sections 4.1, 4.2, 4.3, 4.4 and 4.10 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of SNC set forth in this Agreement (including the representations and warranties set forth in

  Sections 4.1, 4.2, 4.3, 4.4 and 4.10) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on SNC; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

    (b) SNC shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.

    (c) SNC shall have delivered to Virginia First a certificate, dated the Closing Date and signed by its Chairman or President or an Executive Vice President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.2(a) and 6.2(b), to the extent applicable to SNC, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on SNC or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

    (d) Virginia First shall have received opinions of counsel to SNC in the form reasonably acceptable to Virginia First's legal counsel.

    (e) All approvals of the transactions contemplated herein from the Federal Reserve Board and any other state or federal government agency, department or body, the approval of which is required for the consummation of the Merger, shall have been received and all waiting periods with respect to such approvals shall have expired.

    (f) The shares of SNC Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

    (g) Virginia First shall not have reasonably determined in good faith that there has been a material adverse change in the condition, operations or prospects of SNC since December 31, 1996.

  6.3 Conditions Precedent--SNC

  The obligations of SNC to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by SNC pursuant to
Section 7.4:

    (a) All representations and warranties of Virginia First shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by SNC. The representations and warranties of Virginia First set forth in Sections 3.1, 3.2 (except the last sentence thereof), 3.3 (except the last sentence thereof), 3.4 (except the last sentence thereof), 3.5(a), 3.5(b)(i), 3.23 and 3.24 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of Virginia First set forth in this Agreement (including the representations and warranties set forth in the Sections designated in the preceding sentence) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on Virginia First and the Virginia First Subsidiaries taken as a whole; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

    (b) No regulatory approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of SNC, would so materially adversely affect the business or economic benefits to SNC of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome.

    (c) Virginia First shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.

    (d) Virginia First shall have delivered to SNC a certificate, dated the Closing Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.3(a) and 6.3(c), to the extent applicable to Virginia First, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on Virginia First or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

    (e) SNC shall have received opinions of counsel to Virginia First in the form reasonably acceptable to SNC's legal counsel.

    (f) SNC shall have received the written agreements from affiliates as specified in Section 5.11.

                                  ARTICLE VII

                       TERMINATION, WAIVER AND AMENDMENT

  7.1 Termination

  This Agreement may be terminated:

    (a) At any time prior to the Effective Time, by the mutual consent in writing of the parties hereto.

    (b) At any time prior to the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement, or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a) in the case of Virginia First and Section 6.3(a) in the case of SNC; and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of 30 days following written notice of such breach to the party committing such breach or the Effective Time.

    (c) At any time prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the Closing Date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings herein.

    (d) At any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.4 are denied, and the time period for appeals and requests for reconsideration has run.

    (e) At any time, by either party hereto in writing, if the shareholders of Virginia First do not approve the Agreement and the Plan of Merger.

    (f) At any time following March 31, 1998, by either party hereto in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings herein.

    (g) At any time prior to 11:59 p.m. on July 31, 1997 by SNC in writing, if SNC determines in its sole good faith judgment, through review of information Disclosed by Virginia First, the performance of its due diligence or otherwise, that the financial condition, results of operations, business or business prospects of Virginia First and of the Virginia First Subsidiaries, taken as a whole, are materially adversely different from SNC's reasonable expectations with respect thereto on the date of execution of this Agreement; provided that SNC shall inform Virginia First upon such termination as to the reasons for SNC's determination; and, provided further, that this Section 7.1(g) shall not limit in any way the due diligence investigation of Virginia First and the Virginia First Subsidiaries which SNC may perform or otherwise affect any other rights which SNC has after the date hereof under the terms of this Agreement. Specifically, without limitation, the fact that Virginia First has Disclosed information shall not prevent SNC from terminating this Agreement pursuant to this Section 7.1(g) on account of such information.

    (h) At any time prior to the Effective Time by Virginia First as provided in Section 2.7(e) if the Closing Value shall be less than $30.00.

  7.2 Effect of Termination

  In the event this Agreement and the Plan of Merger is terminated pursuant to
Section 7.1, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and expenses set forth in Sections 5.7 and 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) shall not relieve the breaching party from liability for an uncured breach of the covenant, agreement, understanding, representation or warranty giving rise to such termination. The SNC Option Agreement shall be governed by its own terms.

  7.3 Survival of Representations, Warranties and Covenants

  All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants that by their terms are to be performed after the Effective Time, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive SNC or Virginia First (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either SNC or Virginia First, the aforesaid representations, warranties and covenants being material inducements to consummation by SNC and Virginia First of the transactions contemplated herein.

  7.4 Waiver

  Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the Virginia First shareholders) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to Section 7.5, executed after approval by the Virginia First shareholders of this Agreement and the Plan of Merger shall reduce either the number of shares of SNC Common Stock into which each share of Virginia First Common Stock shall be converted in the Merger or the payment terms for fractional interests.

  7.5 Amendment or Supplement

  This Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of SNC and Virginia First, subject to the proviso to Section 7.4.

                                 ARTICLE VIII

                                 MISCELLANEOUS

  8.1 Expenses

  Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel; provided, however, that the printing costs incurred in connection with the Registration Statement and the Proxy Statement/Prospectus shall be borne 50% by SNC and 50% by Virginia First.

  8.2 Entire Agreement

  This Agreement and the SNC Option Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all arrangements or understandings with respect thereto, written or oral, entered into on or before the date hereof, other than documents referred to herein or therein. The terms and conditions of this Agreement and the SNC Option Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement or the SNC Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

  8.3 No Assignment

  Neither of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, except upon the prior written consent of the other party.

  8.4 Notices

  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight express courier or by facsimile transmission, addressed or directed as follows:

  If to Virginia First:

    Charles A. Patton
    Virginia First Financial Corporation
    Franklin and Adams Street
    Petersburg, Virginia 23803
    Telephone:
    Fax:

  With a required copy to:

    Wayne A. Whitham, Jr., Esq.
    Williams Mullen Christian & Dobbins
    1021 East Cary Street, 16th Floor
    Richmond, Virginia 23219
    Telephone: 804-783-6473
    Fax: 804-783-6507

  If to SNC:

    Scott E. Reed
    150 South Stratford Road
    4th Floor
    Winston-Salem, North Carolina 27104
    Telephone: 910-733-3088
    Fax: 910-733-2296

  With a required copy to:

    William A. Davis, II
    Womble Carlyle Sandridge & Rice, PLLC
    200 West Second Street
    Winston-Salem, North Carolina 27102
    Telephone: 910-721-3624
    Fax: 910-733-8364

  Any party may by notice change the address to which notice or other communications to it are to be delivered.

  8.5 Captions

  The captions contained in this Agreement are for reference only and are not part of this Agreement.

  8.6 Counterparts

  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

  8.7 Governing Law

  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amended and Restated Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          SOUTHERN NATIONAL CORPORATION


                                          By
                                             ----------------------------------
                                             Title:
                                                    ---------------------------

                                          BB&T FINANCIAL CORPORATION OF
                                           VIRGINIA


                                          By
                                             ----------------------------------
                                             Title:
                                                    ---------------------------

                                          VIRGINIA FIRST FINANCIAL CORPORATION


                                          By
                                             ----------------------------------
                                             Title:
                                                    ---------------------------

  The undersigned, by their signatures below, hereby agree to be bound by and to comply with the provisions of Section 5.1 of the foregoing Agreement and Plan of Reorganization as applicable to him. Further, Charles A. Patton agrees to enter into and execute the Employment Agreement described in Section 5.10 and agrees to the provisions of Section 5.18(b).

                                          -------------------------------------
                                                     WILLIAM A. PATTON

                                          -------------------------------------
                                                     CHARLES A. PATTON

                                                                        ANNEX A

                              ARTICLES OF MERGER
                                      OF
                     VIRGINIA FIRST FINANCIAL CORPORATION
                                 WITH AND INTO
                    BB&T FINANCIAL CORPORATION OF VIRGINIA

  The undersigned corporations, pursuant to Section 13.1-720 of the Virginia Stock Corporation Act, hereby execute the following articles of merger.

                                      ONE

  The merger of Virginia First Financial Corporation, a Virginia corporation ("Virginia First"), with and into BB&T Financial Corporation of Virginia, a Virginia corporation ("BB&T Financial-Virginia"), shall be in accordance with the Plan of Merger attached hereto as Exhibit A (the "Plan of Merger").

                                      TWO

  The Plan of Merger was submitted to the shareholders of each of Virginia First and BB&T Financial- Virginia by its Board of Directors in accordance with the provisions of Section 13.1-718 of the Virginia Stock Corporation Act:

  A. The number of outstanding shares of common stock, par value $1.00 per share, of Virginia First (the only voting group entitled to vote on the Plan of Merger) entitled to be cast and number of undisputed votes cast for the Plan of Merger were:

         OUTSTANDING SHARES                UNDISPUTED VOTES CAST FOR THE PLAN
         ------------------                ----------------------------------

      -------------------------            ----------------------------------

  The number of undisputed votes cast for the Plan of Merger was sufficient for approval of the Plan of Merger.

  B. The Plan of Merger was adopted by unanimous consent of the shareholders of BB&T Financial-Virginia.

                                     THREE

  The articles of merger shall become effective at     .m. on      , 199 .

  The undersigned, [Title] of each of Virginia First and BB&T Financial-
Virginia declares that the facts herein stated are true as of      , 199 .

                                          Virginia First Financial Corporation


                                          By:
                                              ---------------------------------
                                             Name:
                                                   ----------------------------
                                             Title:
                                                    ---------------------------

                                          BB&T Financial Corporation of
                                           Virginia


                                          By:
                                              ---------------------------------
                                             Name:
                                                   ----------------------------
                                             Title:
                                                    ---------------------------

                                                                      EXHIBIT A

                                PLAN OF MERGER
                                      OF
                     VIRGINIA FIRST FINANCIAL CORPORATION
                                 WITH AND INTO
                    BB&T FINANCIAL CORPORATION OF VIRGINIA

  Section 1. Corporations Proposing to Merge and Surviving
Corporation. Virginia First Financial Corporation, a Virginia corporation ("Virginia First"), shall be merged (the "Merger") with and into BB&T Financial Corporation of Virginia, a Virginia corporation ("BB&T Financial-Virginia"), pursuant to the terms and conditions of this Plan of Merger (the "Plan of Merger") and of the Agreement and Plan of Reorganization, dated as of August , 1996 (the "Agreement"), by and between Virginia First and BB&T Corporation, a North Carolina corporation and parent corporation of BB&T Financial-Virginia ("BB&T"). The effective time for the Merger (the "Effective Time") shall be set forth in the Articles of Merger to be filed with the Clerk of the State Corporation Commission of Virginia. BB&T Financial-Virginia shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of Virginia First shall cease.

  Section 2. Effects of the Merger. The Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA").

  Section 3. Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of BB&T Financial-Virginia as in effect immediately prior to the Effective Time shall remain in effect as the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time until changed in accordance with their terms and the VSCA.

  Section 4. Conversion of Shares.

  (a) At the Effective Time, each share of common stock, $1.00 par value per share, of Virginia First ("Virginia First Common Stock") outstanding immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into and
become the right to receive    shares of common stock, $5.00 par value per
share, of BB&T ("BB&T Common Stock"), plus cash in the amount of $   .

  (b) At the Effective Time, each share of the common stock of BB&T Financial-Virginia issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

  Section 5. No Right to Dissent. Pursuant to Section 13.1-730C of the VSCA, holders of Virginia First Common Stock shall have no right to dissent from the Merger.

  Section 6. No Fractional Shares. Notwithstanding any other term or provision hereof, no fraction of a share of BB&T Common Stock, and no certificates or scrip therefor or other evidence of ownership thereof, will be issued in connection with the conversion of Virginia First Common Stock in the Merger. At the Effective Time, the aggregate shares of BB&T Common Stock (including fractional shares) to be received in the Merger by each holder of shares of Virginia First Common Stock shall be determined, and the number of such shares of BB&T Common Stock shall be rounded to the nearest whole share. The amount of cash to be received by each such holder shall be increased or decreased to adjust for such rounding based on a value per share for BB&T Common Stock of
$   .

  Section 7. Amendment. At any time before the Effective Time, this Plan of Merger may be amended, provided that: (i) any such amendment is approved by the Board of Directors of Virginia First; and (ii) no such amendment made subsequent to the submission of this Plan of Merger to the shareholders of Virginia First shall have any of the effects specified in Section 13.1-718.I of the VSCA without the approval of the shareholders affected thereby.

                                                                      APPENDIX B


                                   OPINION OF

                        SANDLER O'NEILL & PARTNERS, L.P.

Sandler O'Neill & Partners, L.P.
Investment Banking Group
Two World Trade Center, 104th floor
New York, New York 10048

October 20, 1997

Board of Directors
Virginia First Financial Corporation
Franklin and Adams Streets
Petersburg, VA 23805

Gentlemen:

  Virginia First Financial Corporation ("VFFC"), BB&T Financial Corporation of Virginia ("BB&T Financial") and Southern National Corporation, which subsequently changed its name to BB&T Corporation ("BB&T"), have entered into an Agreement and Plan of Reorganization, dated as of May 6, 1997 (the "Agreement"), pursuant to which VFFC will be merged with and into BB&T Financial (the "Merger"). Upon consummation of the Merger, each outstanding share of VFFC common stock, par value $1.00 per share (together with the rights attached pursuant to the VFFC Rights Agreement dated April 19, 1996, as amended on May 4, 1997, the "VFFC Shares"), will be converted into the right to receive a combination of BB&T common stock, par value $5.00 per share (together with the rights attached pursuant to the BB&T Rights Agreement dated December 17, 1996, the "BB&T Stock") and cash (the "Merger Consideration"), as follows: (a) if the Closing Value of BB&T Stock (as defined in the Agreement) is less than $41.67 and is not less than $37.50, the Merger Consideration shall equal in value 0.6 of the Closing Value, of which 70% shall be BB&T Stock and 30% shall be cash, or (b) if the Closing Value is $41.67 or more, the Merger Consideration shall equal in value $25.00, of which $17.50 shall be BB&T Stock and $7.50 shall be cash, or (c) if the Closing Value is less than $37.50 and is not less than $33.75, the Merger Consideration shall equal in value $22.50, of which $15.75 shall be BB&T Stock and $6.75 shall be cash, or
(d) if the Closing Value is less than $33.75 and is not less than $30.00, the Merger Consideration shall equal in value $22.50, of which 0.467 of the Closing Value shall be BB&T Stock and the difference between such amount and $22.50 shall be cash, or (e) if the Closing Value is less than $30.00, the Merger Consideration shall equal in value the sum of 0.467 of the Closing Value plus $8.50; provided, however, that if the Closing Value is below $30.00 the Board of Directors of VFFC may terminate the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the VFFC Shares.

  Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated as of May 6, 1997, by and between VFFC and BB&T; (iii) VFFC's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for the years ended June 30, 1996 and 1997; (iv) BB&T's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for the year ended December 31, 1996; (v) the unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for the interim Period ending March 31, 1997 for VFFC; (vi) the unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for the interim periods ending March 31 and June 30, 1997 for BB&T; (vii) preliminary financial information prepared by the senior management of VFFC concerning VFFC's financial condition and results of operations for the three months ended September 30, 1997; (viii) preliminary financial information prepared by the senior management of BB&T concerning BB&T's financial condition and results of operations for the nine months ended September 30, 1997; (ix) certain financial analyses and forecasts of VFFC prepared by and/or reviewed with management of VFFC and the views of senior management of VFFC regarding VFFC's past and current business operations, results thereof, financial condition and future prospects; (x) certain financial analyses and forecasts of BB&T prepared by and/or reviewed with management of BB&T and the views of senior management of BB&T regarding BB&T's past and current business operations, results thereof, financial condition and future prospects; (xi) the historical reported price and trading activity for VFFC's and BB&T's common stock, including a comparison of certain financial and stock market information for VFFC and BB&T with similar information for certain other companies the securities of which are publicly traded; (xii) the pro forma impact of the Merger on BB&T; (xiii) the financial terms of recent business combinations in the savings institution and banking industries; (xiv) the current market environment generally and the banking environment in particular, and (xv) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

  In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with us, and we did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of VFFC or BB&T or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of VFFC and BB&T). With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of VFFC and BB&T and that such performances will be achieved. We have also assumed that there has been no material change in VFFC's or BB&T's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above. We have assumed that VFFC and BB&T will remain as going concerns for all periods relevant to our analyses. We have further assumed that the terms and conditions precedent of the Agreement in effect on the date hereof will not be modified or waived by the parties thereto.

  Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof.

  We have acted as VFFC's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. We have also provided general financial advisory services for VFFC in the past and have received fees for such services.

  In the ordinary course of our business, we may actively trade the equity securities of VFFC and BB&T for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  Our opinion is directed to the Board of Directors of VFFC and does not constitute a recommendation to any stockholder of VFFC as to how such stockholder should vote at the special meeting of stockholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent.

  Based upon and subject to the foregoing, it is our opinion that the Merger Consideration to be received by the holders of the VFFC Shares is fair, from a financial point of view, to the holders of such shares.

                                          Very truly yours,

                                          Sandler O'Neill & Partners, L.P.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that:
(i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

     The registrant's bylaws provide for the indemnification of any director or officer of the registrant against liabilities and litigation expenses arising out of his status as such, excluding: (i) any liabilities or litigation expenses relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interest of the registrant and
(ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

     The registrant's articles of incorporation provide for the elimination of the personal liability of each director of the registrant to the fullest extent permitted by law.

     The registrant maintains directors and officers liability insurance that, in general, insures: (i) the registrant's directors and officers against loss by reason of any of their wrongful acts and (ii) the registrant against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

     Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. (S) 1818(b)).

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following documents are filed as exhibits to this registration statement on Form S-4:

Exhibit No.                                               Description
------------   -------------------------------------------------------------------------------------------------
2              Amended and Restated Agreement and Plan of Reorganization, dated as of May 6, 1997, among
               BB&T Corporation, BB&T Financial Corporation of Virginia and Virginia First Financial
               Corporation (included as Appendix I to the Proxy Statement/Prospectus)

3(a)           Articles of Incorporation of BB&T Corporation, as amended (incorporated herein by reference to Exhibit No. 3(a) to the registrant's Annual Report on Form 10-K for the fiscal year ended
               December 31, 1996 and Exhibit No. 3(b) to the registrant's registration statement on Form S-3 filed May 23, 1997 (Registration No. 333-27755))

3(b)           Bylaws of BB&T Corporation, as amended (incorporated herein by reference to Exhibit No. 3.2 to the registrant's registration statement on Form S-4 filed June 29, 1989 (Registration No. 33-
               29586) and Exhibit No. 3(c) to the registrant's registration statement on Form S-4 filed May 6,
               1997 (Registration No. 333-26545))

5              Opinion of Womble Carlyle Sandridge & Rice, PLLC

8              Opinion of Womble Carlyle Sandridge & Rice, PLLC

23(a)          Consent of Womble Carlyle Sandridge & Rice, PLLC  (included in Exhibits 5 and 8)

23(b)          Consent of Arthur Andersen LLP

23(c)          Consent of KPMG Peat Marwick LLP

23(d)          Consent of Sandler O'Neill & Partners, L.P.

24             Power of Attorney

99(a)          Form of Virginia First Financial Corporation Proxy Card

99(b)          Option Agreement, dated May 6, 1997, between BB&T Corporation and Virginia First Financial
               Corporation

     (b) Financial statement schedules:  Not applicable.

ITEM 22. UNDERTAKINGS

     A.  The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     D. The registrant undertakes that every prospectus (i) that is filed pursuant to Paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     F. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     G. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on October 23, 1997.

                                BB&T CORPORATION

                                By:    /s/ Jerone C. Herring
                                       --------------------------------------
                                Name:  Jerone C. Herring
                                Title: Executive Vice President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on October 23, 1997.



       /s/ John A. Allison IV*                 /s/ Scott E. Reed*
---------------------------------       --------------------------------------
Name:  John A. Allison IV               Name:  Scott E. Reed
Title: Chairman of the Board and        Title: Senior Executive Vice President
       Chief Executive Officer                 and Chief Financial Officer
       (principal executive officer)           (principal financial officer)


       /s/ Sherry A. Kellett*                  /s/ Paul B. Barringer*
---------------------------------       --------------------------------------
Name:  Sherry A. Kellett                Name:  Paul B. Barringer
Title: Executive Vice President         Title: Director
       and Controller
       (principal accounting officer)


                                               /s/ W. R. Cuthbertson, Jr.*
---------------------------------       --------------------------------------
Name:  Alfred E. Cleveland              Name:  W. R. Cuthbertson, Jr.
Title: Director                         Title: Director


       /s/ Ronald E. Deal*                     /s/ A. J. Dooley, Sr.*
---------------------------------       --------------------------------------
Name:  Ronald E. Deal                   Name:  A. J. Dooley, Sr.
Title: Director                         Title: Director


       /s/ Joe L. Dudley, Sr.*                 /s/ Tom D. Efird*
---------------------------------       --------------------------------------
Name:  Joe L. Dudley, Sr.               Name:  Tom D. Efird
Title: Director                         Title: Director


       /s/ O. William Fenn, Jr.*               /s/ Paul S. Goldsmith*
---------------------------------       --------------------------------------
Name:  O. William Fenn, Jr.             Name:  Paul S. Goldsmith
Title: Director                         Title: Director

       /s/ L. Vincent Hackley*                 /s/ Ernest F. Hardee*
---------------------------------       --------------------------------------
Name:  L. Vincent Hackley               Name:  Ernest F. Hardee
Title: Director                         Title: Director


       /s/ Jane P. Helm*                       /s/ Richard Janeway, M.D.*
---------------------------------       --------------------------------------
Name:  Jane P. Helm                     Name:  Richard Janeway, M.D.
Title: Director                         Title: Director


       /s/ J. Ernest Lathem, M.D.*             /s/ James H. Maynard*
---------------------------------       --------------------------------------
Name:  J. Ernest Lathem, M.D.           Name:  James H. Maynard
Title: Director                         Title: Director


                                               /s/ Albert O. McCauley*
---------------------------------       --------------------------------------
Name:  Joseph A. McAleer, Jr.           Name:  Albert O. McCauley
Title: Director                         Title: Director


       /s/ Dickson McLean, Jr.*                /s/ Charles E. Nichols*
---------------------------------       --------------------------------------
Name:  Dickson McLean, Jr.              Name:  Charles E. Nichols
Title: Director                         Title: Director


       /s/ L. Glenn Orr, Jr.*                  /s/ A. Winniett Peters*
---------------------------------       --------------------------------------
Name:  L. Glenn Orr, Jr.                Name:  A. Winniett Peters
Title: Director                         Title: Director


       /s/ Richard L. Player, Jr.*             /s/ C. Edward Pleasants, Jr.*
---------------------------------       --------------------------------------
Name:  Richard L. Player, Jr.           Name:  C. Edward Pleasants, Jr.
Title: Director                         Title: Director


       /s/ Nido R. Qubein*
---------------------------------       --------------------------------------
Name:  Nido R. Qubein                   Name:  E. Rhone Sasser
Title: Director                         Title: Director


---------------------------------       --------------------------------------
Name:  Jack E. Shaw                     Name:  Harold B. Wells
Title: Director                         Title: Director


       /s/ A. Tab Williams, Jr.*
---------------------------------
Name:  A. Tab Williams, Jr.
Title: Director

*By:   /s/ Jerone C. Herring
    -----------------------------
       Jerone C. Herring
       Attorney-in-Fact